As filed with the Securities and Exchange Commission on July 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GUARDFORCE AI CO., LIMITED

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s Name into English)

Cayman Islands	7381	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand

Tel: +66 (0) 2973 6011

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, NY 10168

(800) 221-0102

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Louis Taubman, Esq. Ying Li, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 800 Third Avenue, suite 2800 New York, NY 10022 (212) 530-2210

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Units(2)(3)	$17,250,000	$1,881.98
Ordinary shares, $0.003 par value, included in the units(4)	-
Warrants included in the units(4)	-	-
Ordinary shares, $0.003 par value, underlying the warrants included in the units	$8,625,000	$940.99
Underwriter warrants(5)	-	-
Ordinary shares, $0.003 par value, underlying underwriter warrants(5)(6)	$1,078,125	$117.62
TOTAL	$26,953,125	$2,940.59

(1)	There is no current market for the securities or price at which the shares are being offered. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)	Each unit consists of one ordinary share and a warrant to purchase one-half of one ordinary share at an exercise price per share equal to the unit offering price.

(3)	Includes ordinary shares and/or warrants to purchase ordinary shares that may be purchased by the underwriters pursuant to their over-allotment option.

(4)	Included in the price of the units. No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(5)

We have agreed to issue to the underwriter upon closing of this offering warrants to purchase 5% of the number of ordinary shares sold in this offering (including any ordinary shares issued pursuant to the exercise of the over-allotment option). The exercise price of the underwriter warrants is equal to 125% of the offering price of the ordinary shares offered hereby. The warrants are exercisable at any time and from time to time, in whole or in part, during four-and-a-half-year period commencing six (6) months from the date of commencement of sales of the offering. This registration statement also covers ordinary shares issuable upon the exercise of the underwriter warrants. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum aggregate offering price of the underwriter’s warrants is $1,078,125, which is equal to 125% of $862,500 (5% of $17,250,000). See “Underwriting.”

(6)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, there is also being registered hereby such indeterminate number of additional ordinary shares of the registrant as may be issued or issuable because of share splits, share dividends, share distributions, and similar transactions.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	Subject to completion, dated July 20, 2021

Guardforce AI Co., Limited

$15,000,000 Units

Each Unit Consisting of One Ordinary Share and One Warrant to Purchase One-Half of One Ordinary Share

We are offering $15,000,000 of units, each unit consisting of one of our ordinary shares, par value $0.003 per share, and a warrant to purchase one-half of one ordinary share. We currently estimate that the initial public offering price will be between $4 and $6 per unit. Each ordinary share is being sold together with one warrant to purchase one-half of one ordinary share. Each whole share exercisable pursuant to the warrants will have an exercise price per share at $[__]. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The warrants may be exercised only for a whole number of shares, and no fractional shares will be issued upon exercise of the warrants. As a result, you must purchase Units in multiples of two in order to obtain full value from the fractional interest of the warrants. The Units will not be certificated. The ordinary shares and related warrants are immediately separable and will be issued separately, but must be purchased together as a Unit in this offering.

Currently, a limited public market exists for our ordinary shares. Our ordinary shares are quoted on the OTC Markets Group, Inc. Pink tier under the symbol “GRDAF.” On March 24, 2021, the last reported sale price for our ordinary shares was $2.55 per share. We plan to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “GFAI.” We believe that upon the completion of this offering, we will meet the standards for listing on the Nasdaq Capital Market. We will not close this offering unless our ordinary shares are listed on the Nasdaq Capital Market.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company.”

We expect to be a “controlled company” under the rules of the Nasdaq Stock Market, immediately after consummation of this offering and we expect to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See “Risk Factors—Risks Related to Our Ordinary shares and this Offering.”

Investing in our ordinary shares and the warrants (collectively, “securities”) involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our Securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial public offering price	$	$
Underwriting discounts (1)	$	$
Proceeds to us, before expenses	$	$

(1)	Underwriting discounts do not include a non-accountable expense allowance equal to 0.5% (or 1.0% depending on the timing of the closing of the offering) of the initial public offering price payable to the underwriters. See “Underwriting” beginning on page 93 for additional information regarding underwriters’ compensation.

We have granted a 45-day option to the underwriters to purchase up to [    ] additional ordinary shares and/or up to [    ] additional warrants (equal to 15% of the ordinary shares and warrants underlying the units sold in the offering) in any combination thereof, solely to cover over-allotments, if any at the public offering price less the underwriting discounts.

The underwriters are offering the units for sale on a firm commitment basis. The underwriters expect to deliver the units to purchasers on or about [    ], 2021.

EF HUTTON

division of Benchmark Investments, LLC

The date of this prospectus is [     ], 2021

You should rely only on the information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. Neither we, nor the underwriters have authorized anyone to provide you with different information. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus, or any free writing prospectus, as the case may be, or any sale of units.

For investors outside the United States: Neither we, nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the units and the distribution of this prospectus outside the United States.

This prospectus includes statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, you are cautioned not to give undue weight to this information.

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INTRODUCTORY NOTES

Use of Certain Defined Terms

Except as otherwise indicated by the context and for the purposes of this prospectus only, references in this prospectus to:

●	“AI Holdings” are to Guardforce AI Holdings Limited (BVI), a BVI company;

●	“AI Robots” are to Guardforce AI Robots Limited (BVI), a BVI company;

●	“AI Hong Kong” are to Guardforce AI Hong Kong Co., Limited, a Hong Kong company;

●	“AI Technology” are to Guardforce AI Technology Limited, a BVI company;

●	“AI Thailand” are to Guardforce AI Group Co., Limited (Thailand), a Thailand company;

●	“Baht” and “THB” are to the legal currency of Thailand;

●	“Bank of Thailand” or “BOT” are to Thailand’s central bank;

●	“BVI” are to the British Virgin Islands;

●	“Cayman Islands” are to the Cayman Islands;

●	“CIT” are to cash-in-transit or cash/valuables-in-transit;

●	“Companies Act” are to the Companies Act (2021 Revision), as consolidated and revised, of the Cayman Islands;

●	“Exchange Act” are to the Securities Exchange Act of 1934, as amended;

●	“FINRA” are to the Financial Industry Regulatory Authority;

●	“GF Cash (CIT)” are to Guardforce Cash Solutions Security (Thailand) Co., Ltd., a Thailand company;

●	Guardforce,” “we,” “us,” “our” and the “Company” are to the combined business of Guardforce AI Co., Limited, a Cayman Islands company, its subsidiaries and other consolidated entities;

●	“Handshake” are to Handshake Networking Limited, a Hong Kong company;

●	“Hong Kong” are to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Horizon Dragon” are to Horizon Dragon Limited (BVI), a BVI company;

●	“PRC” and “China” are to the People’s Republic of China;

●	“SEC” are to the Securities and Exchange Commission;

●	“Securities Act” are to the Securities Act of 1933, as amended;

●	“Southern Ambition” are to Southern Ambition Limited (BVI), a BVI company;

●	“Thailand” are to the Kingdom of Thailand;

●	“U.S. dollars,” “dollars,” “USD” and “$” are to the legal currency of the United States; and

●	“VCAB” are to VCAB Eight Corporation.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Securities. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Our Company

Overview

We are a market leader with almost 40 years of experience in the cash logistics business in Thailand and our services include cash-in-transit, dedicated vehicles to banks, ATM management, cash center operations, cash processing, coin processing, cheque center, and cash deposit machine solutions (cash deposit management and express cash service). Our customers include local commercial banks, chain retailers, coin manufacturing mints, and government authorities. Our five major customers are Government Savings Bank, Bank of Ayudhya, TMB Bank, Thanachart Bank and CP All Public Company. A few global customers also retain our services under temporary contract. As of the date of this prospectus, we employed 1,814 staff located in 21 branches of GF Cash (CIT) and had 478 vehicles.

We were founded in 2018 to acquire our operating subsidiary GF Cash (CIT). The principal office of our Company is located in Bangkok, Thailand.

Our operating subsidiary, GF Cash (CIT), was founded in 1982 (the Company was formerly named Securicor (Thailand) Limited) and was renamed G4S Cash Service (Thailand) Limited in 2005. The Company was renamed again as Guardforce Cash Solution (Thailand) Limited in 2016 and the name was further changed to Guardforce Cash Solution Security (Thailand) Company Limited in 2018. The principal office of GF Cash (CIT) is located in Bangkok, Thailand.

Substantially all of our revenues are derived from GF Cash (CIT)’s secure logistic business and gross revenue for the years ended December 31, 2020 and 2019 was approximately $37.65 million and $38.57 million, respectively.

In 2020, in addition to our secure cash logistics business, we began to develop other non-cash related solutions and services. In view of the pace of global robotics development and in response to the more automated requirements, driven in part by the COVID-19 pandemic, we have begun to rollout robotic solutions for our customers in Thailand and the rest of the Asia Pacific region. As of December 31, 2020, we had generated approximately $0.2 million in revenue from our robotic solutions business.

Our Opportunity

Leveraging our well-established business relationships within the Asia Pacific region with our market leadership and dynamic management team, we believe we are well positioned to capitalize on the following trends:

1.	The secure logistics and physical security markets will continue to grow significantly due to social and economic drivers that are propelling demand for safety and security.

According to estimates by Grand View Research1 the total addressable market worldwide for secure logistics will reach $109.25 billion by 2025 as financial and retail institutions like banks outsource the coin and currency operations to third-party service providers to reduce the risk and focus on core competencies.

2.	Significant market potential arising from the need for automation will drive market demand for robotics as a service within the security and facilities management industry segment.

According to estimates by Mordor Intelligence2, the total addressable market worldwide for service robotics was valued at $23.58 billion in 2020 and expected to reach $212.62 billion by 2026 and grow at a compound annual growth rate, or CAGR, of 44.9% over the forecast period (2021 - 2026). According to the same source, the Asia Pacific, or APAC, market will be the fastest growing and largest market.

[1]	Source: https://www.grandviewresearch.com/blog/global-secure-logistics-market-size-analysis

[2]	Source: https://www.mordorintelligence.com/industry-reports/service-robotics-market

3.	A considerable increase in online criminal activities has driven demand for cybersecurity.

According to the Mordor Intelligence3, the APAC cybersecurity market was valued at $30.45 billion in 2019, and it is expected to register a CAGR of 18.3%, during the period of 2020-2025. Cyber threats are internet-based attempts to damage or disrupt information systems and hack critical information, using spyware, malware, and phishing. Cybersecurity solutions help enterprises monitor, detect, report, and handle cyber threats to maintain data confidentiality.

According to Infocomm Media Development Authority of Singapore4, the APAC cybersecurity market is expected to outperform the global market.

Our Competitive Strengths

We believe the following attributes and capabilities provide us with long-term competitive advantages:

Established experts in the secured logistics and cybersecurity

We believe that the demand for secured logistics services, which constituted substantially all of our revenues for the year ended December 31, 2020, will continue to grow. As a market leader with almost 40 years of experience in the cash logistics business in Thailand we are recognized as experts in this segment.

Our recently acquired, majority owned subsidiary, Handshake Networking, has been providing professional penetration testing and forensics analysis in Hong Kong and the Asia Pacific region since 2004. Our acquisition of a majority stake in this business in March 2021 has provided us with the experience, expertise and creditability to capitalize on the growing cybersecurity market.

A robotics management platform that allows monitoring with precision

We believe that we have a scalable robotics management platform that will eventually allow our customers to stay connected (24x7x365) via a fully functional user-friendly browser-interfaced dashboard (please see below). The robotics management platform will allow our customers to access real-time data around the clock ensuring that they will always have the power of our technology at their fingertips. The current features include;

●	Contact free elevated body temperature readings;

●	Access control management; and

●	Public announcement and advertising management control.

(GFAI robotics management platform dashboard)

[3]	Source: https://www.mordorintelligence.com/industry-reports/asia-pacific-cyber-security-market
[4]	Source: https://www.imda.gov.sg/-/media/Imda/Files/Industry-Development/Infrastructure/Technology/Technology-Roadmap/WG3-Cyber-Security-Executive-Summary.pdf

As a scalable platform, we believe our robotics management platform will also facilitate our future expansion which we expect will include;

●	Environment data collection for big data analysis;

●	Integration of Internet of Things (IoT) devices to enhance security related applications and services;

●	Integration with security incident response and monitoring; and

●	Artificial Intelligence in behavioural analytics.

Well established infrastructure to facilitate growth

We believe we have the scale to support our growth opportunities. As of the date of this prospectus, we have employed 1,814 staff located in 21 branches of GF Cash (CIT) and we managed a fleet of 478 vehicles in Thailand. We believe this will allow us to quickly establish market share positions in Thailand in our new business initiatives targeting robotics and cybersecurity. We believe that our broad experience and established network will provide us with a substantial competitive advantage in our efforts to expand regionally within the Asia Pacific region.

Management team of industry veterans with extensive expertise

Our senior management has an extensive background in the secured logistics services industry, and we believe this experience gives us a competitive advantage. Our executive officers have broad and deep experience in acquiring synergistic businesses and a strong track record of successfully integrating acquisitions. This experience should drive growth and profitability.

Cashflow positive business model

Our net cash provided by operating activities and EBITDA have been positive since 2017. As of the year ended December 31, 2020, our net cash provided by operating activities was approximately $4.9 million and our EBITDA was approximately $2.9 million. Our structural cost advantages enable us to continuously invest in driving innovation, while delivering both top line revenue and profitability.

Our Growth Strategies

We believe that trends in the security industry during the next decade will be characterized by rapid technological change, continual convergence between physical security and cybersecurity and increased competition. Against the backdrop of these industry trends, we aim to enhance shareholder value by maintaining and consolidating our leading position in the Thailand secured logistics services market as well as leveraging our competitive strengths to exploit new opportunities arising from the increasing physical and cyber convergence and the growth in regional security demand.

Our principal strategies are to:

●	Continue to maintain our leadership position in Thailand by providing the best in class solutions to our customers.

●	Offer a broad range of new and innovative services that are non-cash related.

●	Develop the Robot as a Service (RaaS) platform to efficiently obtain more AI value added service for our customers.

●	Increase the speed of transformation and enhance our technological capabilities by acquiring or establishing partnerships with technology innovators in the cybersecurity, artificial intelligence, robotics and related fields.

●	Grow our international presence.

There can be no assurance, however, that we will be able to accomplish any of the above listed strategic objectives or to acquire the necessary capital on terms acceptable to us, if at all. See “Risk Factors - We might not have sufficient cash to fully execute our growth strategy.”

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

Risks Related to Our Business and Industry

Risks and uncertainties related to our business and industry include, but are not limited to, the following:

●	The effect of the coronavirus, or the perception of its effects, on our operations and the operations of our customers and suppliers could have a material adverse effect on our business, financial condition, results of operations and cash flows;

●	Our negative operating profits may raise substantial doubt regarding our ability to continue as a going concern;

●	We operate in highly competitive industries;

●	We currently report our financial results under IFRS;

●	We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our recent revenues;

●	Changes to legislation in Thailand may negatively affect our business;

●	Unexpected increases in minimum wages in Thailand would reduce our net profits;

●	Increases in fuel cost would negatively impact our cost of operations;

●	We might not have sufficient cash to fully execute our growth strategy;

●	We might not have sufficient cash to repay a related party loan obligation;

●	Our business success depends on retaining our leadership team and attracting and retaining qualified personnel;

●	In the future we may not be able to use the Guardforce trademark, which could have a negative impact on our business;

●	We may be subject to service quality or liability claims, which may cause us to incur litigation expenses and to devote significant management time to defending such claims, and if such claims are determined adversely to us we may be required to pay significant damage awards;

●	Decreasing use of cash could have a negative impact on our business;

●	Implementation of our robotics solution has required, and may continue to require, significant capital and other expenditures, which we may not recoup;

●	We may fail to successfully integrate our acquisition of Handshake Networking Ltd. and may fail to realize the anticipated benefits;

●	We may not be able to obtain the necessary funding for our future capital or refinancing needs;

●	Any compromise of the cybersecurity of our platform could materially and adversely affect our business, operations and reputation; and

●	Our transfer pricing decisions may result in uncertain tax exposures for our group.

Risks Relating to our Corporate Structure

Risks and uncertainties related to our corporate structure include, but are not limited to, the following:

●	We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations.

Risks Relating to Doing Business in Thailand

Risks and uncertainties related to doing business in Thailand include, but are not limited to, the following:

●	A severe or prolonged downturn in the global economy or the markets that we primarily operate in could materially and adversely affect our revenues and results of operations;

●	We are vulnerable to foreign currency exchange risk exposure;

●	The ability of our subsidiaries to distribute dividends to us may be subject to restrictions under the laws of their respective jurisdictions; and

Risks Related to This Offering and Ownership of Our Ordinary Shares and Warrants

Risks and uncertainties related to this offering and to our ordinary shares and warrants include, but are not limited to, the following:

●	We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree;

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or our management named in the prospectus based on foreign laws;

●	We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies;

●	As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares;

●	One shareholder will own a majority of our outstanding ordinary shares after this offering. As a result, such shareholder will have the ability to approve all matters submitted to our shareholders for approval; and

●	Future issuances of debt securities, which would rank senior to our ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our Securities.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our securities.

Impact of Coronavirus Pandemic

The spread of the COVID-19 around the world has caused significant business disruption commencing with the first quarter of 2020. On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, which continues to spread around the world. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies. While it is difficult to estimate the financial impact of COVID-19 on the Company’s operations, management believes that COVID-19 could continue to have a material adverse impact on its financial results in year 2021. As of July 15, 2021, the total confirmed number of COVID-19 cases in Thailand was 372,215. Schools, bars and massage parlours have been closed until recently and alcohol sales have been banned in restaurants in a bid to curb the pandemic. Given the rapidly changing developments, we cannot accurately predict what effects these developments will have on our business going forward. Our revenues for the year ended December 31, 2020 were negatively impacted by the pandemic by approximately 2.4%. For the years ended December 31, 2020 and 2019, revenues were approximately $37.65 million and $38.57 million, respectively. While we expect demand for our services to be negatively impacted as a result of the COVID-19 crisis, increases in some lines of business, and decrease in others, the future impact of the COVID-19 crisis on our industry and our business will depend on, among other factors, the ultimate geographic spread of the virus, governmental limitations, the duration of the outbreak, travel restrictions and business closures.

Our Corporate History and Structure

Guardforce was incorporated on April 20, 2018 in the Cayman Islands as a holding company to acquire the business of GF Cash (CIT) which operates as our indirect subsidiary. GF Cash (CIT) was incorporated in 1982 in Thailand and has been operating in the cash-in-transit, or CIT, industry since that time. Prior to this offering, Mr. Jingyi Tu owned approximately 67.3% of our outstanding ordinary shares. Following the closing of this offering (assuming no exercise of the over-allotment option by the underwriters), Mr. Jingyi Tu will own approximately [    ]% of our outstanding ordinary shares. Mr. Jingyi Tu has agreed to lock up its holdings of our ordinary shares for a period of 180 days from the date of this prospectus.

Corporate Information

Our corporate address is 96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand. Our company email address is info@guardforceai.com.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Our website can be found at https://www.guardforceai.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our Securities.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on an annual basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. We also present our financial statements pursuant to International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, instead of pursuant to U.S. generally accepted accounting principles. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted, and intend to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of Nasdaq for domestic U.S. issuers. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Notes on Prospectus Presentation

Numerical figures included in this prospectus have been subject to rounding adjustments. Accordingly, numerical figures shown as totals in various tables may not be arithmetic aggregations of the figures that precede them. Certain market data and other statistical information contained in this prospectus are based on information from independent industry organizations, publications, surveys and forecasts. Some market data and statistical information contained in this prospectus are also based on management’s estimates and calculations, which are derived from our review and interpretation of the independent sources listed above, our internal research and our knowledge of the Thailand security industry. While we believe such information is reliable, we have not independently verified any third-party information and our internal data has not been verified by any independent source.

Share Consolidation (a “reverse split”) and Increase Authorized Shares

Immediately prior to the effective date of the registration statement of which this prospectus forms a part, we plan to complete a 3:1 consolidation (a “reverse split”) of our authorized and issued ordinary shares. At that time, we also plan to amend and restate our memorandum and articles of association to increase our authorized ordinary shares from 100,000,000 ordinary shares to 300,000,000 ordinary shares. As a result of this consolidation and changes to our capitalization, our authorized share capital will be changed from US$300,000 divided into 300,000,000 ordinary shares of par value US$0.001 each to US$900,000 divided into 300,000,000 ordinary shares of par value US$0.003 each and our issued and outstanding ordinary shares will be decreased from 52,762,637 shares to 17,587,546 shares (subject to rounding of fractional shares). References to “post-consolidation” below are references to the number of our ordinary shares after giving effect to this share consolidation.

The Offering

Units offered	$[ ] of units (or $[ ] of units if the underwriters exercise the over-allotment option to purchase additional units in full), each unit consisting of one ordinary share and a warrant to purchase one-half of one ordinary share at an exercise price of $[__] which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The shares and warrants that are part of the units are immediately separable and will be issued separately in this offering.

Offering Price	We currently estimate that the initial public offering price will be between $4 and $6 per share.

Ordinary shares offered by us	Up to [__] ordinary shares

Warrants offered by us	Up to [__] warrants to purchase up to [__] ordinary shares. Each ordinary share is being sold together with one warrant to purchase one-half of one ordinary share. Each whole share exercisable pursuant to the warrants will have an exercise price per ordinary share equal to US$[__], will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the warrants. As a result, you must purchase warrants in multiples of two in order to obtain full value from the fractional interest. The ordinary shares and warrants are immediately separable and will be issued separately, but must be purchased together in this offering as units. This prospectus also relates to the offering of the shares issuable upon exercise of the warrants.

Ordinary shares outstanding immediately before the offering	17,587,546 (post-consolidation) ordinary shares.

Ordinary shares outstanding immediately after the offering(1)	[ ] ordinary shares (or [ ] ordinary shares if the underwriters exercise the over-allotment option to purchase additional ordinary shares and warrants in full and assuming no exercise of the warrants included in the units).

Over-allotment option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the ordinary shares and/or warrants sold in the offering in any combination thereof, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts.

Representative’s warrants	We have agreed to issue to the representative warrants to purchase a number of ordinary shares equal in the aggregate to 5% of the total number of ordinary shares issued in this offering (including any ordinary shares issued pursuant to the exercise of the over-allotment option). The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per ordinary share sold in this offering. The representative’s warrants are exercisable at any time and from time to time, in whole or in part, during the four-and-a-half-year period commencing six months from the date of commencement of sales of the offering.

Use of proceeds

We expect to receive net proceeds of approximately $[    ] million from this offering, assuming an initial public offering price of $[    ] per unit (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus) and no exercise of the underwriters’ over-allotment option, and after deducting estimated underwriting discounts and estimated offering expenses payable by us.

(1)	The number of ordinary shares outstanding immediately following this offering is based on 17,587,546 (post-consolidation) ordinary shares outstanding as of [ ], 2021 and excludes up to [ ] ordinary shares issuable upon exercise of warrants included in the units, and up to [__](post-consolidation) ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

We plan to use the net proceeds of this offering as follows:

●	Approximately 30% to further develop our robotics as a service business and related technology capabilities;

●	Approximately 30% to further expand our cybersecurity capabilities and related service offerings; and

●	Approximately 40% for general corporate purposes, which may include investing in sales and marketing activities, funding working capital needs and making strategic investments and acquisitions. As of the date of this prospectus, we have not identified any specific targets for any acquisition of assets or businesses

See “Use of Proceeds” for more information on our planned use of proceeds.

Risk factors	Investing in our securities involves a high degree of risk and purchasers of our ordinary shares and warrants may lose part or all of their investment. See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our ordinary shares and warrants.

Lock-up	We, all of our directors and officers and all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for our ordinary shares for a period of 180 days after the closing of this offering. See “Underwriting” for more information.

Proposed trading market and symbol	In connection with this offering, we plan to apply to list our ordinary shares under the symbol “GFAI” and our warrants under the symbol “GFAIW,” both on the Nasdaq Capital Market. We do not intend that the units trade and we will not apply for listing of the units on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the units will be limited.

Transfer agent	Vstock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, New York, 11598, and the telephone number is 212 828-8436.

RISK FACTORS

An investment in our Securities involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our units. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Relating to our Business

The effect of the coronavirus disease 2019 or the perception of its effects, on our operations and the operations of our customers and suppliers could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have been closely monitoring the coronavirus disease 2019, or COVID-19, pandemic that has been spreading all over the world, including to Thailand. The duration and extent of the coronavirus pandemic and related government actions may impact many aspects of our business, including creating workforce limitations, travel restrictions and impacting our customers and suppliers. If a significant percentage of our workforce is unable to work, either because of illness or travel or government restrictions in connection with the coronavirus outbreak, our operations may be negatively impacted. The Company’s response strategy in areas of high impact may result in a temporary reduced workforce as a result of self-isolation or other government or Company imposed measures to quarantine impacted employees and prevent infections at the workplace.

In addition, the coronavirus may result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, including Thailand, resulting in an economic downturn that could affect demand for our products and services. Imposed government regulations could adversely impact the Company’s results of operations, business, financial condition, or prospects derived from its operations in Thailand or other affected areas. Further, the outbreak of the coronavirus may negatively impact our customers and related service providers, which would likely impact our revenues and operating results. Any of these events could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. At this point, the extent to which the coronavirus may impact our results is uncertain.

Our negative operating profits may raise substantial doubt regarding our ability to continue as a going concern.

As of December 31, 2020, we had a deficit of approximately $4.7 million and negative equity of $2.2 million. Our operating losses raise substantial doubt about our ability to continue as a going concern. Our financial statements include a note describing the conditions which raise this substantial doubt. Our ability to continue as a going concern will require us to obtain additional financing to fund our operations. The perception of our ability to continue as a going concern may make it more difficult for us to obtain financing or obtain financing on favorable terms for the continuation of our operations and could result in the loss of confidence by investors, suppliers and employees. If we are not successful in raising capital through equity offerings, debt financings, collaborations, licensing arrangements or any other means or are not successful in reducing our expenses, we may exhaust our cash resources and be unable to continue our operations. If we cannot continue as a viable entity, our shareholders would likely lose most or all of their investment in us.

We operate in highly competitive industries.

We compete in industries that are subject to significant competition and pricing pressures in most markets.

Secure logistics:

Our competition mainly comes from international companies liked Brinks and Armaguard. There are also a number of local CIT companies having very good relationships with their customers. Additionally, we are facing potential competition from the commercial banks which market their own cash management solutions to their customers and hire CIT companies as their subcontracted CIT suppliers. Furthermore, many banks have their own captive CIT subsidiaries to serve them exclusively.

Our business model requires significant fixed costs associated with offering many of our services including, but not limited to, costs to operate a fleet of armored vehicles. Because we believe we have competitive advantages such as brand name recognition and a reputation for a high level of service and security, we resist competing on price alone. However, continued pricing pressure from competitors or failure to achieve pricing based on the competitive advantages identified above could result in lost volume of business and could have an adverse effect on our business, financial condition, results of operations and cash flows. In addition, given the highly competitive nature of our industry, it is important to develop new solutions and product and service offerings to help retain and expand our customer base. Failure to develop, sell and execute new solutions and offerings in a timely and efficient manner could also negatively affect our ability to retain our existing customer base or pricing structure and have an adverse effect on our business, financial condition, results of operations and cash flows.

Robotics solutions:

The robotics industry in Thailand and within the rest of the Asia Pacific region is still in its infancy. Within the robotics manufacturing space, the competition is high as most competitors are engaged in selling robots as a stand-alone product. The majority of our competitors are Chinese and Japanese robotics manufacturers. Our business model requires us to build a service model business based upon the robots manufactured by third-party robotics manufacturers. There can be no assurance that these robotics manufacturers will not change their business model to offer robotics as a service solution within the Asia Pacific region and compete against us. Should this occur, it will negatively affect our ability to compete effectively and, as a result, this may have an adverse effect on our business strategy and plans for rolling out our robotics solution.

Cybersecurity:

The cybersecurity industry in Thailand and within the rest of the Asia Pacific region is extremely fragmented with numerous start-ups targeting niche segments of the cybersecurity market and established cybersecurity service providers competing in the government and large company segments. Our business model requires us to quickly expand the cybersecurity service offerings in Thailand, Hong Kong and the rest of the Asia Pacific region. Failure to develop and execute our service offerings in a timely and efficient manner could negatively affect our ability to expand our customer base and, as a result, this could have an adverse effect on our business, financial conditions and results of operations and cash flows.

We have substantial customer concentration, with a limited number of customers accounting for a substantial portion of our recent revenues.

Historically, we have derived a significant portion of our revenues from our top five customers, four of which are commercial banks and one of which is a state-owned bank. For the year ended December 31, 2020, the state-owned bank (the Government Savings Bank) accounted for approximately $10.2 million in revenue or 27.2% of our revenue.

For the year ended December 31, 2020, revenues from the next four largest customers combined were approximately $17.0 million or 45.2% of our revenue. Our top five customers combined accounted for approximately 72.4% of our revenue.

There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers. In addition, revenues from these larger customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other facts, some of which may be outside of our control. Further, some of our contracts with these larger customers permit them to terminate our services at any time (subject to notice and certain other provisions). If any of these customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services which could have an adverse effect on our margins and financial position, and could negatively affect our revenues and results of operations and/or trading price of our ordinary shares and warrants. If any of these largest customers terminates our services, such termination would negatively affect our revenues and results of operations and/or trading price of our ordinary shares and warrants.

We currently report our financial results under IFRS, which differs in certain significant respect from U.S. generally accepted accounting principles.

We report our financial statements under IFRS. There have been and there may in the future be certain significant differences between IFRS and United States generally accepted accounting principles, or U.S. GAAP, including differences related to revenue recognition, intangible assets, share-based compensation expense, income tax and earnings per share. As a result, our financial information and reported earnings for historical or future periods could be significantly different if they were prepared in accordance with U.S. GAAP. In addition, we do not intend to provide a reconciliation between IFRS and U.S. GAAP unless it is required under applicable law. As a result, you may not be able to meaningfully compare our financial statements under IFRS with those companies that prepare financial statements under U.S. GAAP.

Changes to legislation in Thailand may negatively affect our business.

The legislation in Thailand relating to the security industry is not fully developed and may evolve depending on the government in place. For example, new security acts launched in 2017 resulted in an increase in stricter control on staff issues such as recruitment standards, training criteria and firearms. This increased the cost of recruitment, training and retention. The government of Thailand may introduce additional regulations in the future which could have a negative impact our costs and thus profitability of our operations and cash flow. These developments could have an adverse effect on our business, financial condition and results of operations.

Unexpected increases in minimum wages in Thailand would reduce our net profits.

The government of Thailand does not have a regular system to review minimum wages and may enact, on very short notice, when, for example, the local political environment changes or there is a new prime minister, new laws and regulations to increase minimum wages. Any material increase in minimum wages will directly impact the cost of services of the Company and reduce net profits.

Increases in fuel cost would negatively impact our cost of operations.

The CIT industry relies on a large consumption of fuel for the operation of its vehicles. Although we conduct price comparisons and enter into three-year supply contracts at fixed and discounted rates, an increase in oil prices will, most likely, negatively impact the operating costs of the Company.

Our strategy may not be successful.

If we are unable to achieve our strategic objectives and anticipated operating profit improvements, our results of operations and cash flows may be adversely affected.

We might not have sufficient cash to fully execute our growth strategy.

We expect that we will have sufficient cash on hand and cash in the bank, generated from this offering, our annual cash flows, to fund our planned growth strategy capital expenditures. To the extent that there may be shortfalls in internal cash available for our growth plans, we expect to be able to access commercial banking credit facilities as the need arises. There can be no assurance, however, that we will have or be able to acquire the necessary capital to accomplish our listed strategic objectives. If we are not able to fully execute our growth strategy, our business could suffer.

We might not have sufficient cash to repay a related party loan obligation.

As discussed elsewhere in this prospectus, we have a loan outstanding in the principal amount of $13.51 million due and payable in full on December 31, 2022, to Profit Raider Investment Limited, or Profit Raider, a 9.5% shareholder of the Company. We will require an extension of the maturity date of this loan, and we cannot be sure whether or not Profit Raider will extend the maturity date of the loan, or if it does, under what terms. If Profit Raider does not extend the loan, we will (i) seek an alternative source of funding to replace the loan; and/or (ii) seek further negotiation with Profit Raider to convert the loan to shares for mutually beneficial development; and/or (iii) seek support from our largest shareholder, Mr. Jingyi Tu, for repayment. There can be no assurance, however, that we would be able to find such alternative funding on terms acceptable to us, if at all. If we cannot obtain an extension of the maturity date of the loan and are not otherwise able to refinance the loan, we may default on the loan and such default would have a material adverse effect on our financial condition, cash flows and results of operations and could result in an action by Profit Rader against us to collect the amount due under the loan along with interest, fees and any other applicable chargers.

Our business success depends on retaining our leadership team and attracting and retaining qualified personnel.

Our future success depends, in part, on the continuing services and contributions of our leadership team to execute on our strategic plan and to identify and pursue new opportunities. Our future success also depends, in part, on our continued ability to attract and retain highly skilled and qualified personnel. Any turnover in senior management or inability to attract and retain qualified personnel could have a negative effect on our results of operations. We do not maintain key life insurance on any members of management or key employees. Turnover in key leadership positions within the Company may adversely affect our ability to manage the company efficiently and effectively, could be disruptive and distracting to management and may lead to additional departures of current personnel, any of which could have a material adverse effect on our business and results of operations.

In the future we may not be able to use the Guardforce trademark, which could have a negative impact on our business.

We license the “Guardforce” name and trademark from Guardforce Security Thailand Company Limited, or THAI SP, under the terms of a binding memorandum of understanding effective March 2, 2020 between GF Cash (CIT) and THAI SP. Under the terms of this license we can use in Thailand only, at no cost and on a non-exclusive, non-transferable basis, the “Guardforce” name and related trademark(s) in promoting GF Cash (CIT)’s business and selling any goods and services solely related to the business of cash-in-transit and other ancillary services provided by GF Cash (CIT) in Thailand, solely in the manner approved by THAI SP from time to time. This license has a term of three years and will renew automatically for additional three-year periods unless either party gives written notice to terminate the agreement no less than 30 days prior to the next upcoming renewal period start date. Additionally, the license may be cancelled by either party at any time with six months’ prior written notice to the other party.

If for any reason our license with THAI SP is terminated or expires, our business may suffer and the value that we believe we have built in our brand name throughout Thailand will be lost. In such event, we would have to market our business under a new brand, and it may take significant time before our existing customers and future customers recognize our new brand. The loss of our ability to continue to utilize the Guardforce name and related trademarks could have a material adverse effect on our business.

We may be subject to service quality or liability claims, which may cause us to incur litigation expenses and to devote significant management time to defending such claims, and if such claims are determined adversely to us we may be required to pay significant damage awards.

We may be subject to legal proceedings and claims from time to time relating to the quality of our services. The defense of these proceedings and claims could be both costly and time-consuming and significantly divert the efforts and resources of our management. An adverse determination in any such proceeding could subject us to significant liability. In addition, any such proceeding, even if ultimately determined in our favor, could damage our reputation and prevent us from maintaining or increasing revenues and market share. Protracted litigation could also result in our customers or potential customers limiting their use of our service.

Decreasing use of cash could have a negative impact on our business.

The proliferation of payment options other than cash, including credit cards, debit cards, stored-value cards, mobile payments and on-line purchase activity and digital currencies, could result in a reduced need for cash in the marketplace and a decline in the need for physical bank branches and retail stores. To mitigate this risk, we are developing new lines of business, including, among other things, cash management solutions for retail chains and banks, multi-function machines (for cash and digital cash) and coins solutions for minting facilities. In addition, we are developing non-cash security technology related solutions such as robotics, cybersecurity and data analytics (including artificial intelligence) but there is a risk that these initiatives may not offset the risks associated with our traditional cash-based business and that our business, financial condition, results of operations and cash flows could be negatively impacted.

Implementation of our robotics solution has required, and may continue to require, significant capital and other expenditures, which we may not recoup.

We have made, and intend to continue to make, capital investments to develop and launch our robotics solution. In 2020, we utilized our existing resources to build and develop our robotics solution. We plan to make further capital investments related to our robotics solution in the future. Our robotics related investment plans are subject to change, and will depend, in part, on market demand for robotic services, the competitive landscape for provision of such services and the development of competing technologies. There is no assurance of the success of our entry into the robotics business as there may not be sufficient demand for our robotics solution, as a result of competition or otherwise, to permit us to recoup or profit from our robotics related capital investments.

We may fail to successfully integrate our acquisition of Handshake Networking Ltd. and may fail to realize the anticipated benefits.

In March 2021, we completed the acquisition of 51% of Handshake Networking Ltd. While we are hoping to benefit from a range of synergies from this acquisition, including by offering our customers bundled physical and cybersecurity services, we may not be able to integrate this new business and may fail to realize the expected benefits in the near term, or at all. Handshake operates in a highly competitive cybersecurity industry. Its business success will depend, in part, on market demand for its cybersecurity services, the competitive landscape for the provision of such service and the development of competing technologies. Our business and financial condition may be adversely affected if the business of Handshake fails or we fail to manage our investment in Handshake successfully.

We may not be able to obtain the necessary funding for our future capital or refinancing needs.

We may be required to raise additional funds for our future capital needs or to refinance our current indebtedness and future indebtedness through public or private financing, strategic relationships or other arrangements. There can be no assurance that the funding, if needed, will be available to us or provided on acceptable terms.

Any compromise of the cybersecurity of our platform could materially and adversely affect our business, operations and reputation.

Our products and services involve the storage and transmission of users’ and other customers’ information, and security breaches expose us to a risk of loss of this information, litigation and potential liability. Our security measures may also be breached due to employee error, malfeasance or otherwise. Additionally, outside parties may attempt to fraudulently induce employees, users or other customers to disclose sensitive information in order to gain access to our data or our users’ or other customers’ data or accounts, or may otherwise obtain access to such data or accounts. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose users and other customers, and may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business, reputation and results of operations.

Our transfer pricing decisions may result in uncertain tax exposures for our group.

We have entered into transfer pricing arrangements that establish transfer prices for our inter-company operations in relations to the purchase of robotics equipment for our robotics solutions businesses in the region. However, our transfer pricing procedures are not binding on the applicable taxing authorities. No official authority in any countries has made a binding determination as to whether or not we are operating in compliance with its transfer pricing laws. Accordingly, taxing authorities in any of the countries in which we operate could challenge our transfer prices and require us to adjust them to reallocate our income and potentially to pay additional taxes for prior tax periods. We expect that the issue of the validity of our transfer pricing procedures will become of greater importance as we continue our expansion in markets in which we currently have a limited presence and attempt to penetrate new markets. Any change to the allocation of our income as a result of reviews by taxing authorities could have a negative effect on our financial condition and results of operations. In addition, there maybe challenges involved in complying with local pertinent tax rules and regulations.

Risks Relating to our Corporate Structure

We rely upon structural arrangements to establish control over certain entities and government authorities may determine that these arrangements do not comply with existing laws and regulations.

The laws and regulations in Thailand place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. The Thai Foreign Business Act B.E. 2542 (1999), or FBA, requires foreigners to obtain approval under the FBA in order to engage in most service businesses. A company registered in Thailand will be considered a foreigner under the FBA if foreigners hold 50% or more of the shares in the company. The Security Guard Business Act B.E. 2558 (2015), or SGBA, also requires that companies applying for approval to engage in the business of providing security guard services by providing licensed security guards to protect people or personal property must have more than half of its shares owned by shareholders of Thai nationality and must have more than half of its directors being of Thai nationality.

We conduct our business activities in Thailand using a tiered shareholding structure in which direct foreign ownership in each Thai entity is less than 50%. See “Item 4. Information on the Company—C. Organizational Structure—Thailand Shareholding Structure.” The FBA considers the immediate level of shareholding of a company to determine the number of shares held by foreigners in that company for the purposes of determining whether the company is a foreigner within the meaning of the FBA, and will have regard to the shareholdings of a corporate shareholder which holds shares in that company to determine whether that corporate shareholder is a foreigner, however no cumulative calculation is applied to determine the foreign ownership status of a company when it has several levels of foreign shareholding. Such shareholding structure has allowed us to consolidate our Thai operating entities as our subsidiaries.

We have engaged legal counsel Watson Farley & Williams (Thailand) Limited in Thailand, and they are of the opinion that the shareholding structure of GF Cash (CIT) does not result in GF Cash (CIT) being a foreigner within the meaning of the FBA or failing to comply with the nationality requirements imposed by the SGBA. However, the local or national authorities or regulatory agencies in Thailand may reach a different conclusion, which could lead to an action being brought against us by administrative orders or in local courts. The FBA prohibits Thai nationals and non-foreigner companies from assisting, aiding and abetting or participating in the operation of a foreigner’s business if the foreigner would require approval under the FBA to engage in that business, or to act as a nominee in holding shares in a company to enable a foreigner to operate a business in contravention of the FBA. The FBA does not provide detailed guidance on what degree of assistance contravenes the FBA, however Thai shareholders are likely to be regarded as nominees under the FBA if they do not have sufficient funds to acquire their shares or did not pay for their shares, or if they have agreed to not to be paid the dividends to which they would be entitled under the company’s articles of association.

Documentation filed with the Ministry of Commerce includes supporting evidence that the Thai nationals holding shares in AI Thailand had sufficient financial resources to acquire their shares and confirms that AI Thailand has received the amount payable for those shares. If the authorities in Thailand find that our arrangements do not comply with their prohibition or restrictions on foreign investment in our lines of business, or if the relevant government entity otherwise finds that we or any of our subsidiaries is in violation of the relevant laws or regulations or lack the necessary registrations, permits or licenses to operate our businesses in Thailand, they would have broad discretion in dealing with such violations or failures, including:

●	revoking the business licenses and/or operating licenses of such entities;

●	imposing penalties of up to THB 1 million and imprisonment of up to three years plus penalties of THB 50,000 (approximately $1,560) for every day of a continuing offence;

●	ordering the cessation of any aiding or abetting contrary to the FBA;

●	discontinuing or placing restrictions or onerous conditions on the operations of our Thai subsidiaries, or on our operations through any transactions between our Company or our Cayman Islands or BVI subsidiaries on the one hand and our Thai subsidiaries on the other hand;

●	confiscating income from us, our BVI subsidiaries, or Thai subsidiaries, or imposing other requirements with which such entities may not be able to comply;

●	imposing criminal penalties, including fines and imprisonment on our Thai subsidiaries, their shareholders or directors;

●	requiring us to restructure our ownership structure or operations, including the sale of shares in GF Cash (CIT), which in turn would affect our ability to consolidate, derive economic interests from, or exert effective control over our Thai subsidiaries; or

●	restricting or prohibiting our use of the proceeds of any public offering we may conduct to finance our business and operations in Thailand.

Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of our Thai subsidiaries that most significantly impact their economic performance, or prevent us from receiving the economic benefits or absorbing losses from these entities, we may not be able to consolidate these entities in our consolidated financial statements in accordance with IFRS.

Risks Relating to Doing Business in Thailand

A severe or prolonged downturn in the global economy or the markets that we primarily operate in could materially and adversely affect our revenues and results of operations.

We primarily operate in Thailand. Weak economic conditions as a result of a global economic downturn and decreased demand and prices due to the increased popularity of digital cash across the world may have a negative impact on our business. Decreased demand and prices would reduce our income and weaken our business. There are still great uncertainties regarding economic conditions and the demand for cash processing services. Any turbulence in global economies and prolonged declines in demand and prices in Thailand may adversely affect our business, revenues and results of operations. Apart from the above, the following factors may also affect our business: (1) the threat of terrorism is high within Thailand; (2) the political situation is not stable especially under the military rule and governance; (3) currency exchange rates; (4) bribery and corruption; (5) high tax rates; and (6) unstable energy prices.

We are vulnerable to foreign currency exchange risk exposure.

The value of the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions.

Our consolidated financial statements are expressed in U.S. dollars, which is our reporting currency. Most of the revenues and expenses of GF Cash (CIT) are denominated in the THB. Meanwhile, our functional currency of our various other subsidiaries, is the U.S. dollar. To the extent that we need to convert THB into U.S. dollars for our operations, appreciation of the U.S. dollar against the THB would adversely affect the U.S. dollar amounts we recognize from the conversion. Fluctuations in the exchange rate will also affect the relative value of the U.S. dollar-denominated loan that we have borrowed from a related party.

The ability of our subsidiaries to distribute dividends to us may be subject to restrictions under the laws of their respective jurisdictions.

We are a holding company, and our main operating subsidiary is located in Thailand. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from the subsidiaries in these markets as well as other markets where we operate is subject to restrictions imposed by the applicable laws and regulations in these markets. See “Item 4. Information on the Company—B. Business Overview—Regulation—Thailand—Regulations on Dividend Distributions.” Companies remitting payments to recipients outside of Thailand must obtain approval from the Bank of Thailand at the time of the remittance if the remittance exceeds the equivalent of $50,000. In practice, this approval is managed by the Bank of Thailand and is typically granted if copies of the supporting documentation showing the need for the transaction can be provided. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries in Thailand to distribute dividends to us, the relevant regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

Risks Relating to this offering and Market for our Ordinary Shares and Warrants

There is no active public trading market for our ordinary shares and warrants and you may not be able to resell our ordinary shares or warrants.

Our ordinary shares have only recently been approved for quotation on the OTC Markets Group, Inc. Pink tier and, currently, there is no established public trading market for our ordinary shares or warrants. In the absence of an active trading market, you may not be able to liquidate your investment, which could result in the loss of your investment.

We are controlled by one shareholder, whose interests may differ from other shareholders.

As of the date of this prospectus, our principal shareholder, Mr. Jingyi Tu, beneficially owns approximately 67.3% of our total outstanding shares. This concentration of ownership may discourage, delay or prevent a change in control of our Company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our Company and might reduce the price of our ordinary shares and warrants. In addition, because this shareholder effectively controls our Company, he would be able to take actions that may not be in the best interests of other shareholders. These actions may be taken even if they are opposed by our other shareholders. We do not have any existing arrangements with any of our shareholders to address potential conflicts of interests between this shareholder and our Company, and none of our shareholders, other than our officers pursuant to the terms of their service agreements, has entered into non-compete agreements. There is a risk that our existing shareholders may not always act in the best interests of our Company.

Future issuances of our shares would dilute the interests of existing shareholders.

Following the share-consolidation and changes to our capitalization, we are authorized to issue a total of 300,000,000 ordinary shares. As of the date of this prospectus, we have an aggregate of 17,587,546 (post-consolidation) outstanding shares, including 187,524 (post-consolidation and subject to rounding of fractional shares) ordinary shares that we recently issued in connection with the Merger (as defined below) with VCAB. The 562,620 (pre-consolidation) ordinary shares indicated in our financial statements was reduced to 562,573 (pre-consolidation) due to rounding of fractional shares. In addition, 43,702 (post-consolidation and subject to rounding of fractional shares) ordinary shares that we issued in connection with our acquisition of a controlling interest in Handshake. This will be reduced from the 131,105 (pre-consolidation) ordinary shares. This means that we could potentially issue up to an additional 282,412,454 (post-consolidation) ordinary shares.

We may determine to issue additional shares in the future. The issuance of a substantial number of shares would have the effect of substantially diluting the interests of our shareholders. In addition, the sale of a substantial number of shares in the public market, either in the initial issuance or in a subsequent resale could have an adverse effect on the market price of our shares.

Acquisitions in the future may result in the demand for significant additional funding which may result in substantial dilution to existing shareholders.

If we engage in any acquisition activity in the future, we may require funding generated through the sale of additional shares or other equity which could result in significant dilution to our existing shareholders. The financial results of acquired businesses may not achieve expectations which may have a significant impact on our per share earnings, and thus, the value of our shares.

Future acquisitions or divestitures could materially change our business and materially and adversely affect our results of operations and financial condition.

We plan to focus our efforts on future strategic priorities in pursuing strategic acquisitions and strategic partnerships. Presented with appropriate opportunities, we may acquire businesses or assets that we believe complement our existing business. Any such acquisitions are invariably subject to associated execution risk including issues relating to the integration of new operations and personnel, geographical coordination, retention of key management personnel, systems integration and the integration of corporate cultures. The acquisition and integration could cause the diversion of management’s attention or resources from our existing business or cause a temporary interruption of, or loss of momentum in, our current business. We could also lose key personnel from the acquired companies. There may be unforeseen or unknown liabilities, or we may not be able to generate sufficient revenue to offset new costs of any acquisitions and strategic partnerships. The execution of international expansion of our operations exposes us to a number of additional risks including difficulties in staffing and managing overseas operations, fluctuations in foreign currency exchange rates, increased costs associated with maintaining the ability to understand local trends, difficulties and costs relating to compliance with the different commercial, legal and regulatory requirements of the overseas locations in which we operate, failure to develop appropriate risk management and internal control structures tailored to overseas operations, inability to obtain, maintain or enforce intellectual property rights, unanticipated changes in economic conditions and regulatory requirements in overseas operations. These risks associated with strategic repositioning, future acquisitions and strategic partnerships could have a material and adverse effect on our business, results of operations, financial condition and liquidity.

We have no plans to pay dividends.

To date, we have paid no cash dividends on our shares. For the foreseeable future, earnings generated from our operations will be retained for use in our business and not to pay dividends.

You may have difficulty enforcing judgments obtained against us.

We are a Cayman Islands company and substantially all of our assets are located outside of the United States. Virtually all of our assets and a substantial portion of our current business operations are conducted in Thailand. In addition, almost all of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant assets are located outside of the United States. The courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States against the Company, under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. In addition, there is uncertainty as to whether the courts of the Cayman Islands or Thailand, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands or Thailand courts would entertain original actions brought in the courts of the Cayman Islands or Thailand, against us or such persons predicated upon the securities laws of the United States or any state.

Because we are incorporated under the laws of the Cayman Islands, it may be more difficult for our shareholders to protect their rights than it would be for a shareholder of a corporation incorporated in another jurisdiction.

Our corporate affairs are governed by our Memorandum and Articles of Association, by the Companies Act and by the common law of the Cayman Islands. Principles of law relating to such matters as the validity of corporate procedures, the fiduciary duties of management, and the rights of our shareholders differ from those that would apply, if we were incorporated in the United States or another jurisdiction. The rights of shareholders under Cayman Islands law may not be as clearly established as the rights of shareholders are in the United States or other jurisdictions. Under the laws of most jurisdictions in the United States, majority and controlling shareholders generally have certain fiduciary responsibilities to the minority shareholders. Shareholders’ actions must be taken in good faith. Obviously unreasonable actions by controlling shareholders may be declared null and void. Cayman Islands law protecting the interests of minority shareholders may not be as protective in all circumstances as the law protecting minority shareholders in United States or other jurisdictions. Although a shareholder of a Cayman Islands company may sue the company derivatively, the procedures and defenses available to the company may result in the rights of shareholders of a Cayman Islands company being more limited than those of shareholders of a company organized in the United States. Furthermore, our directors have the power to take certain actions without shareholders’ approval, or which would require shareholders’ approval under the laws of most of the states in the United States or other jurisdictions. Thus, our shareholders may have more difficulty protecting their interests in the face of actions by our board of directors or our controlling shareholders than they would have as shareholders of a corporation incorporated in another jurisdiction.

There has been no public market for our ordinary shares or warrants prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our ordinary shares or warrants. We plan to apply to list our ordinary shares under the symbol “GFAI” and our warrants under the symbol “GFAIW,” both on the Nasdaq Capital Market. There is no guarantee that Nasdaq or any other exchange, will permit our ordinary shares and warrants to be listed and traded.

Even if our ordinary shares and warrants are approved for listing on the Nasdaq Capital Market a liquid public market for our ordinary shares and warrants may not develop. The initial public offering price for our units has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ordinary shares and warrants are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ordinary shares and warrants regardless of our operating performance or prospects.

The market price of our ordinary shares and warrants may fluctuate, and you could lose all or part of your investment.

After this offering, the market price for our ordinary shares and warrants is likely to be volatile, in part because our ordinary shares warrants have not been traded publicly. In addition, the market price of our ordinary shares and warrants may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	actual or anticipated variations in our operating results;

●	increases in market interest rates that lead investors in our ordinary shares or warrants to demand a higher investment return;

●	changes in earnings estimates;

●	changes in market valuations of similar companies;

●	actions or announcements by our competitors;

●	adverse market reaction to any increased indebtedness we may incur in the future;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the media, online forums, or investment community; and

●	our intentions and ability to list our ordinary shares and warrants on the Nasdaq Capital Market and our subsequent ability to maintain such listing.

The public offering price of our units has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our ordinary shares and warrants may prevent investors from being able to sell their ordinary shares and warrants at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may not be able to satisfy listing requirements of the Nasdaq Capital Market or obtain or maintain a listing of our ordinary shares and warrants.

If our ordinary shares and warrants are listed on the Nasdaq Capital Market we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq listing requirements, our ordinary shares and warrants may be delisted. If we fail to meet any of Nasdaq’s listing standards, our ordinary shares and warrants may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our ordinary shares and warrants may materially impair our shareholders’ ability to buy and sell our ordinary shares and warrants and could have an adverse effect on the market price of, and the efficiency of the trading market for, our ordinary shares and warrants. The delisting of our ordinary shares and warrants could significantly impair our ability to raise capital and the value of your investment.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to the proceeds from this offering for resource development activities including, possibly, strategic project acquisitions, technical studies and reports, marketing and general corporate purposes. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

The warrants may not have any value.

The warrants will be exercisable for five years from the date of initial issuance at an initial exercise price equal to the public offering price per unit set forth on the cover page of this prospectus. There can be no assurance that the market price of our ordinary shares will ever equal or exceed the exercise price of the warrants. In the event that the stock price of our ordinary shares does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants may not have any value.

Holders of warrants purchased in this offering will have no rights as shareholders until such holders exercise their warrants and acquire our ordinary shares.

Until holders of the warrants purchased in this offering acquire ordinary shares upon exercise thereof, such holders will have no rights with respect to the ordinary shares underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of an ordinary shareholder only as to matters for which the record date occurs after the date they were entered in the register of members of the Company as a shareholder.

You will experience immediate and substantial dilution as a result of this offering.

As of December 31, 2020, our net tangible book value was approximately $(3.42 million), or approximately $(0.20) per share (post-consolidation). Since the effective price per share of our ordinary shares being offered in this offering is substantially higher than the net tangible book value per share, you will suffer substantial dilution with respect to the net tangible book value of the ordinary shares included in the units that you purchase in this offering. Based on the assumed public offering price of $[    ] per unit being sold in this offering, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, and our net tangible book value per share as of December 31, 2020, and assuming no exercise of the warrants being offered in this offering, if you purchase units in this offering, you will suffer immediate and substantial dilution of $[    ] per share (or $[    ] per share if the underwriters exercise the over-allotment option to purchase additional ordinary shares and warrants in full) with respect to the net tangible book value of the ordinary shares included in the units. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our Securities will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our securities could be negatively affected.

Any trading market for our securities may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our securities could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our shares, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our securities could be negatively affected.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing actions against us or our management named in the prospectus based on foreign laws.

We are incorporated under the Companies Act of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, except for one director, all of our other directors and our executive officers and the experts named in this prospectus reside outside the United States, and a significant amount of their assets are located outside the United States. As a result, service of process upon such persons may be difficult or impossible to effect within the United States. Furthermore, because a substantial portion of our assets, and substantially all the assets of our directors and officers are located outside of the United States, any judgment obtained in the United States, including a judgment based upon the civil liability provisions of United States federal securities laws, against us or any of such persons may not be collectible within the United States.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis as press releases, distributed pursuant to the rules and regulations of Nasdaq Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our securities that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our securities less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our securities.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

●	have a majority of the board be independent (although all of the members of the Audit Committee must be independent under the Exchange Act);

●	have a Compensation Committee and a Nominating and Corporate Governance Committee to be comprised solely of “independent directors”; or

●	hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

One shareholder will own a majority of our outstanding ordinary shares after this offering. As a result, such shareholder will have the ability to approve all matters submitted to our shareholders for approval.

Our majority shareholder, Mr. Jingyi Tu, will own approximately [    ]% of our outstanding ordinary shares following this offering, or approximately [    ]% if the underwriters exercise the over-allotment option in full. It therefore may have the ability to approve all matters submitted to our shareholders for approval including:

●	election of our board of directors;

●	removal of any of our directors;

●	any amendments to our certificate or articles of incorporation; and

●	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

In addition, this concentration of ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our share price or prevent our shareholders from realizing a premium over our share price.

As a “controlled company” under the rules of Nasdaq, we intend to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation (i) the requirement that a majority of the board of directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our board of directors by a Compensation Committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the board of directors by a majority of independent directors or a Nominating and Corporate Governance Committee comprised solely of independent directors. Currently, we expect to rely on the “controlled company” exemption after this offering. Because we expect to elect to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our Nominating and Corporate Governance Committee and Compensation Committees might not consist entirely of independent directors. Our status as a controlled company could cause our Securities to look less attractive to certain investors or otherwise harm our trading price.

Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our Securities to decline and would result in the dilution of your holdings.

Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our Securities to decline. We cannot predict the effect, if any, of future issuances of our Securities, or the future expirations of lock-up agreements, on the price of our Securities. In all events, future issuances of our Securities would result in the dilution of your holdings. In addition, the perception that new issuances of our Securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our Securities. In connection with this offering, we will enter into a lock-up agreement that prevents us, subject to certain exceptions, from offering additional shares for up to 180 days after the closing of this offering, as further described in the section titled “Underwriting.” In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our Securities may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our Securities.

Future issuances of debt securities, which would rank senior to our ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our securities.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our ordinary shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of ordinary shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our Securities must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our Securities.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material Income Tax Considerations—U.S. Federal Income Taxation Considerations—Passive Foreign Investment Company Consequences” for additional information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	our expectations regarding demand for, and market acceptance of, our products;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties we collaborate with;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate;

●	relevant government policies and regulations relating to our industry;

●	key personnel continuing their employment with us; and

●	the duration and impact of the COVID-19 pandemic.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

This prospectus also contains certain data and information, which we obtained from various government and private publications. Although we believe that the publications and reports are reliable, we have not independently verified the data. Statistical data in these publications includes projections that are based on a number of assumptions. If any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we are currently registered as a reporting company under Section 12(g) of the Exchange Act and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts, non-accountable expense allowance and estimated offering expenses payable by us, we expect to receive net proceeds of approximately $[    ] from this offering (or approximately $[    ] if the underwriters exercise the over-allotment option to purchase additional ordinary shares and/or warrants in full), based on an assumed public offering price of $[    ] per unit, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus.

We plan to use the net proceeds of this offering as follows:

●	Approximately 30% to further develop our robotics as a service business and related technology capabilities;

●	Approximately 30% to further expand our cybersecurity capabilities and related service offerings; and

●	Approximately 40% for general corporate purposes, which may include investing in sales and marketing activities, funding working capital needs and making strategic investments and acquisitions. As of the date of this prospectus, we have not identified any specific targets for any acquisition of assets or businesses.

Each $1.00 increase or decrease in the assumed initial public offering price of $[    ] per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds that we receive from this offering by approximately $[    ], assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors—Risks Related to This Offering and Ownership of Our Securities—We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our ordinary shares. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends on our ordinary shares in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends on our ordinary shares. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our board of directors may deem relevant. See also “Risk Factors— Risks Related to This Offering and Ownership of Our Ordinary shares—We do not expect to declare or pay dividends in the foreseeable future.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2020:

●	on an actual basis;

●	on a pro forma basis to give effect to the 3:1 consolidation (reverse split), change in par value and increase in authorized shares that will be completed immediately prior the effective date of the registration statement of which this prospectus forms a part; and

●	on a pro forma basis to reflect the sale of [ ] ordinary shares by us in this offering at an assumed price to the public of $[ ] per share, which is the midpoint of the estimated offering range set forth on the cover page of this prospectus, resulting in net proceeds to us of $[ ] after deducting (i) underwriter discounts of $[ ], (ii) non-accountable expense allowance of $[__], and (iii) estimated other offering expenses of $[ ]. The table below assumes no exercise by the underwriters of their option to purchase additional ordinary shares and/or warrants from us and no exercise of the warrants included in the units.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our units and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31, 2020
	Actual	Pro Forma	Post-Offering Pro Forma without Over- Allotment Option	Post-Offering Pro Forma with Over- Allotment Option
Cash and cash equivalents	$8,414,044	$8,414,044	$	$
Restricted cash	$1,715,866	$1,715,866	$	$
Long-term obligations:
Long-term borrowings from financial institutions	993,869	993,869
Operating lease liabilities	2,106,429	2,106,429
Long-term borrowings from related parties	19,085,812	19,085,812
Finance lease liabilities, net	1,023,366	1,023,366
Provision for employee benefits	6,841,673	6,841,673
Total long-term obligations	30,051,149	30,051,149
Shareholders’ equity (deficit):
Ordinary shares, par value $0.001, 300,000,000 shares authorized; 52,068,959 shares issued and outstanding on an actual basis; Ordinary shares, par value $0.003, 300,000,000 shares authorized; 17,356,320* shares issued and outstanding on a pro forma basis (prior to this offering)	52,069	52,069
Subscription receivable	(50,000)	(50,000)
Additional paid-in capital	2,082,795	2,082,795
Legal reserve	223,500	223,500
Deficit	(4,722,294)	(4,722,294)
Accumulated other comprehensive income	204,249	204,249
Total (deficit) attributable to equity holders of the Company	(2,209,681)	(2,209,681)
Total equity attributable to non-controlling interests	49,663	49,663
Total (deficit) equity	(2,160,018)	(2,160,018)
Total capitalization	$27,891,131	$27,891,131	$	$

*	The post-consolidation ordinary shares as of December 31, 2020 excluded 187,524 (post-consolidation and subject to rounding of fractional shares) ordinary shares that we subsequently issued in connection with the Merger with VCAB and 43,702 (post-consolidation and subject to rounding of fractional shares) ordinary shares that we subsequently issued in connection with our acquisition of a controlling interest in Handshake. As of the date of this prospectus, we have an aggregate of 17,587,546 (post-consolidation) outstanding shares.

Each $1.00 increase or decrease in the assumed offering price per unit of $[    ], assuming no change in the number of units to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total shareholders’ equity and total capitalization by approximately $[    ] (or $[    ] if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriter discounts, (ii) non-accountable expense allowance of $[__], and (ii) offering expenses, in each case, payable by us.

The table above excludes up to [     ] ordinary shares issuable upon exercise of the warrants contained in the units to be sold in this offering and up to [     ] ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in our Securities, assuming no value is attributed to the related warrants, your interest will be diluted to the extent of the difference between the initial public offering price per ordinary shares included in the unit and our net tangible book value per ordinary share immediately after this offering. Dilution results from the fact that the assumed initial public offering price per ordinary shares included in the unit is substantially in excess of the net tangible book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value was approximately $(3.42 million), or approximately $(0.20) per ordinary share (post-consolidation), as of December 31, 2020. Our net tangible book value represents the amount of our total consolidated tangible assets (which is calculated by subtracting deferred tax assets and intangible assets from our total consolidated assets), less the amount of our total consolidated liabilities. Dilution is determined by subtracting net tangible book value per share after giving effect to this offering.

After giving effect to our sale of $[     ] of units in this offering at an assumed initial public offering price of $[     ] per unit, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses, and assuming no exercise of the warrants contained in the units to be sold in this offering, our pro forma as adjusted net tangible book value as of December 31, 2020 would have been approximately $[      ], or approximately $[     ] per ordinary share. This amount represents an immediate increase in pro forma net tangible book value of $[    ] per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $[    ] per share to purchasers of our units in this offering, as illustrated in the following table.

Assumed initial public offering price per unit	$	[ ]
Net tangible book value per ordinary share at December 31, 2020		$(0.20)
Pro forma net tangible book value per ordinary share after this offering	$	[ ]
Increase in net tangible book value per ordinary share to the existing shareholders	$	[ ]
Dilution in net tangible book value per ordinary share to new investors in this offering	$	[ ]

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share, as adjusted to give effect to this offering, would be $[    ] per share, and the dilution in pro forma net tangible book value per share to new investors purchasing units in this offering would be $[     ] per share.

A $1.00 increase (decrease) in the assumed public offering price of $[    ] per unit would increase (decrease) our pro forma net tangible book value after giving effect to the offering by $[    ] million, the net tangible book value per ordinary share after giving effect to this offering by $[    ] per ordinary share and the dilution in net tangible book value per ordinary share to new investors in this offering by $[    ] per ordinary share, assuming no change to the number of units offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting discounts, non-accountable expense allowance and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our units and other terms of this offering determined at pricing.

The following table summarizes, on a post-consolidation basis, the differences between our existing shareholders and the new investors with respect to the number of units purchased from us in this offering, the total consideration paid and the average price per unit paid at an assumed initial public offering price of $[    ] per unit, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts, non-accountable expense allowance and estimated offering expenses (assuming no exercise of the over-allotment option to purchase additional ordinary shares and warrants and assuming no exercise of the representative’s warrants).

	Share Purchased		Total Consideration			Average Price Per
	Number	%	Amount		%	Share
Existing shareholders	17,587,546	[ ]	$	[ ]	[ ]	$	[ ]
New investors	[ ]	[ ]	$	[ ]	[ ]	$	[ ]
Total	[ ]	100%	$	[ ]	100%	$

The table above excludes up to [    ] ordinary shares issuable upon exercise of the warrants contained in the units to be sold in this offering and up to [    ] ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The audited consolidated financial statements for the years ended December 31, 2020 and 2019 are prepared pursuant to IFRS. As permitted by the rules of the SEC for foreign private issuers, we do not reconcile our financial statements to U.S. generally accepted accounting principles.

Introduction

The following discussion, which presents the results of our company and its consolidated subsidiaries, should be read in conjunction with the accompanying consolidated financial statements and notes thereto for the years ended December 31, 2020 and 2019, along with the risk factors in the section of this prospectus titled “Risk Factors,” and the cautionary statement regarding forward-looking information.

This discussion is intended to provide the reader with information that will assist in understanding our financial statements, the changes in certain key items in those financial statements from period to period, and the primary factors that accounted for those changes, how operating results affect our financial condition and results of our operations of the Company as a whole, and how certain accounting principles and estimates affect our financial statements.

Recent Developments

On January 26, 2021, the Bank of Thailand announced that our subsidiary, GF Cash (CIT), had been selected as the authorized operator of the Consolidated Cash Center (CCC) in the Khon Kaen province of Thailand for a period of five years starting April 19, 2021. After these five years, the contract may be renewed through a bidding process. There is no certainty that we may be able to renew or that we may renew such contract on terms as favorable. The decision to appoint GF Cash (CIT) was jointly made by the Thai Banking Association, representatives from Thai commercial banks and the Bank of Thailand. Under this appointment, GF Cash (CIT), which is an integrated security solutions provider in Asia, will provide cash management services to local financial institutions in five provinces, including Khon Kean, Roi-Et, Mahasarakam, Kalasin and Chaiyaphum. The establishment of the CCC in Khon Kaen will help optimize the efficiency of cash logistics management in the province, reduce associated costs and improve the overall cash logistics processes for local financial institutions.

Effective February 1, 2021, we appointed two new members to our board of directors, John Fletcher and David Ian Viccars. Each of Messrs. Fletcher and Viccars is an independent director.

On February 4, 2021, we entered into a purchase and sale agreement to acquire a 51% interest in Handshake in exchange for 43,702 (post-consolidation and subject to rounding of fractional shares) restricted ordinary shares, this will be reduced from the 131,105 (pre-consolidation) restricted ordinary shares, valued at HK$2,550,000 ($327,763). This acquisition was completed on March 25, 2021. The 43,702 (post-consolidation and subject to rounding of fractional shares) restricted ordinary shares that we issued to the seller are subject to a two-year lockup and certain share claw back provisions as follows: (i) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 revenue target of HK$5,000,000 ($642,674); (ii) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 net profit target of HK$200,000 ($25,707); (iii) 25% of the issued shares must be returned to us if Handshake does not meet a 2022 revenue target of HK$7,500,000 ($964,010); and (iv) the remaining 25% of the issued shares must be returned to us if Handshake does not meet a 2022 net profit target of HK$750,000 ($96,401).

Effective March 1, 2021, Mr. Jingxu (James) Wu resigned from his position as a member of our board of directors. Mr. Feng Dai was appointed as a member of our board of directors, replacing Mr. Wu in this position.

On May 17, 2021, Terence Wing Khai Yap resigned as our Chief Financial Officer and, on the same date, Ms. Chung Chi Ng was appointed as our new Chief Financial Officer.

Overview

We conduct business through GF Cash (CIT), our subsidiary, in one segment which provides secured logistics solutions in Thailand. This includes the following services:

(i) Cash-In-Transit – Non-Dedicated Vehicle (Non-DV):

CIT (Non-DV) includes the secure transportation of cash and other valuables between commercial banks and the Bank of Thailand, Thailand’s central bank. CIT (Non-DV) also includes the transportation of coins between the commercial banks, the Thai Royal Mints and the Bank of Thailand. As such, the main customers for this service are the local commercial banks. Charges to the customers are dependent on the value of the consignment; condition of the cash being collected (for example, seal bag collection, piece count collection, bulk count collection, or loose cash collection); and the volume of the transaction. Vehicles used for the delivery of this service are not dedicated to the specific customers.

(ii) Cash-In-Transit – Dedicated Vehicle (DV):

CIT (DV) includes the secure transportation of cash and other valuables between commercial banks. As part of this service, dedicated vehicles are assigned specifically to the contracted customer for their dedicated use between the contracted designated bank branches. As this is a dedicated vehicle service, customers will submit direct schedules to our CIT teams for the daily operational arrangements and planning. Charges to the customers are on a per vehicle per month basis.

(iii) ATM Management Services:

ATM management includes cash replenishment services and first and second line of maintenance services for the ATM machines. First line of maintenance services (FLM) includes rectification of issues related to jammed notes, dispenser failures and transaction record print-out issues. Second line of maintenance services (SLM) includes all other issues that cannot be rectified under the FLM. SLM includes, for example, complete machine failure, and damage to hardware and software.

(iv) Cash Processing (CPC):

Cash processing (CPC) services include counting, sorting, counterfeit detection and vaulting services. We provide these services to commercial banks in Thailand.

(v) Cash Center Operations (CCT):

Cash Center Operations (CCT) is an outsourced cash center management service. We operate the cash center on behalf of the customer, which includes note counting, sorting, storage, inventory management and secured transportation of the notes and coins to the various commercial banks in Thailand.

(vi) Cheque Center Service (CDC):

Cheque Center Service (CDC) includes secured cheque pickup and delivery service.

(vii) Express Cash:

The express cash service is an expansion of our Guardforce Digital Machine, or GDM, solution. We work with commercial banks to have a mobile GDM installed in our CIT vehicles to collect cash from retail customers at the retailers’ sites. The cash is immediately processed inside the CIT vehicle and the cash counting results are immediately transmitted to GF Cash (CIT) headquarters and to a commercial bank. The bank will then credit the counted amount to its customers’ bank accounts. We launched the Express Cash service in 2019.

(viii) Coin Processing Service:

The Coin Processing Service includes the secure collection of coins from retail businesses and banks. The coins are stored and then delivered to the Royal Thai Mint, a sub-division of the Thai Treasury Department, Ministry of Finance. We deploy manpower to work at the Royal Thai Mint as cashier services. Additionally, we use our existing vehicle fleet to deliver coins from the Royal Thai Mint to bank branches, and vice versa.

(ix) Cash Deposit Management Solutions:

Cash Deposit Management Solutions are currently delivered by our Guardforce Digital Machine solution. Our GDM product is deployed at customer sites to provide secured retail cash deposit services. Customers use our GDM product to deposit daily cash receipts. We then collect the daily receipts from our GDM in accordance with agreed schedules. All cash receipts are then securely collected and delivered to our cash processing center for further handling and processing.

We attribute our success to our focus on quality service, customer retention, and a disciplined approach to growth. We believe our business is a premium provider of services in the markets that we serve. Our newly developed robotic AI solutions service is included in the same segment during the year ended December 31, 2020.

We have grown consistently over the past several years due to our ability to attract and retain customers by providing quality services while operating as efficiently as possible. Our revenue slightly declined by 2.4% during the year ended December 31, 2020 due to the impact of COVID-19. Revenues are fairly predictable because most of our service revenues are derived from three-year contracts that generally include recurring one-year renewal clauses. During the year ended December 31, 2020 and 2019, recurring revenues have been approximately 99% of total revenues. Our primary customers are banks, which comprise approximately 69% of our revenue for the year ended December 31, 2020.

The business environment in which we operate can change quickly. We must quickly adapt to changes in the competitive landscape and local market conditions. To be successful, we must be able to balance, on a market-by market basis, the effects of changing demand on the utilization of our resources. We operate on a centralized basis but allow enough flexibility so local field management can adjust operations to the particular circumstances of their markets.

We measure financial performance on a long-term basis. We create value by focusing on yielding solid returns on capital, growing our revenues and earnings, and generating cash flows sufficient to fund our growth.

Principal Factors Affecting Our Financial Performance

Our business and results of operations are affected by general factors affecting the cash security industry, including Thailand’s overall economic growth, market demand, popularity of digital payment systems and competition among companies. Unfavorable changes in any of these economic or general industry conditions could negatively affect demand for our services and materially affect our results of operations.

Our results of operations are also affected by company-specific factors, including, among others:

Brand Recognition

Our success depends on the market perception and acceptance of our brand and the quality of services associated with this brand. Market acceptance of our brand may affect the service fees and demand for our services, the profit margin we can achieve, and our ability to grow.

Our Employees

We rely heavily on our employees to provide quality service. Our services are rendered through our operation team based in 21 different branches to customers in Thailand. As of the date of this prospectus, GF Cash (CIT) has 1,814 employees. We intend to increase our customer satisfaction by retaining our employees and training them on a regular basis. We also depend to a large extent on our employees to maintain a consistent standard of service and brand image. As we are operating in a labor intensive industry, changes in labor costs will significantly affect our results of operations. We typically maintain good relationships with our employees and are able to control labor costs through maintaining a low employee turnover ratio and negotiating reasonable annual salary increments with our employees. Employee dissatisfaction and increases in our labor costs could negatively affect our results of operations and gross profit margins to the extent that we are unable to retain customers and pass added labor costs on to customers. The GF Cash (CIT) workforce is unionized. Management representatives conduct monthly meetings with union representatives to keep close communication and maintain a good relationship between the parties. Also, an officer of the Department of Labor Protection and Welfare of the Thailand government participates in union meetings along with management to ensure proper communications are in place among the parties. Internal legal counsel and our Human Resources manager together ensure that all employee benefits are provided as required and that Thai labor laws and regulations are complied with fully.

Competition

Our industry is competitive. We compete with a number of international, national, regional, and local providers of cash security services. We compete principally on the basis of brand image, service quality, price and size, and coverage of service network. We may need to reduce our prices, enhance our service and marketing activities in order to remain competitive.

Business Segment Information

We operate in one business segment.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.07 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

The following table sets forth a summary of our consolidated results of operations and the amounts as a percentage of total revenues for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	For the years ended December 31,
	2020		2019
	US$	% of Revenue	US$	% of Revenue
Revenue	37,648,782	100.0%	38,571,080	100.0%
Cost of revenue	(31,374,098)	(83.3)%	(33,928,496)	(88.0)%
Gross margin	6,274,684	16.7%	4,642,584	12%
Provision for and write off of withholding tax receivables	(1,722,762)	(4.6)%	-	-
Administrative expenses	(6,674,472)	(17.7)%	(4,753,566)	(12.3)%
Loss from operations	(2,122,550)	(5.6)%	(110,982)	(0.3)%
Other income	52,956	0.1%	160,168	0.4%
Foreign exchange gain/(loss), net	68,924	0.2%	985,829	2.6%
Finance costs	(898,748)	(2.4)%	(886,465)	(2.3)%
(Loss) Profit before income tax expense	(2,899,418)	(7.7)%	148,550	0.4%
Provision for income taxes	(242,837)	(0.6)%	(88,473)	(0.2)%
Net (loss) profit for the year	(3,142,255)	(8.3)%	60,077	0.2%

Net (loss) profit attributable to:
Equity holders of the Company	(3,126,024)		54,035
Non-controlling interests	(16,231)		6,042
	(3,142,255)		60,077

Comparison of Years Ended December 31, 2020 and 2019

Revenue

For the year ended December 31, 2020, our revenue was $37,648,782, a decrease of $922,298, or 2.4%, compared to $38,571,080 for the year ended December 31, 2019. This decrease was primarily due to the reduced number of customer orders during the severe spread of COVID-19 in Thailand from March to May 2020. The frequency of services delivered for our CIT and ATM management services business was affected as certain customers’ facilities were closed to curtail the spread of the coronavirus. In addition, our number of customer contracts remained stable compared to the fiscal year 2019, however, we offered a price reduction to one of our major customers for various contracts renewed by approximately 3% to 5%. Although there was a drop in revenue for CIT related business, we benefited from an increase and stronger demand for our GDM products by our customers. For the year ended December 31, 2020, the revenue contribution from our GDM product increased by $299,225, which represents approximately 3.9% of our total revenue as compared to 3.0% for the year ended December 31, 2019.

Cost of revenue and gross margin

Cost of revenue:

Cost of revenue consists primarily of internal labor cost and related benefits, and other overhead costs that are directly attributable to services provided.

For the year ended December 31, 2020, our cost of revenue was $31,374,098, a decrease of $2,554,398, or 7.5%, compared to $33,928,496 for the year ended December 31, 2019. Cost of revenue as a percentage of our revenues decreased from 88.0% for the year ended December 31, 2019 to 83.3% for the year ended December 31, 2020. This decrease mainly reflected the effective implementation of cost reduction measures during the fiscal year of 2020. We executed a manpower streamline project that resulted in approximately 6% of our direct labor being laid off during May to July 2020. Although the manpower was reduced, there was no negative effect nor impact on our business operations as we had deployed our workforce more effectively as compared to the fiscal year 2019.

Gross margin:

As a percentage of revenue, our gross margin increased from 12.0% for the year ended December 31, 2019 to 16.7% for the year ended December 31, 2020, primarily due to our manpower streamline project that reduced the direct labor cost including cost of overtime, staff welfare and staff retirement benefits.

Administrative expenses

The Company’s total administrative expenses are comprised of selling expenses and administrative expenses.

●	Selling expenses are comprised of compensation and benefits for our sales and marketing personnel, travel and entertainment expenses, exhibitions, advertising and marketing promotion expenses, depreciation of motor vehicles, rental expenses, utility expenses and transportation charges.

●	Administrative expenses are comprised of compensation and related expenses for our management and administrative personnel, depreciation of leasehold improvements and motor vehicles and rental expenses of our administrative offices in Bangkok, Thailand.

For the year ended December 31, 2020, our total administrative expenses were $6,674,472, an increase of $1,920,906, or 40.4%, compared to $4,753,566 for the year ended December 31, 2019. The net increase was mainly due to:

●	Increase in staff expenses and employee benefits;

●	Increase in professional fees and other service fees in connection with our corporate restructuring and filings with the SEC; and

●	Stock-based compensation expenses recorded in 2020.

We expect our operating expenses will increase over time as we continue to expand our business. Our selling expenses are expected to increase as we continue to expand our business and promote our Guardforce brand. Our administrative expenses are expected to increase, reflecting the hiring of additional personnel and other costs related to the anticipated growth of our business, as well as the higher costs of operating as a public company.

Other income

Other income is comprised mainly of miscellaneous income, interest income and gain (loss) from disposal of fixed assets.

For the year ended December 31, 2020, other income was $52,956, a decrease of $107,212 or 66.9%, as compared to $160,168 for the year ended December 31, 2019. The decrease was mainly due to the absence of a non-recurring true-up adjustment of prior years’ accruals related to operations made for the year ended December 31, 2019.

Finance costs

Finance costs are comprised of finance charges for leases, interest expense on interest-bearing bank borrowings and related party borrowings utilized for working capital purposes.

Income tax expense

For the year ended December 31, 2020, our income tax expense was $242,837, an increase of $154,364, or 174.5%, as compared to $88,473 for the year ended December 31, 2019. The increase in income tax expense was mainly due to increase in taxable profit due to non-deductible expense in 2020.

We are subject to various rates of income tax under different jurisdictions. The following summarizes major factors affecting our applicable tax rates in the Cayman Islands, Hong Kong and in Thailand.

Cayman Islands

We are incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to income, corporation or capital gains tax in the Cayman Islands.

British Virgin Islands

Our subsidiary incorporated in the BVI is not subject to taxation.

Hong Kong

Our wholly owned subsidiary in Hong Kong, AI Hong Kong, is subject to Hong Kong profits tax on its activities conducted in Hong Kong at a uniform tax rate of 16.5%.

Thailand

Our Company’s subsidiaries incorporated in Thailand are subject to a corporate income tax rate of 20%.

Net (loss) profit

For the year ended December 31, 2020, our net loss was ($3,142,255), a decrease of $3,202,332, as compared to net profit $60,077 for the year ended December 31, 2019. This was mainly due to an increase in administrative expenses, write off of withholding tax receivables and allowance on withholding tax receivables which were non-recurring in nature.

Net (loss) profit attributable to non-controlling Interests

For the years ended December 31, 2020 and 2019, net (loss) profits attributable to non-controlling interests were $(16,231) and $6,042 respectively.

Net (loss) profit attributable to equity holders of the Company

For the years ended December 31, 2020 and 2019, our net (loss) profits attributable to equity holders of the Company were ($3,126,024) and $54,035 respectively.

Inflation

Inflation is not expected to materially affect our business or the results of our operations.

Foreign Currency Fluctuations

See “—Quantitative and Qualitative Disclosures About Market Risk—Foreign Exchange Risk.”

Critical Accounting Policies

IFRS 15 Revenue from Contracts with Customers supersedes IAS 11 Construction Contracts, IAS 18 Revenue and related Interpretations and it applies, with limited exceptions, to all revenue arising from contracts with customers. IFRS 15 establishes a five-step model to account for revenue arising from contracts with customers and requires that revenue be recognized at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring services or goods to a customer. IFRS 15 requires entities to exercise judgment, taking into consideration all of the relevant facts and circumstances when applying each step of the model to contracts with our customers. The standard also specifies the accounting for the incremental costs of obtaining a contract and the costs directly related to fulfilling a contract. In addition, the standard requires extensive disclosures.

IFRS 9 Financial Instruments replaces IAS 39 Financial Instruments: Recognition and Measurement for annual periods beginning on or after January 1, 2018, bringing together all three aspects of the accounting for financial instruments: classification and measurement; impairment: and hedge accounting.

The IASB issued a new standard IFRS 16 for leases. This standard replaced IAS 17. The main impact on lessees is that almost all leases are reflected on the balance sheet. This is because the balance sheet distinction between operating and finance leases is removed for lessees. Instead, under the new standard an asset (the right to use the leased item) and a financial liability to pay rentals are recognized. The only exemptions are short-term and low-value leases. The Company has adopted IFRS 16 from January 1, 2019 and has not restated comparatives for the prior reporting periods, as permitted under the specific transitional provisions in the standard. The reclassifications and the adjustments arising from the new leasing rules are therefore recognized in the opening consolidated balance sheet on January 1, 2019.

Non-IFRS Financial Data

The table below is a reconciliation between IFRS and non-IFRS financial data for the adjusted net income that have not been calculated in accordance with IFRS. Such non-IFRS information excludes the effect, where applicable, finance costs, income taxes, depreciation and amortization expense, the write off of a long-term loan to a related party, allowance for withholding tax receivables, write off of withholding tax receivables and others.

Management believes that these excluded items are not reflective of our underlying performance. Management uses these non-IFRS financial measures to evaluate our ongoing operating performance and compare it against prior periods, make operating decisions, forecast future periods, evaluate potential acquisitions, compare our operating performance against peer companies and assess certain compensation programs. The exclusion of these and other similar items from our non-IFRS financial results should not be interpreted as implying that these items are non-recurring, infrequent or unusual. These non-IFRS measures are provided in addition to, and not as a substitute for, or superior to, measures of financial performance prepared in accordance with IFRS.

Investors are cautioned against placing undue reliance on the non-IFRS financial measure and are urged to review and consider carefully the adjustments made by management to the most directly comparable IFRS information. Non-IFRS financial measures may have limited value as analytical tools because they may exclude certain expenses that some investors consider important in evaluating our operating performance or ongoing business performance. Further, non-IFRS financial measures may have limited value for purposes of drawing comparisons between companies because different companies may calculate similarly titled non-IFRS financial measures in different ways because non-IFRS measures are not based on any comprehensive set of accounting rules or principles.

	For the years ended December 31,
	2020	2019
Net (loss) profit - IFRS	$(3,142,255)	$60,077
Finance costs	898,748	886,465
Income taxes	242,837	88,473
Depreciation and amortization expense	4,979,274	5,246,912
EBITDA	2,978,604	6,281,927
Allowance for withholding tax receivables	1,012,543	-
Written off for withholding tax receivables	710,219	-
Adjusted net income (Non-IFRS)	$4,701,366	$6,281,927

Additional information and management’s assessment regarding why certain items are excluded from our Non-IFRS measures are summarized below:

Finance costs – includes amounts associated with the bank borrowings, loans from related parties, interest expense arising from the finance lease and operating lease liabilities. Finance costs depends on our financing structure, which is a function of how much debt we use to finance our operations. We believe these amounts are not correlated to future business operations and including such charges does not reflect our ongoing operations.

Income taxes – are determined by location and do not indicate the profitability or viability of our business.

Depreciation and amortization Expense – are related to acquired tangible and intangible assets which are depreciated and amortized over the expected useful lives. The expense is not considered by management in making operating decisions, and the expense is non-cash in nature.

Allowance for withholding tax receivables – was made for the first time during 2020. We determined the allowance based on the recent historical collection experience and economic conditions. We believe these charges are not correlated to future business operations and including such charges does not reflect our ongoing operations. In addition, such allowance can vary each year and make comparisons less reliable.

Write off of withholding tax receivables – represents the difference between the withholding tax receivable recorded and the actual refund received from the Thai Revenue Department. The write off is one-time in nature which is partially outside of our control and it is difficult to predict the timing and amount of refund will be received. This write off is unrelated to our continuing operating performance. The amount is not considered by management in making operating decisions and we believe the exclusion of this item is useful in providing management a basis to evaluate ongoing operating activities and strategic decision making.

Liquidity and Capital Resources

Our principal sources of liquidity and capital resources have been, and are expected to continue to be, cash flow from operations and bank borrowings. Our principal uses of cash have been, and we expect will continue to be, for working capital to support a reasonable increase in our scale of operations as well as for business expansion investments.

We incurred net loss of $3,142,255 during the year ended December 31, 2020. As of December 31, 2020, we had an equity deficit of $2,160,018 and we had net current assets of $8,942,979. We expect to finance our operations primarily through cash flow from operations and borrowings from financial institutions and related parties. In the event that we require additional funding to finance the growth of our current and expected future operations as well as to achieve our strategic objectives.

Our directors have estimated our cash flow from future operations and available borrowing facilities and have concluded that we have, or will have access to, sufficient financial resources to meet our financial obligations as and when they fall due in the coming twelve months. There can be no assurances, however, that any of the borrowing facilities we may be contemplating as being available to us in the future will, in fact, be available to us on acceptable terms, if at all.

Given our current credit status and the current availability of capital to us, we believe that we will not encounter any major difficulties in obtaining additional bank borrowings. We plan to fund our future business plans, capital expenditures and related expenses as described in this prospectus with cash from operations and short-term and long-term indebtedness.

As of December 31, 2020, and 2019, we had cash and cash equivalents and restricted cash of approximately $10.1 million and $7.7 million, respectively.

The following table summarizes the key cash flow components from our consolidated statements of cash flows for the periods indicated.

	For the year ended December 31,
	2020	2019
Net cash provided by operating activities	$4,907,501	$4,992,611
Net cash used in investing activities	(1,431,506)	(451,512)
Net cash used in financing activities	(1,132,964)	(1,729,021)
Effect of exchange rate changes on cash	99,158	(585,922)
Net increase in cash and cash equivalents, and restricted cash	2,442,189	2,226,156
Cash and cash equivalents, and restricted cash at beginning of year	7,687,721	5,461,565
Cash and cash equivalents, and restricted cash at the end of the year	$10,129,910	$7,687,721

Operating Activities

Net cash provided by operating activities was $4,907,501 for the year ended December 31, 2020. The difference between our loss after tax of $3,142,255 and net cash provided by operating activities was mainly due to (i) depreciation and amortization of $4,979,274 mainly comprised of depreciation of fixed assets and depreciation for right-of-use assets; (ii) interest expense of $650,492 for the bank loans and loans from related parties; (iii) allowance on withholding tax receivables of $1,012,543 on the estimated uncollectible amounts of withholding taxes to be received; (iv) write off of withholding tax receivables of $710,219 which is the amount not refunded by the Thai Revenue Department; (v) the increase in other operating assets and liabilities of $697,228 which was generally due to the increase in trade and other receivables and withholding tax receivables due to our effective collection process.

Investing Activities

Net cash used in investing activities was $1,431,506 for the year ended December 31, 2020, which was reflecting the net effect of (i) the purchase of property and equipment of $1,405,190; and (ii) purchase of intangible assets of $26,316.

Financing Activities

Net cash used financing activities was $1,132,964 for the year ended December 31, 2020, which was attributable to (i) repayment of borrowing of $5,371,766; (ii) proceeds from borrowings of $7,363,163; (iii) interest paid of $248,047; and (iv) repayment principal for finance lease of $2,876,314.

We may, however, require additional cash due to changes in business conditions or other future developments, including investments or acquisitions we may have decided to pursue. If our existing cash and amounts available under existing credit facilities are insufficient to meet our needs, we may seek to sell additional equity securities, debt securities, or borrow funds from lending institutions. We can make no assurances that financing will be available for the amounts we need, or on terms acceptable to us, if at all. The sale of additional equity securities, including convertible debt securities, would dilute the interests of our current shareholders. The incurrence of debt would divert cash for working capital and capital expenditures to service debt obligations and could result in operating and financial covenants that restrict our operations and our ability to pay dividends to our shareholders. If we are unable to obtain additional equity or debt financing as required, our business operations and prospects may suffer.

Loan from Profit Raider Investment Limited

On April 29, 2018, Guardforce TH Group Company Limited entered into an agreement with Profit Raider Investment Limited, or Profit Raider, to transfer a loan between Guardforce TH Group Company Limited and the Company to Profit Raider. On March 11, 2020, the Company entered into a second supplemental agreement to the loan agreement with Profit Raider, to extend the due date of the loan bearing interest at 3.22% (which interest rate increased to 4% after April 30, 2019) to December 31, 2020. On December 31, 2020, the Company entered into a third supplemental agreement to the loan agreement with Profit Raider Investment Limited, to extend the due date of the loan to December 31, 2022. As a result, as disclosed in footnote 21 of the financial statements, the Company recorded a long-term borrowing from and amount due to a related party in the amount of approximately $14.64 million. The outstanding principal amount due to Profit Raider as of December 31, 2020 was approximately $13.51 million, and the amount of interest accrued on the loan, calculated through December 31, 2020, was approximately $1.13 million.

In accordance with the terms of our loan agreement with Profit Raider, we are required to pay the full principal amount of the loan obligation, along with accrued interest, on the maturity date and we are not required to make monthly payments on this obligation; we therefore do not expect any impact on our liquidity and ability to meet our short-term financial obligations through December 31, 2021. In the event that Profit Raider does not extend the loan, we expect to rely one or more of the following options (i) seek an alternative source of funding to replace the loan, (ii) seek further negotiation with Profit Raider to convert the loan to shares for mutually beneficial development, or (iii) seek support from our largest shareholder, Mr. Jingyi Tu, for repayment.

Research and Development, Intellectual Property

We have no research and development plans at present and there is no intellectual property owned by GF Cash (CIT) at this moment.

We utilize a third-party cloud-based CIT operating system (developed and owned by Stander Information Systems, or Stander) to assist current customers in automating their processes to reduce manual workloads. GF Cash (CIT) pays Stander a license fee on a monthly basis to use this operating system.

Under the terms of a binding memorandum of understanding effective March 2, 2020 between GF Cash (CIT) and Guardforce Security Thailand Company Limited (THAI SP), an affiliated entity that owns the “Guardforce” trademark, GF Cash (CIT) can use, at no cost and on a non-exclusive, non-transferable basis, the “Guardforce” name and related trademark(s) in promoting its business and selling any goods and services solely related to the business of cash-in-transit and other ancillary services provided by GF Cash (CIT) in Thailand, solely in the manner approved by THAI SP from time to time. Additionally, under the terms of this memorandum of understanding, THAI SP has agreed to support GF Cash (CIT) in its efforts to use and promote the Guardforce trade name and GF Cash (CIT)’s Guardforce business in the Thai market. The memorandum of understanding has a term of three years and will renew automatically for additional three-year periods unless either party gives written notice to terminate the agreement no less than 30 days prior to the next upcoming renewal period start date. Additionally, the memorandum of understanding may be cancelled by either party at any time with six months’ prior written notice to the other party. Although certain, non-related, non-Thai based companies use the Guardforce trademark outside of Thailand, no other companies use the Guardforce trademark in Thailand.

Although we believe we have a cooperative and supportive relationship with THAI SP, if for any reason our license with THAI SP is terminated or expires, our business may suffer and the value that we believe we have built in our brand name throughout Thailand will be lost. In such event, we would have to market our business under a new brand, and it may take significant time and cost before our existing customers and future customers recognize our new brand. The loss of our ability to continue to utilize the Guardforce name and related trademarks could have a material adverse effect on our business.

The domain names “guardforceai.com” and “guardforcecash.co.th” are registered in Thailand and are owned by Guardforce Cash Solutions Security (Thailand) Company Limited. The domain names “handshake.hk” and “handshake-networking.com” are registered in Hong Kong and are owned by Handshake Networking Limited. These domain names have not been registered as trademarks, but we may consider registering them in the future.

In Thailand and Hong Kong, domain names are not strictly considered an intellectual property right, as there is no law that confers on a domain name the status of “property” capable of being owned. Nevertheless, domain names are very important, and have such an intimate connection with branding strategies, generally, and trademarks, in particular, that management believes that it is common to consider domain names in the context of intellectual property rights.

Trend Information

Other than as disclosed elsewhere in this prospectus, we are not aware of any trends, uncertainties, demand, commitments or events that are reasonably likely to have a material effect on our net revenues and income from operations, profitability, liquidity, capital resources, or would cause reported financial information not to be indicative of future operation results or financial condition.

Off-Balance Sheet Arrangements

We do not have off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial position, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources that are material to an investment in our Securities.

Quantitative and Qualitative Disclosures about Market Risk

Our activities expose us to a variety of financial risks: foreign exchange risk, interest rate risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Foreign exchange risk

The Company is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the THB and U.S. dollars. Foreign exchange risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency that is not the respective functional currency of the Company’s subsidiaries. The functional currency of the Company and majority of its overseas subsidiaries is the U.S. dollar whereas the functional currency of the subsidiaries which operate in Thailand is the THB. The Company currently does not hedge transactions undertaken in foreign currencies but manages its foreign exchange risk by performing regular reviews of the Company’s net foreign exchange exposures.

If the THB had strengthened/weakened by 1.56% against the U.S. dollar, with all other variables held constant, the post-tax profit would have been approximately $210,000 higher/lower for the year ended December 31, 2020, as a result of net foreign exchange gains/losses on translation of net monetary assets denominated in the THB/U.S. dollar which is not the functional currency of the respective Company’s entities.

Interest rate risk

The Company’s exposure to changes in interest rates is mainly attributable to its borrowings and loans. As of December 31, 2020, if interest rates on borrowings had been 100 basis points higher/lower, with all other variables held constant, the Company’s post-tax results for the year would have been approximately $164,000 and $132,000 lower/higher for the years ended December 31, 2020 and 2019, respectively, mainly as a result of higher/lower interest expense on floating rate borrowings.

Inflation

Inflationary factors such as increases in the cost of our product and overhead costs may adversely affect our operating results. Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of net revenues if the selling prices of our products do not increase with these increased costs.

CORPORATE HISTORY AND STRUCTURE

History and Development of the Company

General Information

The legal and commercial name of our company is Guardforce AI Co., Limited. We were incorporated in the Cayman Islands under the Companies Act on April 20, 2018. The address of our principal place of business is 96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand. Our telephone number is +66 (0) 2973 6011. The name and address of our agent for service in the Cayman Islands is Conyers Trust Company (Cayman) Limited, located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Guardforce was incorporated in 2018 to acquire, indirectly, GF Cash (CIT) which is an operating company providing cash solutions and cash handling services located in Thailand. Please refer to our group chart for the description of shareholdings of the whole group.

Corporate History and Structure

AI Holdings was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on May 22, 2018. AI Holdings is a 100% owned subsidiary of Guardforce. AI Holdings’ registered office is located at P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands.

AI Robots was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on May 22, 2018. AI Robots is a 100% owned subsidiary of Guardforce.

AI Hong Kong was incorporated in Hong Kong under the Hong Kong Companies’ Ordinance (Chapter 622), on May 30, 2018. AI Hong Kong is a 100% owned subsidiary of Guardforce.

Southern Ambition was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on August 3, 2018. Southern Ambition is a 100% owned subsidiary of AI Robots.

Horizon Dragon was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on July 3, 2018. Horizon Dragon is a 100% owned subsidiary of AI Holdings.

AI Thailand was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on September 21, 2018 and has 100,000 outstanding shares with a par value of THB 10 per share. Of the outstanding AI Thailand shares, 48,999 ordinary shares are owned by Southern Ambition and one ordinary share is owned by Horizon Dragon, for an aggregate of 49,000 ordinary shares, or 49%, and 51,000 preferred shares, or 51%, are owned by two individuals who are not related parties to the Company.

With respect to the two Thai citizens’ economic rights in and to the GF Cash (CIT) operating business, pursuant to articles 6(1) to (3) of the Articles of Association of Al Thailand, the holders of Class B preferred shares of AI Thailand are entitled to (i) dividends at the rate of 10% of the par value of the preferred shares held before dividends are issued to holders of ordinary shares, (ii) cumulative dividends for years in which Al Thailand has made profit but has not declared a dividend and (iii) the return of their paid up capital on the dissolution or liquidation of Al Thailand before any assets are distributed to the holders of ordinary shares. As the par value of shares in Al Thailand is THB 10, the aggregate dividend entitlement of the two Thai nationals on any declaration of dividends by AI Thailand is approximately 0.01%, with 99.99% of the balance of dividends being payable to Southern Ambition.

Originally, each of the two Thai Nationals had entered into shareholders agreements with Southern Ambition, which, among other things, vested the management and administration of AI Thailand in the hands of Southern Ambition. Being that the two Thai citizens hold only nominal voting rights and economic interests in AI Thailand in accordance with the relevant provisions of the Articles of Association of Al Thailand, these shareholder agreements have been terminated and are no longer in effect and we do not have any other contractual agreements in place with the two Thai citizens.

Pursuant to Article 17 of the Articles of Association of AI Thailand, the holder of an ordinary share may cast one vote per share at a general meeting of shareholders and the holder of preferred shares may cast one vote for every 20 preferred shares held at a general meeting of shareholders. As a result of this voting structure, Southern Ambition is entitled to cast more than 95% of the votes of AI Thailand at a general meeting of its shareholders. This voting control at a general meeting of shareholders is sufficient to remove, replace and appoint all or any of the directors of AI Thailand. Being that under Section 1144 of the Civil and Commercial Code of Thailand, limited companies are managed by the directors, Southern Ambition has the right of management of AI Thailand by exercising its rights to convene general meetings of shareholders to determine the composition of the AI Thailand board of directors and to pass resolutions to be observed by the directors.

Taking into account the AI Thailand voting structure, the Company, which indirectly wholly owns Southern Ambition through its ownership of AI Robots, is able to maintain control of the GF Cash (CIT) operating business without GF Cash (CIT) being regarded as a foreigner under Thailand’s foreign ownership laws.

GF Cash (CIT) was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on July 27, 1982 and has 3,857,144 outstanding shares with a par value of THB 70 per share. 3,821,143 of the outstanding shares in GF Cash (CIT) (approximately 99.07% of the shares in GF Cash (CIT)) are owned by AI Thailand with one share being held by Southern Ambition and 36,000 shares (approximately 0.933% of the shares in GF Cash (CIT)) being held by Bangkok Bank Public Company Limited. GF Cash (CIT)’s head office is located at No. 96 Vibhavadi-Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok, Thailand.

The shares in GF Cash (CIT) currently owned by AI Thailand and Southern Ambition were previously held by Guardforce TH Group Co Ltd and Guardforce 3 Limited. As AI Thailand owns more than 95% of the shares in GF Cash (CIT), AI Thailand has effective control over GF Cash (CIT) at the shareholder level.

AI Thailand acquired its shares in GF Cash (CIT) from Guardforce TH Group Co Ltd on September 26, 2018, and on the same day Southern Ambition acquired one share of GF Cash (CIT) from Guardforce 3 Limited. These share transfers have been recorded in the share register of GF Cash (CIT) and have also been registered with the Ministry of Commerce of Thailand.

Bangkok Bank Public Company Limited has been a minority shareholder in GF Cash (CIT) since 1982. Bangkok Bank Public Company Limited was invited to become a strategic partner in GF Cash (CIT) to facilitate GF Cash (CIT)’s local business expansion in the banking sector.

On March 25, 2021, we completed the acquisition from a third party of 51% of the outstanding ordinary shares of Handshake, a Hong Kong company.

The following diagram illustrates our corporate structure as of the date of this prospectus and upon completion of this offering based on [    ] ordinary shares being offered.

Merger of VCAB Eight Corporation into Guardforce AI Co., Limited

On March 10, 2020, we completed a merger (which we refer to herein as the Merger) in which VCAB Eight Corporation, a Texas corporation, or VCAB, merged with and into us. VCAB was subject to a bankruptcy proceeding in the United States Bankruptcy Court for the Northern District of Texas, or the Bankruptcy Court, and had no assets, no equity owners and no liabilities, except for approximately 1,300 holders of Class 5 Allowed General Unsecured Claims and one holder of allowed administrative claims who we collectively refer to as the Claim Holders. Pursuant to the terms of the Merger agreement, and in accordance with the VCAB bankruptcy plan, we have issued an aggregate of 877,177 (post-consolidation and subject to rounding of fractional shares) ordinary shares, which we refer to as the Plan Shares, to the Claim Holders as full settlement and satisfaction of their respective claims. As provided in the bankruptcy plan, the Plan Shares have been issued pursuant to Section 1145 of the United States Bankruptcy Code. As a result of the Merger, the separate corporate existence of VCAB was terminated. We consummated the Merger to increase our shareholder base to, among other things, assist us in qualifying for quotation on one of the listing tiers of OTC Markets Group, Inc.

The Plan Shares are exempt from the registration requirements of the Securities Act and freely tradeable upon issuance, pursuant to Section 1145 of the U.S. Bankruptcy Code. The issued Plan Shares may be resold without registration pursuant to Section 4(a)(1) of the Securities Act, provided that the reseller is not an underwriter within the meaning of Section 1145(b) of the U.S. Bankruptcy Code.

The Merger did not have a material impact on our consolidated financial statements as of and for the year ended December 31, 2020. During 2020, we had issued 689,653 (post-consolidation) shares, this will be reduced from the 2,068,959 (pre-consolidation) ordinary shares and we issued the remaining 187,524 (post-consolidation and subject to rounding of fractional shares) ordinary shares in April 2021, this will be reduced from the 562,573 (pre-consolidation) ordinary shares. The 562,620 (pre-consolidation) ordinary shares indicated in our financial statements was reduced to 562,573 (pre-consolidation) due to rounding of fractional shares. The total calculated fair value was approximately $19,000, and we recorded the related charge as a share-based compensation expense. Our net loss for the year ended December 31, 2020 was reduced by this charge of approximately $19,000.

INDUSTRY

Industry Overview

We operate in the secure logistics industry and expect to operate in the robotics industry and the cybersecurity industry in the future.

We believe the key industry trends shaping the secure logistics, robotics and cybersecurity markets include the following.

Secure Logistics Market Trends

The following secure logistics market information has been abstracted from Grand View Research5

Secure logistics is not expensive, it is priceless

Financial and retail institutions such as banks outsource their coin and currency operations to third-party service providers to reduce risk and focus on core competencies. These third-party service providers offer state-of-the-art facilities dedicated to currency processing, owing to the increased demand in the market and the growing return on investment in this business category. These third-party service providers are part of the secure logistics market. The global secure logistics market was valued at USD 48.19 billion in 2015 owing to the increasing money circulation across the globe and is anticipated to reach USD 109.25 billion by 2025.

Segmentation based upon applications

Secure logistics providers cater to customers by providing services in specialties such as cash management, diamonds, jewellery and precious metals, and manufacturing; Apart from these prominent areas, the secure logistics market also makes its presence felt in areas such as retail and public infrastructure. This market segmentation is reflected in the infographic below.

01
02
03
04

Cash Management

The increasing cash circulation and expansion of financial institutions in the emerging economies are the major factors driving the cash management application market.

Diamonds, Jewelry, and Precious Metals

The availability of enormous amount of precious metals and lack of security governance for the transportation of valuable goods in African countries is expected to spur the segment demand.

Manufacturing

The increasing outsourcing of security services to third party service providers is likely to influence the market demand over the forecast period.

Others

The others application segment expected to have significant growth in emerging countries owing to the increasing spending on public infrastructure.

[5]	Source: https://www.grandviewresearch.com/blog/global-secure-logistics-market-size-analysis. See « Secure Logistics Market, Assessing the Growth & Challenges,” posted on December 3, 2020

The secure logistics market in Thailand is increasingly dominated by the cash management services segment due to the exponential proliferation of Automated Teller Machines, or ATMs, in Thailand.

Secure Logistics Market Boosters

Additional drivers in the secure logistics market are listed below:

●	The requirement of secure movement and management services for cash has increased due to the rising security concerns among financial institutions.

●	There is an expansion of financial institutions and banking infrastructure in the emerging economies due to local demand for increased financial inclusion.

●	A growing proliferation of ATMs in the emerging economies results in a rise in the implementation of safety measures relating to the logistics security.

●	With respect to technological trends, big data and predictive analytics are expected to play a vital role in the secure logistics industry. The increasing use of transportation management systems to process a high volume of shipments is likely to spur market growth.

●	The inflow of large foreign direct investments in the emerging economies as a result of the moderation in local financial regulations has been able to spur this market.

The diagram below reflects these market driving trends.

Major Market Drivers
Increasing theft of freight
Expansion of banking and financial institutions in the emerging markets
Growing penetration of ATMs

In Thailand the demand for the commercial movement of both banknotes and coins has been growing. The chart below reflects the increase in the money supply in Thailand from May 2020 to April 2021.

Money Supply M1 in Thailand increased to 2617 THB Billion in April 2021 from 2,458.4 THB Billion in May 2020.

Robotics Market Trends

Robotics as a growing service. According to Mordor Intelligence, the service Robotics market was valued at $23,577.1 million in 2020 and expected to reach $212,619.7 million by 2026 and grow at a CAGR of 44.9% over the forecast period (2021 - 2026). The Asia Pacific market will be the largest and fastest growing region. The following charts have been taken from Mordor Intelligence6.

Period:	2018 – 2026
Base Year:	2020
Fastest Growing Market:	Asia Pacific
Largest Market:	Asia Pacific
CAGR:	44.9%

[6]	Source: https://www.mordorintelligence.com/industry-reports/service-robotics-market

Professional Use of Robots to Account for a Significant Share in the Market

●	Professional robots consist of field robots, defense and security robots, medical assisting robots (MAR), public assistant robots, electrical industry robots, and robots for construction purposes.

●	The construction industry has adopted service robots to overcome challenges like heavy labor cost, labor shortage, and labor accidents. It also helps in constructing more reliable buildings since there is less chance of human errors. Technologies like, 3D printing robots and demolition robots further acts as a catalyst in the adoption of robots in the construction sector.

●	Exoskeleton robots are used as public relation robots. Most public relation robots are used to assist customers in finding an item or completing a task. These robots are being deployed in the retail sector, to guide customers around a store, as well as in the hospitality industry, in banks, shopping malls, family entertainment centers, and more.

●	The medical and healthcare industry uses services robots as diagnostic systems, robot-assisted surgery or therapy, rehabilitation systems, and other medical robots.

Asia-Pacific to Register a Significant Growth Rate Over the Forecast Period

●	Asia-Pacific is one of the fastest growing regions across the world. It also holds the largest market over the forecast period, owing to the significant adoption of service robots in China, Japan, and India, among others.

●	Regional governments are also a major factor for the development of a regional robotics market. For example, India plans to invest in military robotics, and the country is preparing for deploying an advanced robotic soldier by 2023.

●	Further, financial services companies in Asia are looking to streamline costs to boost dividends to shareholders, maintain profitability, and have a new tool at their disposal that also appeals to customers, e.g. service robots. For example, HDFC, one of the largest Indian private banks, is looking to unveil a service robot, which will assist customers with everyday tasks, like transferring or withdrawing money or just finding the relevant department to get their task done. The robot is expected to be a part of the bank’s Project AI program.

Cybersecurity Market Trends

A growing need:

Period:	2018 – 2026
Base Year:	2019
CAGR:	18.3%

According to Mordor Intelligence, the Asia Pacific cyber security market size was USD30.16 billion in 2021 and is expected to reach USD51.42 billion by 20267, and it is expected to register a CAGR of 18.3%, during the period of 2020-2025. Cyber threats are internet-based attempts to damage or disrupt information systems and hack critical information, using spyware, malware, and phishing. Cybersecurity solutions help enterprises monitor, detect, report, and handle cyber threats to maintain data confidentiality.

The adoption of cybersecurity solutions is likely to grow with the increasing penetration of the internet into the developing and the developed countries. Additionally, the expanding wireless network for mobile devices has increased the vulnerability of data, making cybersecurity an essential and integral part of every organization.

According to Tech Wire Asia, in 2021 incidences of data breaches have increased significantly compared to 2020. The average cost of a security breach is now approximately US$2.71 million per organization across South East Asia. In 2021, Malware and ransomware attacks, where hackers lock up company data until the firm pays a ransom, increased 45%8 over 2020 incidents.

Many emerging countries in the region, such as India, China, Singapore, and Japan, are facing increasing cybersecurity-related issues. For example, India has experienced a rapid increase in cybercrime registration, with the country ranking fifth in terms of the overall DNS hijacks. Also, according to Gemalto, India accounts for 37% of the global breaches in terms of records compromised or stolen.

According to the Cisco 2018 Asia-Pacific Security Capabilities Benchmark Study, Australia is the nation most under attack, with 90% of Australian companies reporting to have received up to 5,000 threats a day. Amongst it, 33% of Australian companies deal with 100,000 to 150,000 threats a day, and 7% deal with more than 500,000 threats each day. The government of Thailand released the Cybersecurity Act B.E. 2562 (2019), or the Cybersecurity Act, which was published in the Government Gazette on May 27, 2019 and is now in effect. The Cybersecurity Act endeavours to enforce legal safeguards to ensure the security of cyberspace and, in particular, sets out a cybersecurity risk assessment plan to prevent and mitigate against cybersecurity threats that may affect the stability of national security and the public interest, including, but not limited to, interests related to the economy, healthcare, international relations and other governmental functions.

[7]	Source: https://www.marketdataforecast.com/market-reports/apac-cyber-security-Market
[8]	Source: https://techwireasia.com/2021/05/sea-businesses-exposed-to-highest-rate-of-data-breaches-globally/

Many governmental and regulatory bodies in the region are identifying the need to balance technological innovation with risk management and user protection. Thus, they are incorporating strong regulatory and legislative framework for cybersecurity measures such that the digital economy can prosper without any hindrance.

With the recent outbreak of COVID-19, the APAC Cybersecurity market is expected to witness significant growth as there is an increasing trend of cyber-attacks through malware and ransomware in the context of COVID-19 which is forcing organizations to adopt cybersecurity solutions as many of them have shifted to remote work atmosphere amid lockdown in various countries.

According to Microsoft, 19 million ransomware and phishing attacks were identified in the Asia region from February to May 2020 with respect to Covid-19 themed attacks.

Cloud Deployment Drives the Market Growth

●	The increasing realization among companies of the importance of saving money and resources by moving their data to the cloud, rather than building and maintaining new data storage, drives the demand for cloud-based solutions, hence increasing the adoption of on-demand security services.

●	Owing to these benefits, both large enterprises and SMEs in the region are increasingly adopting cloud-based solutions. Over the next few years, cloud platforms and ecosystems are expected to serve as the launchpad for an explosion in the pace and scale of digital innovation.

●	According to the CISCO Cybersecurity Series 2019 report, Asia Pacific countries tend to have higher percentages of their infrastructures hosted in the cloud rather than on-premise. 16% have between 80–100% hosted, compared to just 9% in this bracket globally. 52% of organizations in Asia Pacific countries felt the ease of use of cloud deployment, and 50% of the organization in the region felt cloud deployment of cybersecurity solution offers better data security.

●	With the rising adoption of cloud services, like Google Drive, Dropbox, and Microsoft Azure, and with these tools emerging as an integral part of business processes, enterprises have to deal with security issues, such as loss of control over sensitive data. This gives rise to increased incorporation of on-demand cyber-security solutions.

●	Companies, such as Microsoft in the region, are offering Cloud-based endpoint protection technology that enables employees to work when, where, and how they need to work and can allow them to use the devices and apps they find most useful to get their work done.

China Occupy Maximum Market Share

●	Growing cyber-attacks in the country have propelled China to strengthen its defensive capabilities. The country also stands to be a major source of origin for cyberattacks on other parts of the world.

●	According to the statistics provided by Kaspersky Lab, in July 2020, China observed a rapid increase in the country’s network attacks. As per the statistics, on 5th July 2020, the country has seen 1.91 million network attack cases, which has reached 2.78 million on 26th July.

●	The increasing initiatives by the government and the related regulatory bodies to strengthen cloud security are expected to fuel the adoption of cybersecurity-based solutions over the forecast period. For instance, additional provisions, known as the Regulations on Internet Security Supervision and Inspection by Public Security Organs to China’s Cybersecurity Law, were passed in the recent past. The law outlines how the country’s main domestic security agency, the Ministry of Public Security (MPS), can conduct both onsite and remote inspection of computer networks, which are generally defined in the CSL as five or more computers connected to the internet.

●	Recently a new identity and access management related law has been passed by the Government of China, which came into effect in January 2020, intending to bestow legitimacy to Blockchain and Cryptography. This is planned to regulate how government agencies and private companies use data to run their cryptography management systems. With this effect, the OSCCA (Office of State Commercial Cryptography Administration) and only approved products are sanctioned for use in China.

There is an increase in the number of connected devices in China. In 2019, GSMA, the industry association of more than 750 operators with nearly 400 companies in the broader mobile ecosystem globally, reported that China, with 64% of the 1.5 billion global cellular connections, is the world’s most extensive Internet of Things (IoT) market. As a result, it will increase connected devices, thereby directly augmenting the need for security products.

BUSINESS

Business Overview

General

We are a market leader with almost 40 years of experience in the cash logistics business in Thailand and our services include cash-in-transit, dedicated vehicles to banks, ATM management, cash center operations, cash processing, coin processing, cheque center, and cash deposit machine solutions (cash deposit management and express cash service). Our customers include local commercial banks, chain retailers, coin manufacturing mints, and government authorities. Our five major customers are Government Savings Bank, Bank of Ayudhya, TMB Bank, Thanachart Bank and CP All Public Company. A few global customers also retain our services under temporary contract. As of the date of this prospectus, we have employed 1,814 staff located in 21 branches of GF Cash (CIT) and we own and manage a fleet of 478 vehicles.

We were founded in 2018 to acquire our operating subsidiary GF Cash (CIT). The principal office of our Company is located in Bangkok, Thailand.

Our operating subsidiary, GF Cash (CIT), was founded in 1982 (the Company was formerly named Securicor (Thailand) Limited) and was renamed G4S Cash Service (Thailand) Limited in 2005. The Company was renamed again as Guardforce Cash Solution (Thailand) Limited in 2016 and then according to the new security laws in 2018, the name was further changed to “Guardforce Cash Solution Security (Thailand) Company Limited. The principal office of GF Cash (CIT) is located in Bangkok, Thailand.

Substantially all of our revenues are derived from GF Cash (CIT)’s secure logistic business and gross revenue for the years ended December 31, 2020, and 2019 was approximately $37.65 million and $38.57 million, respectively.

In 2020, in addition to our secure logistics business, we began to develop other non-cash related solutions and services. In view of the pace of global robotics development and in response to the more automated requirements, driven in part by the COVID-19 pandemic, we have begun to rollout robotic solutions for our customers in Thailand and the rest of the Asia Pacific region. We have also begun to rollout other technologically related solutions in response to the changing needs of our customers. As of December 31, 2020, we have generated approximately $0.2 million in revenue from our robotic solutions business.

Our Products and Services

Our principal business is Secure Logistics Solutions. This includes: (i) Cash-In-Transit – Non-Dedicated Vehicle (Non-DV); (ii) Cash-In-Transit – Dedicated Vehicle (DV); (iii) ATM management; (iv) Cash Processing (CPC); (v) Cash Center Operations (CCT); (vi) Cheque Center Service (CDC); (vii) Express Cash; (viii) Coin Processing Service; and (ix) Cash Deposit Management Solutions;

Secure Logistics Solutions collects cash from its customers’ sites, then delivers the collected cash to its cash processing centers for counting, checking and packing in bundles, after which the cash is transported to the customers’ designated depository banks and deposited into the customers’ bank accounts. We enter into contracts with our customers to establish pricing and other terms of service. We charge customers based on activities (service performed) as well as based on the value of the consignment.

In 2020, in addition to our Secure Logistics Solutions business, we began to develop other non-cash related solutions and services. In view of the pace of global robotics development and in response to the more automated requirements, driven in part by the COVID-19 situation, we have begun to rollout robotics solutions for our customers in Thailand and the rest of the Asia Pacific region. We have also begun to rollout other technologically related solutions in response to the changing needs of our customers. As of December 31, 2020, we have generated $220,787 in revenue from our robotic solutions business.

Core Services

Our Core Services include CIT (Non-DV), CIT (DV), ATM Management, CPC and CCT. For the year ended December 31, 2020, Core Services represented approximately 94.2% of our total revenues.

The charts below show the breakdown of our business services by sector for the fiscal years ended December 31, 2020 and 2019. These business sectors are discussed below.

Revenue by Services (For the year ended December 31, 2020):

2020 Jan - Dec
32.0%
12.8%
33.3%
7.5%
8.6%
0.2%
1.1%
3.9%
0.6%
CIT Non-DV
CIT DV
ATM Management
CPC
CCT
CDC
Others
GDM
Robotic Solutions

Revenue by Services (For the year ended December 31, 2019):

Cash-In-Transit – Non-Dedicated Vehicles (Non-DV)

CIT (Non-DV) includes the secure transportation of cash and other valuables between commercial banks and the Bank of Thailand, Thailand’s central bank. CIT (Non-DV) also includes the transportation of coins between the commercial banks, the Thai Royal Mints and the Bank of Thailand. As such, the main customers for this service are the local commercial banks. Charges to the customers are dependent on the value of the consignment; condition of the cash being collected (for example, seal bag collection, piece count collection, bulk count collection, or loose cash collection); and the volume of the transaction. Vehicles used for the delivery of this service are not dedicated to the specific customers.

For the years ended December 31, 2020 and 2019, CIT (Non-DV) revenues were approximately $12.0 million (32.0%) and 12.1 million (31.2%), respectively.

Cash-In-Transit - Dedicated Vehicle to Banks (DV)

CIT (DV) includes the secure transportation of cash and other valuables between commercial banks. As part of this service, dedicated vehicles are assigned specifically to the contracted customer for their dedicated use between the contracted designated bank branches. As this is a dedicated vehicle service, customers will submit direct schedules to our CIT teams for the daily operational arrangements and planning. Charges to the customers are on a per vehicle per month basis.

For the years ended December 31, 2020 and 2019, CIT (DV) revenues were approximately $4.8 million (12.8%) and $5.0 million (12.9%), respectively.

ATM Management

ATM management includes cash replenishment services and first and second line of maintenance services for the ATM machines. First line of maintenance services (FLM) includes rectification of issues related to jammed notes, dispenser failures and transaction record print-out issues. Second line of maintenance services (SLM) includes all other issues that cannot be rectified under the FLM. SLM includes complete machine failure, damage to hardware and software, among other things.

For the years ended December 31, 2020 and 2019, ATM Management revenues were approximately $12.5 million (33.3%) and $14.0 million (36.4%), respectively.

Cash Processing (CPC)

Cash processing (CPC) services include counting, sorting, counterfeit detection and vaulting services. We provide these services to commercial banks in Thailand.

For the years ended December 31, 2020 and 2019, CPC revenues were approximately $2.8 million (7.5%) and $2.3 million (5.9%), respectively.

Cash Center Operations (CCT)

Cash Center Operations (CCT) is an outsourced cash center management service. We operate the cash center on behalf of the customer, which includes note counting, sorting, storage, inventory management and secured transportation of the notes and coins to the various commercial banks in Thailand.

For the years ended December 31, 2020 and 2019, CCT revenues were approximately $3.3 million (8.6%) and $3.7 million (9.5%), respectively.

Cheque Center Service (CDC)

Cheque Center Service (CDC) includes secured cheque pickup and delivery service.

For the years ended December 31, 2020 and 2019, CDC revenues were approximately $0.1 million (0.2%) and $0.4 million (1%), respectively.

Express Cash

The express cash service is an expansion of our Guardforce Digital Machine, or GDM, solution. We work with commercial banks to have a mobile GDM installed in our CIT vehicles to collect cash from retail customers at the retailers’ sites. The cash is immediately processed inside the CIT vehicle and the cash counting results are immediately transmitted to GF Cash (CIT) headquarters and to the commercial bank. That bank will then credit the counted amount to its customers’ bank accounts. We launched the Express Cash service in 2019.

For the years ended December 31, 2020 and 2019, express cash service revenues were approximately $0.1 million (0.3%) and $nil (nil%), respectively.

Coin Processing Service

The Coin Processing Service includes the secure collection of coins from retail businesses and banks. The coins are stored and then delivered to the Royal Thai Mint, a sub-division of the Thai Treasury Department, Ministry of Finance. We deploy manpower to work at the Royal Thai Mint as cashier services. Additionally, we use our existing vehicle fleet to deliver coins from the Royal Thai Mint to bank branches, and vice versa.

For the years ended December 31, 2020 and 2019, coin processing service revenues were approximately $0.3 million (0.8%) and $0.04 million (0.1%), respectively.

Cash Deposit Management Solutions (GDM)

Cash Deposit Management Solutions are currently delivered by our Guardforce Digital Machine (GDM). The GDM product is deployed at customer sites to provide secured retail cash deposit services. Customers use our GDM product to deposit daily cash receipts. We then collect the daily receipts from our GDM in accordance to the agreed schedules. All cash receipts are then securely collected and delivered to our cash processing center for further handling and processing.

For the years ended December 31, 2020 and 2019, GDM revenues were approximately $1.5 million (3.9%) and $1.2 million (3.0%), respectively.

Robotic Solutions

Our robotic solutions product offering is currently delivered via the deployment of T1-tempreature scanning concierge robots and disinfectant robots. We do not manufacture these robots which are sourced from a related-party vendor. Customers use our concierge robots to ensure compliance with COVD-19 health safety requirements. In addition, we are currently in the process of developing other value-added applications such as access control and environmental data analytics.

For the year ended Dec 31, 2020, robotics solutions revenues were approximately $0.2 million (0.6%).

Cybersecurity

Our recently acquired, majority owned subsidiary, Handshake Networking, has been providing professional penetration testing and forensics analysis in Hong Kong and the Asia Pacific region since 2004. Our acquisition of a majority stake in this business in March 2021 has provided us with the experience, expertise and creditability to capitalize on the growing cybersecurity market.

Service or performance obligations for each service type are as follows:

Fixed Fees
Service Type	Service/Performance Obligations	Per delivery / order	Per month
Cash-In-Transit (CIT) – Non Dedicated Vehicles (Non-DV)	Delivery from point A to point B per customer request. Service obligation is generally completed within same day.	√
Cash-In-Transit (CIT) – Dedicated Vehicles to Banks (DV)	Delivery from point A to point B per customer request. Service obligation is generally completed within same day.	√
ATM Management	Includes replenishment of ATM machines and first level maintenance services. Service obligation is generally completed within the same day.	√
Cash Processing (CPC)	Cash counting, sorting and vaulting services for customers in the retail industry.		√
Cash Center Operations (CCT)	Cash counting, sorting and depositing for local commercial banks on behalf of Bank of Thailand (BOT).		√
Cheque Center Service (CDC)	Handles cheque consolidation and distribution on behalf of local commercial bank.		√
Express Cash	Armored trucks (with onboard GDM) and crew teams are assigned to collect cash on behalf of local commercial banks. Service obligation is generally completed within the same day.	√
Coin Processing Service	Armored vehicles and crew teams are assigned to collect/deliver coins to/from customer sites. Service obligation is generally completed within the same day.	√
Cash Deposit Management Solutions	Cash deposit machine (Guardforce Digital Machine – GDM) are installed at the customers’ sites for the collection of cash.		√
Robotics AI Solutions – sales of robots	Sale transaction deemed completed upon customer’s acknowledgment of receipt of robot	√
Robotics AI Solutions – rental of robots	Robots are placed at the customer’s site and they are leased out for a fixed term		√

Disaggregation information of revenue by service type is as follows:

	For the year ended December 31,
Service Type	2020 (USD)	Percentage of Total Revenue	2019 (USD)	Percentage of Total Revenue
Cash-In-Transit – Non-Dedicated Vehicles (CIT Non-DV)	12,045,914	32.0%	12,052,738	31.2%
Cash-In-Transit – Dedicated Vehicle to Banks (CIT DV)	4,822,354	12.8%	4,958,139	12.9%
ATM Management	12,542,613	33.3%	14,024,291	36.4%
Cash Processing (CPC)	2,842,209	7.5%	2,283,835	5.9%
Cash Center Operations (CCT)	3,256,423	8.6%	3,661,135	9.5%
Cheque Center Service (CDC)	61,197	0.2%	394,290	1.0%
Others **	399,978	1.1%	38,570	0.1%
Cash Deposit Management Solutions (GDM)	1,457,307	3.9%	1,158,082	3.0%
Robotic Solutions	220,787	0.6%
Total	37,648,782	100.0%	38,571,080	100.0%

**	Others include primarily revenue from express cash and coin processing services.

Our Fee Structure

We have different fee models based on the types of services we provide to our customers. Our fees for dedicated vehicles service are based on the allocation of cost of manpower deployment, vehicle and consumable items. Fees for fixed collections or on-call services are based on a pre-agreed amount per delivery, which varies by such factors as collection time, pick-up and delivery locations and the processing time.

Our Fleet of Vehicles

We operate a fleet of 478 vehicles. The types of vehicles in our fleet include armored vehicles – pickup, armored vehicles – van, armored vehicles – truck 6 wheels, maintenance soft skin vehicles – pickup, coin trucks soft skin – pickup, security patrol soft skin – pickup trucks and administrative vehicles.

We maintain our vehicles to the highest commercial standards to ensure our quality of service. We operate dedicated garages for the repair and maintenance of our vehicles, staffed with a team of in-house auto mechanics. Our vehicle repair facilities are located at our head office location in Laksi and at other major branch locations. We also have a well-established logistics department which monitors the operations of our garages and the maintenance of our vehicle operations standards.

Sales and Marketing

During the 2021 fiscal year, we will endeavor to ensure that all of its existing customer contracts will be renewed, to protect our major sources of existing income. In addition, we plan to undertake the following activities to promote our businesses:

●	To continue to work closely with local Thailand commercial banks to attract more retail chain customers to our secure logistic solutions such as outsourced cash management services.

●	To work closely with existing customers to extend our secure logistics solutions throughout Thailand and other industries.

●	To use our existing nationwide infrastructure in Thailand to promote and introduce our robotic solutions as the country begins to recover from the COVID lockdown, in particular, to hotels, airports, transportation hubs, hospitals and shopping centers.

●	To work closely with partners in the region to promote and introduce our robotic solutions in particular, in Singapore, Hong Kong, Malaysia and other Asian countries.

●	To work closely with our customers to introduce cybersecurity solutions, especially in Hong Kong and Thailand.

Customers

Since 2008, the major customer of our secure logistics business has been the Government Savings Bank, a state-owned Thai bank located in Bangkok.

For the year ended December 31, 2020, the revenue derived from the Government Savings Bank was approximately $10.2 million, which accounted for approximately 27.2% of our revenue.

For the year ended December 31, 2020, our next four largest customers were the Bank of Ayudhya Public Company, TMB Bank Public Company, Thanachart Bank Public Company and CP All Public Company. The total revenue derived from these four customers was approximately $17.0 million or 45.2% of our revenue. Our top five customers combined accounted for approximately 72.4% of our revenue.

For the year ended December 31, 2020, 69% of our revenue was generated from bank customers, while retail customers and others such as hospitality, corporate and logistics sectors accounted for 31% of these revenues.

We are now starting to diversify our customer portfolio by acquiring more retail customers and entering other new service sectors in order to balance the portfolio and better protect our business.

Our business development and customer service teams actively participate in all contract renewal processes in order to retain the contracts that are up for renewal and to establish and maintain good relationships with our customers.

Competition

Our principal business is secure logistics. The chart below references GF Cash (CIT) as “GFCTH” and names GF Cash (CIT)’s competitors showing relative market share in 2020.

THAILAND MARKET SHARE 2020

Source: Thailand Revenue Department

The secure logistics industry in Thailand is subject to significant competition and pricing pressure. The main competitors are the international companies such as Brinks, and there are also many local CIT competitors in Thailand having very good relationships with their customers. We expect our secure logistics competition to increase and this could affect our pricing strategies.

Additionally, several banks have their own CIT subsidiaries which serve these banks exclusively.

We also face potential competition from certain commercial banks which market their own cash management solutions to their customers and hire CIT companies as their CIT suppliers.

Across the CIT industry, most CIT companies want to have a footprint in the retail sector and they use lower pricing as a competitive strategy.

Despite the high competition in the CIT industry in Thailand, we believe that we have significant competitive advantages, including:

●	Full coverage in the entire country with 21 branches;

●	Flexible and reliable operations;

●	Continuity of our management team;

●	The BOT has authorized GF Cash (CIT) to run 10 Cash Centers in Thailand to support Cash Center operations to the BOT;

●	Long term relationship with local commercial banks; and

●	Nearly 40 years of experience among the staff/management team in the cash logistics solutions business in Thailand.

The robotics industry in Thailand and within the rest of the Asia Pacific region is still in its infancy. Competition is high as most competitors are engaged in selling the robots as a stand-alone product. The majority of our competitors are Chinese and Japanese robotics manufacturers. At present, there is no clear market leader.

The cybersecurity industry in Thailand and within the rest of the Asia Pacific region is extremely fragmented with numerous start-ups targeting niche segments of the cybersecurity market. We expect that with the growing transformation of existing business to online platforms, the demand for various cybersecurity solutions will grow significantly. Competition is high as existing dominant players in the US and Europe try to gain market share within the Asia Pacific region. However, we believe that there will be a merging of physical security and cybersecurity as customers will require not only cybersecurity but also the physical security solutions.

Despite the high competition in Thailand, we believe that we have significant advantages in our robotics and cybersecurity solutions, including;

●	Our significant distribution network via our existing 21 branches located across the entire country;

●	Our existing customers could also be our potential customers for our robotics and cybersecurity solutions and

●	We have nearly 40 years of experience in the security business. The robotics and cybersecurity businesses are an extension of our security services.

Growth Strategy

We believe that trends in the security industry during the next decade will be characterized by rapid technological change, continual convergence between physical security and cybersecurity and increased competition. Against the backdrop of these industry trends, we aim to enhance shareholder value by maintaining and consolidating our leading position in the Thailand secured logistics services market as well as leveraging our competitive strengths to exploit new opportunities arising from the increasing physical and cyber convergence and the growth in regional security demand.

Our principal strategies are to:

●	Continue to maintain our leadership position in Thailand by providing the best in class solutions to our customers. This includes development of artificial intelligence, or AI, systems within our logistical network to improve service deliveries and value add solutions to our customers.

●	Offer a broad range of new and innovative services that are non-cash related. We will continue to drive robotics solutions and applications as the market becomes more educated and adapted to accept new technologies. In addition, we will continue to explore the deployment of cybersecurity related solutions as businesses and individuals become more connected and more vulnerable to security intrusions and cyber thefts.

●	Increase the speed of transformation by acquiring or establishing partnerships with technological innovators in the cybersecurity, artificial intelligence, robotics and related fields. To that end, on March 25, 2021, we completed our acquisition of 51% of Handshake. Please refer to the Recent Development section below for more information about our Handshake business.

Since 2017, we have experienced an average year on year revenue growth of approximately 4.6%. Based on our cash flows from operations, we have been able to allocate approximately 2% of our annual revenues for capital improvements, business development and investment purposes. Management plans to continue this practice and, in addition to the proceeds from this offering, we will set aside approximately 1% of our annual revenues, from the Company’s operating cash flows, to fund our planned capital expenditures to achieve the above itemized growth strategies.

As of December 31, 2020, our cash and cash equivalents and restricted cash was approximately $10.1 million. (See Note 3. “Cash, Cash Equivalents and Restricted Cash” in our audited consolidated financial statements for the years ended December 31, 2020, and 2019 on page F-20 for details on our cash position.) To the extent that there may be shortfalls in internal cash available for our growth plans, we expect to be able to access commercial banking credit facilities as the need arises.

There can be no assurance, however, that we will be able to accomplish any of the above listed strategic objectives or to acquire the necessary capital on terms acceptable to us, if at all. See “Risk Factors—Risks Relating to our Business—We might not have sufficient cash to fully execute our growth strategy.”

Taxation

Thai recipients of dividends, interest and royalties paid by Thai companies are subject to Thai income tax, and the company making the payment is required by the Revenue Code to withhold part of the payments and remit the withheld amount to the Revenue Department towards the income tax liability of the recipient.

Dividends distributed by GF Cash (CIT) and AI Thailand to Thai shareholders will be both subject to a 10% withholding tax. Dividends distributed by GF Cash (CIT) and AI Thailand to foreign shareholders that do not carry on business in Thailand will also be both subject to 10% withholding tax unless a double tax treaty imposes a lower withholding tax rate.

Thai companies are permitted to pay dividends only to the extent they can pay the dividends out of profits. Companies are required to make an allocation to a statutory reserve each time dividends are issued until the aggregate amount in reserve reaches or exceeds one tenth of the company’s capital. The allocation must be at least one twentieth of the profit the company has earned from its business.

Interest paid to a Thai company (other than a financial institution) will be subject to a 1% withholding tax. Interest paid to a foreign lender that does not carry on business in Thailand will be subject to a 15% withholding tax unless a double tax treaty imposes a lower withholding tax rate.

Presently, there is no double tax treaty between Thailand and the British Virgin Islands.

Foreign Currency Exchange

Our consolidated financial statements are expressed in U.S. dollars, which is our reporting currency. Most of the revenues and expenses of GF Thai Cash (CIT) are denominated in the THB. Meanwhile, our functional currency of our various other subsidiaries, is the U.S. dollar. The value of the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions.

Organizational Structure

See “Corporate History and Structure—History and Development of the Company—Corporate History and Structure” above for details of our current organizational structure.

Property, Plant and Equipment

GF Cash (CIT) leases all of its existing operating facilities. GF Cash (CIT)’s main facility is in Laksi, Bangkok where it leases a 12,244 sqm (40,171 square feet) facility that serves as its head office with all supporting functions. The Laksi facility is the major operating site and covers all GF Cash (CIT) services within the Bangkok area. This facility is currently utilized at full capacity. The Laksi facility has operated for more than 20 years and is located near the Don Muang Airport. GF Cash (CIT)’s major operating equipment such as vehicles and machinery are operated out of this facility. The current lease is for 3 years and the monthly lease payment is THB2,625,000 (approximately $83,878).

GF Cash (CIT) is planning to lease a new, additional facility (about one-half of the existing Laksi facility size) in the next 3-5 years, to split the existing Laksi site into two facilities to operate in parallel, to improve operational efficiency. This new planned site is also expected to be under a lease arrangement rather than purchased. Currently, the Laksi facility is located in the north part of Bangkok which, because of its distance to GF Cash (CIT)’s main service areas, requires extra traveling time between such service areas and the main operating site, thus creating extra labor cost and fuel consumption on a daily basis. The expected expenses for the new operating site are estimated to be approximately THB 1.5 million – 2.0 million (approximately $46,350 - $61,800) under a monthly rental/leasing contract. GF Cash (CIT) has not yet made any expenditures for the new facility.

GF Cash (CIT) has a total of 21 branches operated in Thailand under the Guardforce name as follows:

Main Branches		No. of Vehicles Associated with Branch	Estimated Size of Branch (sqm)	Monthly Rental Charge (THB)
1	Bangkok (HO & Main Location)	225	1,836.00	2,625,000
2	Chiang Mai	22	753.75	120,000
3	Phitsanuloke	20	167.02	48,400
4	Nakorn Ratchasima (Korat)	16	838.64	96,800
5	Khon Kaen	23	282.00	112,388
6	Ubon Ratchathani	14	103.68	29,360
7	Chon Buri	24	204.36	81,053
8	Rayong	16	142.40	71,925
9	Phuket	17	258.96	71,500
10	Hat Yai	19	226.98	24,211
11	Surat Thani	17	208.31	63,158

	Normal Branches
12	Chiang Rai	10	288.00	12,000
13	Nakornsawan	7	65.62	17,369
14	Udon Thani	11	136.40	33,158
15	Surin	5	289.56	60,930
16	Sakon Nakorn	4	67.34	7,368
17	Chachoengsao	8	115.52	33,000
18	Saraburi	6	114.38	50,000
19	Ayutthaya	3	120.00	27,000
20	Nakorn Si Thammarat	6	69.40	6,316
21	Samui	5	249.75	31,579

Our main branches perform cash center activities authorized by the Bank of Thailand (BOT). Our normal branches do not provide any cash center operations. All branches (both main & normal) are under rental leases with annual renewals.

All of our branches provide ATM replenishment, ATM First line & Second line maintenance services, cash-in-transit services and cash sorting, counting and storage services.

As of the date of this prospectus, we managed a fleet of 478 vehicles in Thailand.

Vehicle Types	Number of Vehicles
Armoured Vehicle - Pickup	206
Armoured Vehicle - Van	183
Armoured Vehicle - Truck 6 Wheels (Hino 5 ton truck)	3
Maintenance soft skin vehicle - Pickup	52
Coin truck soft skin coin - Pickup	10
Security Patrol soft skin - Pickup	5
Admin vehicle	19
Grand Total	478

No environmental issues affect the Company use of its assets or properties.

Insurance

We have four types of insurances for GF Cash (CIT), namely Cash-In-Transit Insurance, Motor Insurance, Property Damage and Business Interruption Insurance and General Liability Insurance. The Cash-In-Transit Insurance covers the liability of daily operations of ATM, CIT and cash processing. Motor Insurance covers vehicle damage and third-party liability when accidents happen. Property Damage and Business Interruption Insurance cover property damage of all operating local and business interruption. General Liability Insurance covers all operating locations in Thailand.

Seasonality

Our results of operations are not subject to substantial seasonal fluctuations that could adversely affect our business. Demand for our services is relatively constant throughout the year. However, historical trends may not be predictive of future results given the potential for changes in business activities due, for example, to the COVID-19 pandemic. In 2020, our business activities were impacted negatively as a result of companies adapting to the COVID-19 environment. While it is difficult to estimate the quarterly and annual fluctuations in the Company’s operations as a result of the COVID-19 pandemic, management believes that COVID-19 could continue to have a material adverse impact on our financial results in year 2021.

Employees

As of the date of this prospectus, we have employed 1,814 full-time employees and 14 full-time employees in GF Cash (CIT) and Guardforce, respectively. The following table illustrates the allocation of those employees among the various job functions conducted at GF Cash (CIT) and at Guardforce and reflect the expected growth in staffing of these positions.

Operations / Support	Division (Type)	Existing Head Count
Operations	Operations (Direct employees)	1,544
	Operations (Admin, supervisors, managers)	183
	Operations Management (Senior managers)	4

Supporting functions	Administration	12
	Business Development	7
	Finance & Accounting	26
	GDM	1
	General Management	8
	HR & TDS	12
	Internal audit	4
	IT	5
	Legal	4
	Operations Management	7
	Procurement	2
	Project Team	9
	Total operations	1,731
	Total supporting functions	97
	Grand Total	1,828

We believe that our relationship with our employees and those of our operating subsidiary are good. We have two trade unions, namely, Cash in Transit Union and Cash in Transit Officer Labour Union which are organized to protect employees’ rights, to assist in the fulfillment of GF Cash (CIT)’s economic objectives, to encourage employee participation in management decisions and to assist in mediating disputes between GF Cash (CIT) and union members. GF Cash (CIT) has not experienced any significant problems or disruption in its operations due to labor disputes, nor has GF Cash (CIT) experienced any difficulties in recruitment and retention of experienced staff. The remuneration payable to employees includes basic salaries and allowances. GF Cash (CIT) also provides training for its staff from time to time to enhance their technical knowledge.

We have regular meetings with the aforesaid two trade unions and discuss about the Employee Benefit Agreement, or EBA, every year. It’s a requirement of Thai Labour Laws and in which Thai Labour Department will also involve in the discussion if we cannot resolve disputes with the unions for the EBA. The Thai Labour Department will also organize meetings with the unions and GF cash annually.

As required by applicable Thailand law, GF Cash (CIT) has entered into employment contracts with all of its officers, managers and employees.

Staff Recruitment

We recruit our personnel through two channels - staff referrals and direct recruitment. All applicants for employment must go through the following procedures:

(i)	Police criminal record check. We require all applicants for employment to be fingerprinted. Fingerprints are sent to the local police station where the recruiting office is located for a check of the criminal record. We do not hire any applicants who have a criminal record.

(ii)	Address proof check.

(iii)	References check.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

GOVERNMENT REGULATION

Foreign Investment in Thailand

The laws and regulations in Thailand place restrictions on foreign investment in and ownership of entities engaged in a number of business activities. The Thai Foreign Business Act B.E. 2542 (1999), or FBA, requires foreigners to obtain approval under the FBA in order to engage in most service businesses. A company registered in Thailand will be considered a foreigner under the FBA if foreigners hold 50% or more of the shares in the company. The Security Guard Business Act B.E. 2558 (2015), or SGBA, also requires that companies applying for approval to engage in the business of providing security guard services by providing licensed security guards to protect people or personal property must have more than half of its shares owned by shareholders of Thai nationality and must have more than half of its directors being of Thai nationality.

We conduct our business activities in Thailand using a tiered shareholding structure in which direct foreign ownership in each Thai entity is less than 50%. See “Item 4. Information on the Company—C. Organizational Structure—Thailand Shareholding Structure.” The FBA considers the immediate level of shareholding of a company to determine the number of shares held by foreigners in that company for the purposes of determining whether the company is a foreigner within the meaning of the FBA, and will have regard to the shareholdings of a corporate shareholder which holds shares in that company to determine whether that corporate shareholder is a foreigner, however no cumulative calculation is applied to determine the foreign ownership status of a company when it has several levels of foreign shareholding. Such shareholding structure has allowed us to consolidate our Thai operating entities as our subsidiaries.

Licenses which GF Cash (CIT) has Obtained

GF Cash (CIT) operates its business to provide security for the properties of its customers. Thus, it is regulated under, and is required to comply with, the SGBA, which is overseen and controlled by the Minister of Finance and the Metropolitan Police Commissioner.

As certain GF Cash (CIT) employees are required to carry loaded firearms for use in the performance of their services to certain customers, GF Cash (CIT) is required to obtain a license to possess firearms and ammunition and to comply with the Firearms, Ammunition, Explosives, Fireworks, and the Equivalent of Firearms Act B.E. 2490 which is controlled by the Prime Minister and the Minister of Interior in consultation with the Minister of Defense according to Section 6 of the Firearms, Ammunition, Explosives, Fireworks, and the Equivalent of Firearms Act B.E.2490.

Additionally, under the SGBA, GF Cash (CIT) is required to obtain a license to operate its security guard business.

The followings are all of the licenses that GF Cash (CIT) has obtained to operate its business in Thailand:

●	Security Business License of CIT (Security Industry Business Act 2015) issued by the Metropolitan Police of Thailand on July 18, 2017, which will expire on July 17, 2021. As of the date of this prospectus, GF Cash (CIT) has requested an extension and renewal of this license from the Metropolitan Police of Thailand;

●	Firearms License issued by the Metropolitan Police of Thailand on December 9, 2009, which will not expire so long as GF Cash (CIT) remains as the registered owner of these firearms;

●	Bank of Thailand certificates to run ten cash center operations in Thailand, including for GF Cash (CIT)’s headquarters in Bangkok, and in other nine provinces. All of these certificates were issued since 2014 and are under annual examination by the Bank of Thailand. If any non-conformance is detected, the Bank of Thailand has the right to revoke these certificates; and

●	Training Center Certificate issued by the Metropolitan Police of Thailand on May 11, 2018, subject to annual examination by the Metropolitan Police of Thailand. If any non-conformance is detected, the Metropolitan Police of Thailand may revoke this certificate.

Each GF Cash (CIT) security guard is also required to have an individual security personnel license according to the requirements of the SGBA, and each guard needs to be qualified according to the criteria specified in the SGBA. Additionally, each GF Cash (CIT) armed guard is required to have a license for the possession of a loaded firearm, issued by the Metropolitan Police of Thailand. Also, under the requirements of SGBA, if a CIT company intends to conduct its own training, it must have a training center which has been certified and approved by the Metropolitan Police of Thailand. GF Cash (CIT) operates its own training department which includes two officially certified training centers. Each guard must undergo specified training and arms testing to comply with these licensing requirements, both with respect to the initial issuance of the appropriate license and its renewal. Specified training programs cover basic security guard functions, which are required to be covered under the SGBA, and CIT in-house training concentrates on all CIT procedures, including, but not limited to, work and vehicle drills, customer service and operational defense drills. These ongoing trainings activities are required for the employment of GF Cash (CIT)’s security guards only.

For carrying firearms on duty, GF Cash (CIT) must have a firearms license. Under this license, GF Cash (CIT) must arrange for the training of CIT security guards by authorized organizations under the Metropolitan Police of Thailand. The firearms license is issued by the Metropolitan Police of Thailand and is subject to inspection and review annually. Additionally, all purchases of firearms and ammunition are subject to approval by the Metropolitan Police of Thailand. CIT security guards must undergo refresher training, annually, through which they will be tested for, among other things, firing live rounds, and the theory of using force and firearms. If the CIT security guard passes the annual training, the guard is allowed to continue his armed guard duties. If guards do not pass the annual training, they will be reassigned to an unarmed CIT crew grading. For CIT security guards, GF Cash (CIT) provides refresher training on, among other things, operating procedures, attack on pavement and vehicle drills, customer services, ATM and GDM. In case of new operations, GF Cash (CIT)’s training department and operation department will organize training for the CIT security guards required to be familiar with all the procedures and requirements, especially under the SGBA.

Provision for Employment Benefit

The Company has a defined benefit plan based under the requirements of the Thailand Labor Protection Act B.E.2541 (1988) to provide retirement benefits to employees based on pensionable remuneration and length of service, which are considered as unfunded. There are no established plan assets set up and the Company will pay benefits as and if needed.

According to IAS 19 (Revised 2017), the use of Projected Unit Credit (PUC) Cost Method is required in order to determine the actuarial liability based on past service and expected future salary. Thus, the actuarially acceptable assumptions on salary scale are needed. Actuarial assumptions on other components of the benefit formulas are also required to measure the obligation such as demographic assumptions and financial assumptions. All of these assumptions are important because they are directly related to a possibility of actuarial gains and losses. Moreover, the obligations are measured on a discounted basis because they may be settled many years after the employees render the related service.

Internal Legal Compliance

The internal legal compliance function at GF Cash (CIT) is well-established and flexible. GF Cash (CIT)’s legal team works closely with other departments of the Company to comply with the laws, regulations and policies in Thailand and any changes that may be enacted.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our current directors and executive officers.

NAME	AGE	POSITION
Terence Wing Khai Yap(2)(3)	49	Chairman of the Board
Lei Wang(2)(3)	38	Director and Chief Executive Officer
Chung Chi Ng	40	Chief Financial Officer
Feng Dai*	37	Director
Jingyi Tu*(4)	24	Director
Konki Lo*	46	Director
Kee Yun Kwan	62	Chief Operation Officer
John Fletcher(1)(2)(3)	51	Independent Director, Chair of Compensation Committee
David Ian Viccars(1)(2)(3)	68	Independent Director, Chair of Nominating and Corporate Governance Committee
Donald Duane Pangburn*(1)(2)(3)	78	Independent Director Nominee, Chair of Audit Committee

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee. The Compensation Committee will be established subject to and upon effectiveness of the registration statement of which this prospectus forms a part.
(3)	Member of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will be established subject to and upon effectiveness of the registration statement forms a part.

(4)	Jingyi Tu and Tu Jingyi reflected in this prospectus and financial statements are referring to the same individual. “Jingyi Tu” follows the English naming convention of given name followed by surname name, whereas in Chinese, his name is presented as “Tu Jingyi.”

*	Subject to, and upon effectiveness of, the registration statement of which this prospectus is a part, Mr. Donald Duane Pangburn will become a director (independent) and Messrs. Jingyi Tu, Feng Dai and Konki Lo will resign as directors.

Mr. Terence Wing Khai Yap - Chairman of the Board

Mr. Terence Wing Khai Yap has been the Chairman of the Board and a director of the Company since December 2019. In August 2020, Mr. Yap was appointed as our Chief Financial Officer; he served in this capacity until May 2021. Prior to joining our Company, Mr. Yap was the Executive Director and Chief Executive Officer of the Guardforce Group, a security solutions provider with more than 12,000 employees located in Hong Kong, Australia, Macau and Thailand, from 2014 to 2019. Mr. Yap graduated from Swinburne University of Technology, Victoria, Australia with a BBUS (Bachelor’s Degree in Business - Accounting & Finance) and the Chinese University of Hong Kong with an MBA.

Ms. Lei Wang - Director and CEO

Ms. Lei Wang has been the Chief Executive Officer of the Company since June 2019 and director of the Company since January 2020. Ms. Wang also served as the Chairman of the Supervisory Board, Director and Vice President, Board Vice Chairman and Chief Executive Officer, and Board Vice Chairman of China Security & Fire Co., Ltd. (A-Share Stock Code of PR China: SH600654) from July 2018 to June 2019. Ms. Wang graduated from the Chinese University of Hong Kong with an MBA degree in 2014 and from the Beijing Normal University with a Doctorate Degree in History in 2009.

Ms. Chung Chi Ng

Ms. Chung Chi Ng was appointed as our Chief Financial Officer on May 2021. She has more than 17 years of accounting and auditing experience. Ms. Ng also has experience of providing consultancy services to entities with a focus on U.S. publicly traded companies. From March 2019 to May 2020, she served as the Chairman of the Audit Committee of Addentax Group Corp, a company trading in the U.S. OTC market. From 2018 to 2019, Ms. Ng served as the Chief Financial Officer at Guardforce AI. In 2017, she acted as the Asian services leader in the audit business unit of Crowe Horwath LLP in Denver, Colorado. From January 2013 to December 2016, Ms. Ng acted as the Audit Senior Manager of GHP Horwath P.C. also in Denver, Colorado. Ms. Ng is a Certified Public Accountant (CPA) and a fellow member of the Association of Chartered Certified Accountants (ACCA). Ms. Ng received her bachelor’s degree in Business Administration – Accountancy & Law from City University of Hong Kong in 2003.

Mr. Feng Dai - Director

Mr. Feng Dai has been a director since March 2021. Mr. Dai has been the General Manager of Guardforce AI (Hong Kong) Co., Limited since February 2021. Prior to that, he was the General Manager of Shenzhen Intelligent Guardforce Robot Technology Co., Ltd., a robotics development company from May 2019 to February 2021 and he was the Sales Director of a vehicle lease and sale company Renty Co. Ltd. from September 2015 to April 2019. Mr. Dai graduated from Wuhan University of Science & Technology with a bachelor’s degree of Business Administration in 2006, and from National University in San Diego, California, with an MBA degree in International Business in 2010.

Mr. Jingyi Tu - Director

Mr. Jingyi Tu has been one of the non-executive directors of the Company since its inception in August 2018. From 2016 to 2018, Mr. Tu was the founder of Jiangnan University Robot Studio and he had three projects in operation: the Intelligent Shoe Washing Machine Development project, the Police Robot Project and the ELFREE Waist Support Device Project. The Intelligent Shoe Washing Machine Development project is in cooperation with Ecovacs, a listed company producing intelligent floor-sweeping robots. The Police Robot Project is completed, and the robot designed by the team was put into production. The ELFREE Waist Support Device Project was launched on crowdfunding websites. Mr. Tu has served as the Chief Executive Officer of Shenzhen Intelligent Guardforce Robot Technology Co., Ltd. and Chairman of Board of Shenzhen Kewei Robot Technology Ltd. since 2018 to present respectively. Mr. Tu received the bachelor’s degree of Art Design at Jiangnan University in July 2019.

Mr. Konki Lo - Director

Mr. Konki Lo has been one of the non-executive directors of the Company since its inception in August 2018. From February 2018 to present, Mr. Lo has been working as a senior consultant solicitor at Messrs. Lo & Fung. From 2019 to present, Mr. Lo also practices as a China appointed attesting officer at Messrs. Lo & Fung. Mr. Lo has been a solicitor of the High Court of HKSAR since 1999. He has nearly 20 years of capital market experience. Mr. Lo graduated from the University of Hong Kong with a PCLL (Postgraduate Certificate in Laws) in 1997 and a bachelor’s degree of Laws in 1996.

Mr. Kee Yun Kwan - COO

Mr. Kee Yun Kwan has served as the Chief Operating Officer of the Company since August 2019. Prior to that, he was the General Manager of Guardforce (Macau) Limited from 2014 to 2015. From 2015 to 2016, Mr. Kwan served as a member of the M&A team of Guardforce Group and was involved in M&A transactions in Thailand and Australia. From 2016 to 2019, Mr. Kwan has been based in Thailand where he became the director of global operations and the country head of the Thailand security businesses of Guardforce Group. Mr. Kwan graduated from the Hong Kong Police College in 1977.

Mr. John Fletcher – Independent Director

Mr. John Fletcher has been a non-executive, independent director since February 2021. He is an experienced investment banking professional who has completed approximately 100 transactions including equity and debt financings, M+A and advisory work, raising more than $4 billion for companies. Mr. Fletcher has been an integral part of growing an undercapitalized boutique investment bank through many market cycles over the last 25 years. Mr. Fletcher’s career began in accounting, from 1993 to 1996, at Deloitte& Touch LLP, where he served as an in-charge accountant for both public and private companies. Mr. Fletcher left Deloitte to join Brean Capital, LLC in 1996. At Brean, Mr. Fletcher ran an investment banking department of 20 people as well as was part of the Firm’s Management Committee. After leaving Brean in 2013, he joined Maxim Group LLC as a senior energy banker prior to buying an investment bank with partners. He left Maxim in 2015. From 2016 to the present, he served as the Chief Operating Officer of Pluris Capital Group and is a co-owner. From 2017 to the present, he also served as the Chief Financial Officer of Rebus Capital Group, LLC., a firm that the principals of Pluris formed in July of 2017. Mr. Fletcher graduated from Wilkes University with a master’s degree in Business Administration in 1992.

Mr. David Ian Viccars – Independent Director

Mr. David Ian Viccars has been a non-executive, independent director since February 2021. He has a 20-year record of security leadership. Mr. Viccars retired in 2018. Prior to that, from 2014 to 2018, Mr. Viccars served as the Asia Region Security Consultant for Panicguard and DHL, and also as the Director Security Consulting for Vinarco International. From 2011 to 2014, Mr. Viccars also served as the Asia Business Development & Risk Manager for Securitas Asia, with responsibility for creating a profitable, growing, ethical, compliant, safe and sustainable total security and systems integration business within Asia for Securitas.

No family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Mr. Donald Duane Pangburn – Independent Director Nominee

Mr. Pangburn will become our non-executive, independent director upon the effectiveness of the registration statement of which this prospectus is a part. Since his retirement in 2016, Mr. Pangburn has been active in personal investing and providing consulting services to friends and relatives. From 1991 to 2016, Mr. Pangburn was North America Director for the international CPA organization Horwath International and served on the organization’s executive council. Mr. Pangburn specialized in providing services primarily to SEC reporting clients in Hong Kong, Taiwan, Mainland China, Singapore and Malaysia. He also served clients in Europe, including France, the UK, and Austria. Mr. Pangburn is a Certified Public Accountant (CPA) in the United States. Mr. Pangburn graduated from University of Montana business school with a BA in business in 1965.

Board of Directors

Our Board of Directors currently consists of seven (7) directors, who were elected to serve until their successors are duly elected and qualified. Directors may be elected by shareholders at any general meeting by a majority of votes cast. Each director so elected holds office for the term, if any, as may be specified in the resolution appointing him or until his earlier death, disqualification, resignation or removal. The directors may appoint one or more directors to fill a vacancy on the Board of Directors. We do not have any contracts with our directors providing for benefits upon termination of employment.

A director is not required to hold any shares in our company to qualify to serve as a director. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities, subject to applicable stock exchange limitations, if any, whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third-party.

Independent Directors

Nasdaq’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of seven (7) directors: Terence Wing Khai Yap, Lei Wang, Feng Dai, Jingyi Tu, Konki Lo, John Fletcher and David Ian Viccars. Two of our directors, John Fletcher and David Viccars, are independent within the meaning of Nasdaq and SEC rules. Subject to, and upon effectiveness of, the registration statement of which this prospectus is a part, Mr. Donald Duane Pangburn will become our third independent director. At that time, Messrs. Jingyi Tu, Feng Dai and Konki Lo will resign as directors.

Board Committees

We have already established a standing Audit Committee of our board of directors. We intend to establish, subject to and upon the effective date of the registration statement of which this prospectus is a part, a Compensation Committee and a Nominating and Corporate Governance Committee of our board of directors. We have adopted an Audit Committee charter and will adopt a charter for each of the other two committees to be effective upon the effective date of the registration statement of which this prospectus is a part. Each committee’s functions are described below.

Audit Committee and Audit Committee Financial Expert

Our Audit Committee is currently composed of three members: Terence Wing Khai Yap, John Fletcher and David Ian Viccars. At the time that the registration statement of which this prospectus forms a part is declared effective by the SEC, Terence Wing Khai Yap, our Chairman, will resign from the Audit Committee and we intend to appoint Mr. Donald Duane Pangburn as the third independent director of the Audit Committee. Our Board of Directors determined that as of the effective time of the registration statement of which this prospectus forms a part, each member of the Audit Committee will meet the independence criteria prescribed by applicable regulation and the rules of the SEC for Audit Committee membership and is an “independent” director within the meaning of the NASDAQ Marketplace Rules. Each Audit Committee member also meets NASDAQ’s financial literacy requirements. Mr. Fletcher currently serves as Chairman of the Audit Committee. We expect that upon effectiveness of the registration statement of which this prospectus is apart, Mr. Pangburn will become Chairman of the Audit Committee.

Our Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. Our Audit Committee is responsible for, among other things:

●	selecting our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by our independent auditors;

●	reviewing with our independent auditors any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related-party transactions;

●	discussing the annual audited financial statements with management and our independent auditors;

●	reviewing major issues as to the adequacy of our internal controls and any special audit steps adopted in light of significant internal control deficiencies;

●	annually reviewing and reassessing the adequacy of our Audit Committee charter;

●	meeting separately and periodically with management and our internal and independent auditors;

●	reporting regularly to the full Board of Directors; and

●	such other matters that are specifically delegated to our Audit Committee by our Board of Directors from time to time.

Our Board of Directors has determined that Mr. Pangburn is the “Audit Committee Financial Expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC and also meets NASDAQ’s financial sophistication requirements. We expect that upon effectiveness of the registration statement of which this prospectus is apart, Mr. Pangburn will become our Audit Committee Financial Expert.

Compensation Committee

Our Compensation Committee, which will be established subject to and upon the effective date of the registration statement of which this prospectus is a part, will consist of John Fletcher, Donald Duane Pangburn, Terence Wing Khai Yap, Lei Wang and David Ian Viccars. John Fletcher, Donald Duane Pangburn and David Ian Viccars satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Rule 5605(c)(2) of the Nasdaq Marketplace Rules. Mr. Fletcher will serve as chairman of the Compensation Committee. The Compensation Committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The Compensation Committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the Compensation Committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, which will be established subject to and upon the effective date of the registration statement of which this prospectus is a part, will consist of David Ian Viccars, John Fletcher, Donald Duane Pangburn, Terence Wing Khai Yap and Lei Wang. Mr. David Ian Viccars will serve as chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The Nominating and Corporate Governance Committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The Nominating and Corporate Governance Committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources - members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The Nominating and Corporate Governance Committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the Nominating and Corporate Governance Committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association, as amended and restated from time to time. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or until the expiration of his term or his successor has been elected and qualified. A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is convicted of an arrestable offence or is prohibited by law from being a director; and (vi) is removed from the office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Employment and Indemnification Agreements

We have entered into labor contracts with our executive officers. Each of our executive officers is employed for a specified time period. The employment may be terminated in accordance with relevant laws and regulations. An executive officer may terminate his or her employment at any time with not less than 60 days’ prior written notice. When the employment is terminated, the executive officer should return any company property that he or she is using and transition any work in progress to the person designated by us.

Each executive officer has agreed to hold in strict confidence and not to use or disclose to any person, corporation or other entity any confidential information, including but not limited to our business secrets and intellectual property. Each executive officer also represented to us that when the labor contract was executed, he or she was not in an employment relationship with any other entity or corporation and he or she had not executed any non-competition agreement.

We expect to enter into indemnification agreements with our directors and executive officers, pursuant to which we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

For the fiscal year ended December 31, 2020, the aggregate cash compensation and benefits that we paid to our executive and non-executive directors and officers was approximately $658,000. Except as indicated below, none of our executive or non-executive directors or officers received any equity awards, including, options, restricted shares or other equity incentives in the year ended December 31, 2020. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our executive and non-executive directors and officers.

On January 8, 2020, Guardforce AI Service Ltd. entered into agreements with and transferred 833,334 (post-consolidation) ordinary shares each, this will be reduced from the 2,500,000 (pre-consolidation) ordinary shares, totaling 1,666,668 (post-consolidation) ordinary shares, this will be reduced from the 5,000,000 (pre-consolidation) ordinary shares, to, Mr. Terence Wing Khai Yap, the Company’s Chairman and Ms. Lei Wang, the Company’s Chief Executive officer. The ordinary shares, deemed as issuances by the Company, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as the Company’s Chairman and Chief Executive Officer, respectively. The Company accounted for these transfers as stock-based compensation expenses, and the aggregate charge was $46,341, representing the fair value of the shared being transferred.

The following table sets forth certain information regarding compensation paid to our directors and senior management for the full fiscal year ended December 31, 2020.

Name	Office	Compensation Received in 2020 (U.S. $)	Entitlement under Stock Option Plan	Other Entitlement
Officers and Directors
Terence Wing Khai Yap	Chairman of the Board and Chief Financial Officer*	214,252	NIL	NIL
Jingxu Wu	Director	39,093	NIL	NIL
Jingyi Tu	Director	30,768	NIL	NIL
Konki Lo	Director	46,152	NIL	NIL
Lei Wang	Director and Chief Executive Officer	76,471	NIL	NIL
Kee Yun Kwan	Chief Operation Officer	250,923	NIL	NIL

*	Mr. Yap resigned as our Chief Financial Officer on May 17, 2021 and Chung Chi Ng was appointed as Chief Financial Officer as of that date.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares (post-consolidation) as of July 16, 2021 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of July 16, 2021. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of July 16, 2021 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

	Ordinary shares Beneficially Owned Prior to this Offering(1)		Ordinary shares Beneficially Owned After this Offering(2)
Name of Beneficial Owner	Shares (post-consolidation)%		Shares (post-consolidation)%
Terence Wing Khai Yap, Chairman of the Board	833,334	4.7%	833,334
Lei Wang, Chief Executive Officer and Director	833,334	4.7%	833,334
Chung Chi Ng, Chief Financial Officer	0		0
Feng Dai, Director	0		0
Jingyi Tu, Director(3)	11,833,334	67.3%	11,833,334
Konki Lo, Director	0		0
Kee Yun Kwan, Chief Operation Officer	0		0
John Fletcher, Director	0		0
David Ian Viccars, Director	0		0
All officers and directors as a group (9 persons)	13,500,000	76.7%	13,500,000
Guardforce AI Technology Limited (3)	8,166,667	46.4%	8,166,667
Guardforce AI Service Ltd (4)	3,666,667	20.8%	3,666,667
Profit Raider Investments Limited (5)	1,666,667	9.5%	1,666,667

*	Less than 1%.

(1)	Based on 17,587,546 (post-consolidation) ordinary shares issued and outstanding as of July 9, 2021.

(2)	Based on [ ] (post-consolidation) ordinary shares issued and outstanding after this offering (assuming no exercise of the over-allotment option).

(3)	Mr. Jingyi Tu is the sole director and owner of Guardforce AI Technology Limited, which owns 8,166,667 (post-consolidation) ordinary shares, this will be reduced from the 24,500,000 (pre-consolidation) ordinary shares, and, as such, Mr. Tu has voting and dispositive power of the securities held by AI Technology. The address of AI Technology is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. Additionally, Mr. Tu is the beneficiary of a trust which owns all of the outstanding shares of Guardforce AI Service Limited, a holding company which owns 3,666,667 (post-consolidation) ordinary shares, this will be reduced from the 11,000,000 (pre-consolidation) ordinary shares. As such, Mr. Tu is deemed to be the beneficial owner of our shares held by Guardforce AI Service Limited and has voting or dispositive power over those shares.

(4)	Mr. Junjie Xi is the trustee of a trust which holds all of the outstanding shares of Guardforce AI Service Ltd. The beneficiary of the trust is Mr. Jingyi Tu. Mr. Xi does not have voting and dispositive power of the ordinary shares held by Guardforce AI Service Ltd. The address of Guardforce AI Service Ltd. is P.O. Box 905, Quastisky Building, Road Town, Tortola, British Virgin Islands. Because Mr. Tu is the beneficiary of the trust, Mr. Xi disclaims beneficial ownership of our ordinary shares held by Guardforce AI Service Ltd. The shares listed as owned by Guardforce AI Service Ltd are also included in the number of shares beneficially owned by Mr. Tu.

(5)	Mr. Gaobo Zhang is the sole director of OP Financial Limited, the owner of Profit Raider Investments Ltd., and has voting and dispositive power of the securities held by Profit Raider Investments Ltd. The address of OP Financial Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

None of our major shareholders have different voting rights from other shareholders. As noted in the table above, Mr. Jingyi Tu holds approximately 67.3% of our outstanding ordinary shares. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

See “Description of Share Capital—History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

The following includes a summary of transactions between us and certain related persons. We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

In the ordinary course of business, from time to time, we carry out transactions and enter into arrangements with related parties. The table below sets forth the major related parties and their relationships with us as of December 31, 2020.

Name of Related Parties	Relationship with the Company
Jingyi Tu (“Mr. Tu”)	Controlling shareholder
Long Top Limited	Mr. Tu’s father is the majority shareholder
Guardforce TH Group Company Limited	Mr. Tu’s father is the majority shareholder
Guardforce Security (Thailand) Company Limited	Mr. Tu’s father is the majority shareholder of its ultimate Holding Company
Bangkok Bank Public Company Limited	Minority shareholder
Shenzhen Junwei Investment Development Company Limited	Minority shareholder
Guardforce Aviation Security Company Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Guardforce 3 Limited	Mr. Tu’s father is the majority shareholder
Guardforce Group Limited	Controlled by Mr. Tu’s father
Guardforce AI Technology Limited	Holding Company
Guardforce AI Service Limited	Holding Company
Profit Raider Investment Limited	10% shareholder effective March 2020
Shenzhen Douguaer Investment Partnership	Ultimately controlled by Mr. Tu
Guardforce Holdings (HK) Limited	Controlled by Mr. Tu’s father
Guardforce Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Shenzhen Intelligent Guardforce Robot Technology Co., Limited	Controlled by Mr. Tu
Perfekt Technology & System Co., Ltd.	Mr. Tu’s father is the majority shareholder of its ultimate holding company

The principal related party balances and transactions as of and for the years ended December 31, 2020 and 2019 are as follows:

Amounts due from related parties:

		As of December 31,
		2020	2019
Guardforce Group Limited	(a)	$-	$11,966
Guardforce TH Group Company Limited	(a)	6,026	92,078
Guardforce AI Technology Limited	(a)	-	850
Guardforce AI Service Limited	(a)	-	850
Bangkok Bank Public Company Limited	(b)	443	-
Guardforce Limited	(c)	20,647	-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited	(d)	346,152	-
		$373,268	$105,744

(a)	Amounts due from Guardforce Group Limited, Guardforce TH Group Company Limited, Guardforce AI Technology Limited and Guardforce AI Service Limited were business advances for operational purposes. In May 2020, the company wrote off approximately $80,000 of amount due from Guardforce TH Group Company Limited. The write off is recorded as a capital distribution.
(b)	Amounts due from Bangkok Bank Public Company Limited represents trade receivables for service provided by the Company.
(c)	Amounts due from Guardforce Limited represents primarily trade receivables for the sale of robots. The balance was fully settled in January 2021.
(d)	Amounts due from Shenzhen Intelligent Guardforce Robot Technology Co., Limited comprised of $187,665 advance to suppliers for the purchase of robots and $158,487 commission receivable.

Long-term loan to related party:

	As of December 31,
	2020	2019
Long Top Limited	$-	$315,173

On April 27, 2018, the Company made a long term loan to Long Top Limited with an interest of 3%. The loan was due on December 31, 2019 and it was further extended to December 31, 2021. All interest and principal are due on the same date. On January 1, 2020, the Company wrote off the outstanding loan to Long Top Limited of approximately $300,000. The write off is recorded as a capital distribution.

Amounts due to related parties:

		As of December 31,
		2020	2019
Jingyi Tu	(b)	$88,047	$67,139
Shenzhen Junwei Investment Development Company Limited	(a)	225,085	224,766
Guardforce 3 Limited	(a)	-	5,751
Shenzhen Douguaer Investment Partnership	(a)	-	1,728
Guardforce Holdings (HK) Limited	(c)	156,782	-
Profit Raider Investment Limited	(b)	1,136,664	-
Guardforce Aviation Security Company Limited	(d)	1,224	-
Guardforce Security (Thailand) Company Limited	(d)	62,667	-
		$1,670,469	$299,384

(a)	Amounts due to Shenzhen Junwei Investment Development Company Limited, Guardforce 3 Limited and Shenzhen Douguaer Investment Partnership represent non-interest bearing advances from related parties. In May 2020, the amount due to Guardforce 3 Limited was forgiven.
(b)	Amounts due to Jingyi Tu and Profit Raider Investment Limited represented interest accrued on the respective loans.
(c)	Amounts due to Guardforce Holdings (HK) Limited comprised of $99,998 advances made and $56,784 accrued interests on the loans.
(d)	Amounts due to Guardforce Aviation Security Company Limited and Guardforce Security (Thailand) Company Limited represent accounts payable for services provided by related parties.

Short-term borrowings from related parties:

		As of December 31,
		2020	2019
Guardforce Holdings (HK) Limited	(a)	$-	$1,499,998
Jingyi Tu	(b)	-	1,437,303
		$-	$2,937,301

Long-term borrowings from related parties:

		As of December 31,
		2020	2019
Guardforce Holdings (HK) Limited	(a)	$4,140,500	$-
Jingyi Tu	(b)	1,437,303	-
Profit Raider Investment Limited	(c)	13,508,009	-
		$19,085,812	$-

(a)	On December 31, 2019, the Company entered into an agreement with Guardforce Holdings (HK) Limited whereby Guardforce Holdings (HK) Limited loaned $1,499,998 to the Company. The loan is unsecured and it bears an interest rate of 3%. The loan was initially due on December 31, 2020. During the year ended December 31, 2020, the Company repaid $507,998 to partially settle the principal. The loan was extended to December 22, 2022 bearing interest rate at 2%. For the years ended December 31, 2020 and 2019, interest expense on this loan was $19,840 and $123, respectively.

On April 17, 2020, the Company borrowed $2,735,000. The loan is unsecured and bears an interest rate at 2%. The loan is due on April 16, 2023. For the year ended December 31, 2020, interest expense on this loan was $34,187.

On September 9, 2020, the Company borrowed $413,500. The loan is unsecured and it bears interest at 2%. The loan is due on September 8, 2023. For the year ended December 31, 2020, interest expense on this was $2,757.

(b)	On September 1, 2018, the Company entered into an agreement with Mr. Jingyi Tu whereby he lent $1,437,303 (RMB10 million) to the Company. The loan is unsecured with an interest at 3%. The loan was expired on August 31, 2019, which was extended to August 31, 2020. On September 1, 2020, the Company further extended the loan to August 31, 2022 with an interest rate at 1.5%. For the years ended December 31, 2020 and 2019, interest expense on this loan was $35,933 and approximately $38,000, respectively.
(c)	As of December 31, 2019, the loan from Profit Raider Investment Limited, or the Profit Raider, was presented as short-term borrowings from a third party. On March 11, 2020, the Company entered into a second supplemental agreement to the loan agreement with Profit Raider, to extend the due date of the loan to December 31, 2020. The outstanding principal amount due was $13,508,009 and the amount of interest accrued on the loan, calculated up to December 31, 2020 was $1,136,664.

On March 13, 2020, the Company’s Board of Directors approved the transfer of 1,666,667 (post-consolidation) ordinary shares, this will be reduced from the 5,000,000 (pre-consolidation) ordinary shares from Guardforce AI Technology to Profit Raider. As a result of this share transfer, Profit Raider is deemed an affiliate of the Company.

On December 31, 2020, the loan with Profit Raider was extended to December 31, 2022 with the same terms and conditions. For the year ended December 31, 2020 and 2019, interest expense was $579,039 and $293,827, respectively.

Oher related party transactions:

		For the years ended December 31,
	Nature	2020	2019
Service/ Products received from related parties:
Guardforce Security (Thailand) Company Limited	(a)	$714,625	$415,604
Guardforce Aviation Security Company Limited	(b)	13,190	4,219
Perfekt Technology & System Co., Ltd.	(c)	35,842	-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited – Purchases	(d)	1,584,873	-
Profit Raider Investment Limited	(e)	150,000	-
		$2,498,530	$419,823

Service/ Products delivered to related parties:
Bangkok Bank Public Company Limited	(f)	$9,726	$-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited – Commission	(g)	158,487	-
Guardforce Limited – Sales	(h)	205,589	-
		$373,802	$-

Nature of transactions:

(a)	Guardforce Security (Thailand) Co., Ltd. provided security guard services to the Company;

(b)	Guardforce Aviation Security Co., Ltd. provided escort services to the Company;

(c)	Perfekt Technology & System Co., Ltd. provided security equipment to the Company;

(d)	The Company purchased robots from Shenzhen Intelligent Guardforce Robot Technology Co., Limited;

(e)	The Company paid $150,000 outstanding accrued interest to Profit Raider Investment Limited;

(f)	The Company provided CIT service to Bangkok Bank Public Company Limited;

(g)	Shenzhen Intelligent Guardforce Robot Technology Co., Limited shall pay commission to the Company for the robots purchased.

(h)	The Company sold robots to Guardforce Limited.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our Memorandum of Association and Articles of Association and the Companies Act.

We were incorporated in the Cayman Islands on April 20, 2018 under the Companies Act. Following completion of the 3:1 share consolidation, change in par value and increase in authorized shares, we have an authorized share capital of US$900,000 divided into 300,000,000 ordinary shares, $0.003 par value per share, which may be issued from time to time at the discretion of the Board of Directors without shareholder approval.

As of the date of this prospectus, there are 17,587,546 (post-consolidation) ordinary shares issued and outstanding.

Upon the closing of this offering, we will have issued and outstanding [    ] ordinary shares if the maximum number of shares being offered are sold without exercise of the over-subscription option, or [    ] ordinary shares if the maximum number of shares being offered are sold and the underwriters exercise the over-subscription option in full. All of our ordinary shares issued and outstanding prior to and after the completion of the offering are and will be fully paid.

The following are summaries of material provisions of our Memorandum and Articles of Association and the Companies Act insofar as they relate to the material terms of our ordinary shares.

Exempted Company

We are an exempted company incorporated with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary resident company except for the exemptions and privileges listed below:

●	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

●	an exempted company is not required to open its register of members to the general public for inspection;

●	an exempted company does not have to hold an annual general meeting;

●	an exempted company may issue no par value shares;

●	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	an exempted company may register as a limited duration company; and

●	an exempted company may register as a segregated portfolio company.

Share Capital

General

All of our issued and outstanding ordinary shares are fully paid and non-assessable. Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders, who are non-residents of the Cayman Islands, may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to receive such dividends as may be declared by our board of directors subject to our Memorandum and Articles of Association and the Companies Act. Under Cayman Islands law, our company may pay a dividend out of either profits or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Register of Members

Under Cayman Islands law, we must keep a register of members and there must be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, in certain cases distinguishing each share by its number, and of the amount paid or agreed to be considered as paid, on the shares of each member and whether each relevant category of shares held by a member carries voting rights, and if so, whether such voting rights are conditional;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our company is prima facie evidence of any matters directed or authorized by the Companies Act to be inserted therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members will be deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members.

If the name of any person is, without sufficient cause, entered in or omitted from the register of members, or if default is made or unnecessary delay takes place in entering on the register the fact of any person having ceased to be a member, the person or member aggrieved or any member or our company itself may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Voting Rights

Holders of our ordinary shares have the right to receive notice of, attend, speak and vote at general meetings of our Company. At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chairman or one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10% of all voting power of our paid up share capital in issue and entitled to vote. An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes attaching to the ordinary shares cast in a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Companies Act and our Memorandum and Articles of Association. A special resolution will be required for important matters such as a change of name or making changes to our Memorandum and Articles of Association.

General Meetings and Shareholder Proposals

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Memorandum and Articles of Association provide that we may (but are not obliged to) in each year hold a general meeting as our annual general meeting in which case we will specify the meeting as such in the notices calling it, and the annual general meeting will be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by our board of directors. The Companies Act provides shareholders with only limited rights to requisition a general meeting and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association allow one or more shareholders holding in aggregate, at the date of such requisition, not less than ten percent of the paid up voting share capital to requisition a general meeting of the shareholders, in which case our board is obliged to convene a general meeting and to put the resolutions so requisitioned to a vote at such meeting not later than 21 days from the date of deposit of the requisition. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

A quorum required for any general meeting of shareholders consists of one or more shareholders present in person or by proxy holding at least a majority of the paid up voting share capital of the Company. If the Company has only one shareholder, that only shareholder present in person or by proxy shall be a quorum for all purposes. Advance notice of at least seven clear calendar days is required for the convening of any general meeting of our shareholders.

Transfer of Ordinary Shares

Subject to the restrictions in our Memorandum and Articles of Association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share.

If our directors refuse to register a transfer they are obligated to, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The transferor of any ordinary share shall be deemed to remain the holder of that share until the name of the transferee is entered in the register of members.

For the purpose of determining members entitled to notice of, or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend or other distributions, or in order to make a determination of members for any other purpose, our board of directors may provide that the register of members shall be closed for transfers for a stated period which shall not in any case exceed forty (40) days.

Liquidation

On the winding up of our Company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the capital paid-up at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the capital paid up at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders in proportion to the capital paid-up. We are an exempted company with “limited liability” incorporated under the Companies Act, and under the Companies Act, the liability of our members is limited to the amount, if any, unpaid on the shares respectively held by them. Our Memorandum of Association contains a declaration that the liability of our members is so limited.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least fourteen days prior to the specified time and place of payment. The ordinary shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption, Repurchase and Surrender of Ordinary Shares

We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders thereof. Our Company may also repurchase any of our ordinary shares provided that the manner and terms of such purchase have been approved by our board of directors and agreed with the relevant member. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of the share premium account. Redemption or repurchase of any share may also be paid out of capital if the Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding other than treasury shares, or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time our share capital is divided into different classes of shares, the rights attached to any class of shares may, unless otherwise provided by the terms of issue of the shares of that class, be varied with the written consent of the holders of two-thirds of the issued shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate general meeting of the holders of the shares of that class.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find More Information.”

Changes in Capital

Our shareholders may from time to time by ordinary resolution:

●	increase our share capital by such sum, to be divided into shares of such classes and amount, as the resolution prescribes;

●	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

●	sub-divide our existing shares, or any of them into shares of a smaller amount than that fixed by our Memorandum of Association;

●	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled; or

●	convert all or any of our paid up shares into stock and reconvert that stock into paid up shares of any denomination.

Our shareholders may by special resolution, subject to confirmation by the Grand Court of the Cayman Islands on an application by our company for an order confirming such reduction, reduce our share capital or any capital redemption reserve in any manner permitted by law.

The Units

Each unit being offered in this offering consists of one ordinary share and a warrant to purchase one-half of one ordinary share. The ordinary share and warrant that are part of the units are immediately separable and will be issued separately in this offering, although they will have been purchased together in this offering.

Warrants Issued in this Offering

Form. The warrants will be issued under a warrant agent agreement between us and Vstock Transfer, LLC, as warrant agent. The material terms and provisions of the warrants offered hereby are summarized below. The following description is subject to, and qualified in its entirety by, the form of warrant agent agreement and accompanying form of warrant, which is filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of warrant agent agreement and accompanying form of warrant for a complete description of the terms and conditions applicable to the warrants.

Exercisability. The warrants are exercisable immediately upon issuance and will thereafter remain exercisable at any time up to five (5) years from the date of original issuance. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price. Each warrant represents the right to purchase one-half of one ordinary share at an exercise price of $[    ] per share (equal to the public offering price). The exercise price is subject to appropriate adjustment in the event of certain share dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our ordinary share and also upon any distributions of assets, including cash, stock or other property to our shareholders.

Cashless Exercise. If, at any time during the term of the warrants, the issuance of ordinary shares upon exercise of the warrants is not covered by an effective registration statement, the holder is permitted to effect a cashless exercise of the warrants (in whole or in part) by having the holder deliver to us a duly executed exercise notice, canceling a portion of the warrant in payment of the purchase price payable in respect of the number of ordinary shares purchased upon such exercise.

Failure to Timely Deliver Shares. If we fail for any reason to deliver to the holder the shares subject to an exercise by the date that is the earlier of (i) two (2) trading days and (ii) the number of trading days that is the standard settlement period on our primary trading market as in effect on the date of delivery of the exercise notice, we must pay to the holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of shares subject to such exercise (based on the daily volume weighted average price of our ordinary shares on the date of the applicable exercise notice), $10 per trading day (increasing to $20 per trading day on the fifth (5th) trading day after such liquidated damages begin to accrue) for each trading day after such date until such shares are delivered or the holder rescinds such exercise. In addition, if after such date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder’s brokerage firm otherwise purchases, ordinary shares to deliver in satisfaction of a sale by the holder of the shares which the holder anticipated receiving upon such exercise, then we shall (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the ordinary shares so purchased exceeds (y) the amount obtained by multiplying (1) the number of shares that we were required to deliver to the holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the warrant and equivalent number of shares for which such exercise was not honored (in which case such exercise shall be deemed rescinded) or deliver to the holder the number of ordinary shares that would have been issued had we timely complied with our exercise and delivery obligations.

Exercise Limitation. A holder will not have the right to exercise any portion of a warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99%, provided that any increase in such percentage shall not be effective until 61 days following notice from the holder to us.

Exchange Listing. We plan to apply for the listing of the warrants offered in this offering on the Nasdaq Capital Market under the symbol “GFAIW.”

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our ordinary shares, the holder of a warrant does not have the rights or privileges of a holder of our ordinary shares, including any voting rights, until the holder exercises the warrant.

Governing Law and Jurisdiction. The warrant agent agreement and warrant provide that the validity, interpretation, and performance of the warrant agent agreement and the warrants will be governed by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. In addition, the warrant agent agreement and warrant provide that any action, proceeding or claim against any party arising out of or relating to the warrant agent agreement or the warrants must be brought and enforced in the state and federal courts sitting in the City of New York, Borough of Manhattan. Investors in this offering will be bound by these provisions. However, we do not intend that the foregoing provisions would apply to actions arising under the Securities Act or the Exchange Act.

History of Securities Issuances

Upon our organization, on April 20, 2018, we issued 16,666,667 (post-consolidation) ordinary shares, this will be reduced from the 50,000,000 (pre-consolidation) ordinary shares to our founders and initial officers and directors, for a total purchase price of $50,000.

On December 16, 2019, we entered into the Merger Agreement with VCAB. Upon the closing of the Merger which became effective March 10, 2020, VCAB merged with and into the Company and the separate existence of VCAB ceased. Pursuant to the terms of the Merger Agreement, on or about March 10, 2020, we issued 689,653 (post-consolidation), this will be reduced from the 2,068,959 (pre-consolidation) of the Plan Shares to approximately 670 designated and Bankruptcy Court approved Claim Holders. On March 19, 2021, we issued the remaining 187,524 (post-consolidation and subject to rounding of fractional shares), this will be reduced from 562,573 (pre-consolidation) Plan Shares to the Claim Holders. The 562,620 (pre-consolidation) ordinary shares indicated in our financial statements was reduced to 562,573 (pre-consolidation) due to rounding of fractional shares. In the aggregate, we have issued an aggregate of 877,177 (post-consolidation and subject to rounding of fractional shares) Plan Shares to VCAB’s holders of Class 5 Claims. We issued the Plan Shares in reliance on the exemption provided by Section 1145 of the United States Bankruptcy Code.

On January 8, 2020, Guardforce AI Service Ltd. entered into two agreements with, and transferred 833,334 (post-consolidation) ordinary shares each, this will be reduced from the 2,500,000 (pre-consolidation) ordinary shares, totaling 1,666,668 (post-consolidation) ordinary shares, this will be reduced from the 5,000,000 (pre-consolidation) ordinary shares to, Mr. Terence Wing Khai Yap, our Chairman and Ms. Lei Wang, our Chief Executive officer. The shares, deemed as issuances by us, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as our Chairman and Chief Executive Officer, respectively.

On February 4, 2021, we entered into a purchase and sale agreement to acquire a 51% interest in Handshake in exchange for 43,702 (post-consolidation and subject to rounding of fractional shares) ordinary shares, this will be reduced from the 131,105 (pre-consolidation) ordinary shares valued at HK$2,550,000 ($327,763). This acquisition was completed on March 25, 2021. The restricted ordinary shares that we issued to the seller of his Handshake interest are subject to a two-year lockup and certain share claw back provisions as follows: (i) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 revenue target of HK$5,000,000 ($642,674); (ii) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 net profit target of HK$200,000 ($25,707); (iii) 25% of the issued shares must be returned to us if Handshake does not meet a 2022 revenue target of HK$7,500,000 ($964,010); and (iv) the remaining 25% of the issued shares must be returned to us if Handshake does not meet a 2022 net profit target of HK$750,000 ($96,401).

Differences in Corporate Law

The Companies Act is modelled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger or consolidation of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissenting shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent seventy-five per cent. in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares the subject of the offer within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands, but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

●	a company acts or proposes to act illegally or ultra vires;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permit indemnification in the absence of fraud or willful default of officers and directors for expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection therewith. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our Memorandum and Articles of Association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our memorandum and articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our Memorandum and Articles of Association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our Company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands laws and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Our Articles of Association allow our shareholders to requisition a shareholders’ meeting upon the written requisition of one or more shareholders entitled to attend and vote at a general meeting who hold not less than ten percent (10%) of the paid up voting share capital. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Articles of Association, directors may be removed by an ordinary resolution of shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Act and our Articles of Association, our Company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a general meeting.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our Articles of Association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the written consent of the holders of two-thirds of the issued shares of that class or sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our Memorandum and Articles of Association may only be amended by a special resolution of shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

Listing

We plan to apply to list our ordinary shares on the Nasdaq Capital Market under the symbol “GFAI” and plan to apply for the listing of the warrants offered in this offering on the Nasdaq Capital Market under the symbol “GFAIW.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in the United States is Vstock Transfer, LLC. The address for VStock Transfer, LLC is 18 Lafayette Place, Woodmere, New York, 11598, and the telephone number is 212 828-8436.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our ordinary shares. Future sales of substantial amounts of ordinary shares in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have [   ] ordinary shares issued and outstanding, assuming no exercise of the warrants being offered in this offering. In the event the underwriters exercise the over-allotment option to purchase additional ordinary shares and/or warrants in full, we will have [  ] ordinary shares issued and outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, executive officers and 10% shareholders.

Except for the 877,177 (post-consolidation and subject to rounding of fractional shares) ordinary shares, this will be reduced from the 2,631,579 (pre-consolidation) ordinary shares, issued in the Merger, which are freely transferable, all of the previously issued ordinary shares that were not offered and sold in this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. This prospectus may not be used in connection with any resale of our shares acquired in this offering by our affiliates.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of ordinary shares then outstanding; or

●	1% of the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Sales by affiliates under Rule 144 must be made through unsolicited brokers’ transactions. They are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Regulation S

Regulation S, promulgated under the Securities Act, provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

All of our directors, executive officers and existing beneficial owners of our outstanding ordinary shares have agreed that, subject to certain exceptions, they will not, without the prior written consent of the underwriter, for a period of 180 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, grant, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares; or (iii) make any demand for or exercise any right with respect to the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise. See “Underwriting—Lock-Up – No Sales of Securities.”

We are not aware of any plans by any significant shareholders to dispose of significant numbers of our ordinary shares. However, one or more existing shareholders may dispose of significant numbers of our ordinary shares. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the trading price of our ordinary shares from time to time. Sales of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our ordinary shares.

Exchange Controls

Cayman Islands Exchange Controls

There are no exchange controls restrictions on payment of dividends, interest or other payments to the holders of our ordinary shares or on the conduct of our operations in the Cayman Islands, where we were incorporated. There are no Cayman Islands laws that impose any exchange controls on us or that affect the payment of dividends, interest or other payments to nonresident holders of our ordinary shares. Cayman Islands law and our Articles of Association do not impose any material limitations on the right of non-residents or foreign owners to hold or vote our ordinary shares.

Thailand Exchange Controls

Remittances of currency outside Thailand are regulated by the Exchange Control Act B.E. 2485, or the ECA, and ministerial regulations issued under the ECA. The ECA and regulations under the ECA require foreign exchange transactions to be conducted through commercial banks and authorized money transfer agents holding foreign exchange licenses from the Minister of Finance.

Approvals for outward remittances are typically managed by the commercial bank processing the remittance. Outward remittances of amounts properly due to nonresidents for dividends are specifically contemplated by regulations under the ECA provided that supporting documents are submitted to an authorized bank. In practice, there are no restrictions to outward remittances for dividends if supporting documents can be provided at the time of remittance.

MATERIAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material Cayman Islands, Thailand and U.S. federal income tax considerations. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular shareholder or prospective shareholder. The discussion is based on laws and relevant interpretations thereof in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect.

Cayman Islands Taxation

The Cayman Islands currently levy no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty.

Pursuant to the Tax Concessions Act (2011 Revision) of the Cayman Islands, the Company may obtain an undertaking from the Governor-in-Council: (a) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciations shall apply to the Company or its operations; and (b) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on the shares, debentures or other obligations of the Company. The undertaking, if obtained, would remain in place for a period of twenty years.

The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

Certain stamp duties may be applicable, from time to time, on certain instruments executed in or brought into the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands.

There are no exchange control regulations or currency restrictions in the Cayman Islands.

Thailand Taxation

Recipients of dividends, interest and royalties paid by Thai companies are subject to Thai income tax, and the company making the payment is required by the Revenue Code to withhold part payment and remit the withheld amount to the Revenue Department towards the income tax liability of the recipient.

Dividends distributed by GF Cash (CIT) to Thai shareholders will be subject to 10% withholding tax. Dividends distributed by GF Cash (CIT) to foreign shareholders that do not carry on business in Thailand will be subject to 10% withholding tax unless a double tax treaty imposes a lower withholding tax rate.

Dividends distributed by AI Thailand to Thai shareholders will be subject to 10% withholding tax. Dividends distributed by AI Thailand to foreign shareholders that do not carry on business in Thailand will be subject to 10% withholding tax unless a double tax treaty imposes a lower withholding tax rate.

Thai companies are permitted to pay dividends only to the extent they can pay the dividends out of profits. Companies are required to make an allocation to a statutory reserve each time dividends are issued until the aggregate amount in reserve reaches or exceeds one tenth of the company’s capital. The allocation must be at least one twentieth of the profit the company has earned from its business.

Interest paid to a Thai company (other than a financial institution) will be subject to 1% withholding tax. Interest paid to a foreign lender that does not carry on business in Thailand will be subject to 15% withholding tax unless a double tax treaty imposes a lower withholding tax rate.

Presently there is no double tax treaty between Thailand and the British Virgin Islands.

We are a holding company incorporated in the Cayman Islands, which indirectly holds our equity interests in our Thailand operating subsidiaries.

Certain United States Federal Income Tax Considerations

The following is a general summary of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the ordinary shares or warrants by U.S. Holders (as defined below) that purchase the ordinary shares or warrants pursuant to the public offering and hold such ordinary shares or warrants as capital assets as defined under the Internal Revenue Code of 1986, as amended, or the Code. This summary is based on the Code, the Treasury regulations issued pursuant to the Code, or the Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or to different interpretation. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the Internal Revenue Service, or the IRS, would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary is for general information only and does not address all of the tax considerations that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as banks or other financial institutions, insurance companies, tax-exempt organizations, retirement plans, partnerships, regulated investment companies, dealers in stock, securities or currencies, brokers, real estate investment trusts, certain former citizens or residents of the United States, persons who acquire ordinary shares or warrants as part of a straddle, hedge, conversion transaction or other integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or constructively 10.0% or more of our company’s shares, persons that are resident in or hold ordinary shares or warrants in connection with a permanent establishment outside the United States or persons that generally mark their securities to market for U.S. federal income tax purposes). This summary does not address any U.S. state or local or non-U.S. tax considerations or any U.S. federal estate, gift or alternative minimum tax considerations.

As used in this summary, the term “U.S. Holder” means a beneficial owner of ordinary shares or warrants that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any State thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust, (a) if a court within the United States is able to exercise primary supervision over its administration and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all of its substantial decisions, or (b) if a valid election is in effect for the trust to be treated as a U.S. person.

If an entity treated as a partnership for U.S. federal income tax purposes holds the ordinary shares or warrants, the tax treatment of such partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax adviser regarding the U.S. federal income tax considerations applicable to it and its partners of the purchase, ownership and disposition of the ordinary shares or warrants.

Prospective investors should consult their tax advisers as to the particular tax considerations applicable to them relating to the purchase, ownership and disposition of ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Taxation of Dividends

Subject to the PFIC discussion below, a U.S. Holder will be required to include in gross income the gross amount of any distribution paid on the ordinary shares (including any amount of taxes withheld by our company) out of our company’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of our company’s current and accumulated earnings and profits would be treated as a non-taxable return of capital to the extent of the U.S. Holder’s adjusted tax basis in the ordinary shares and thereafter as a gain from the sale of the ordinary shares, but only if our company calculates our earnings and profits in accordance with U.S. federal income tax principles. As our company does not at this time intend to make such calculations, a U.S. Holder should expect to treat the entire amount of any distribution received as a dividend.

In case of a U.S. Holder that is a corporation, dividends paid on the ordinary shares will be subject to regular corporate rates and will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

Dividends received by an individual, trust or estate will be subject to taxation at standard tax rates (plus the tax on investment income discussed below). A reduced income tax rate applies to dividends paid by a “qualified foreign corporations” (if certain holding period requirements and other conditions are met). A non-U.S. corporation generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the U.S. which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the U.S. Since the United States does not have a tax treaty with the Cayman Islands, and our company’s stock will not immediately be traded on an established securities market for purposes of this rule, dividends paid by our company will not be subject to a reduced rate of taxation under current conditions. Listing and trading of our company’s ordinary shares on the OTCXQ over-the-counter market would likely render any dividends paid by our company as qualified dividends paid by a qualified foreign corporation.

Dividends received by an individual, trust or estate will be counted as investment income that is subject to the 3.8% surtax on net investment income. U.S. Holders should consult their own tax advisors to determine whether, based on all of their investment income, they are subject to this tax.

A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign income tax withheld, may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such investor elects to do so for all creditable foreign income taxes. For purposes of calculating the foreign tax credit limitation, dividends paid by our company will, depending on the circumstances of the U.S. Holder, be either general or passive income.

In addition to United States federal income taxation, U.S. Holders may be subject to state and local taxes upon their receipt of dividends.

Taxation of Sale, Exchange or Other Disposition of Ordinary Shares or Warrants

Subject to the PFIC discussion below, a U.S. Holder generally will recognize capital gain or loss upon the sale, exchange or other taxable disposition of ordinary shares or warrants in an amount equal to the difference, if any, between the amount realized on the sale, exchange or disposition and the U.S. Holder’s adjusted tax basis in such ordinary shares or warrants. This capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period in the ordinary shares or warrants exceeds one year. Long-term capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations. The gain or loss will generally be income or loss from sources within the United States for U.S. foreign tax credit purposes. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on the disposition of ordinary shares or warrants, including the availability of the foreign tax credit under an investor’s own particular circumstances.

A U.S. Holder that receives non-U.S. currency on the disposition of the ordinary shares or warrants will realize an amount equal to the U.S. dollar value of the foreign currency received on the date of disposition (or in the case of cash basis and electing accrual basis taxpayers, the settlement date) whether or not converted into U.S. dollars at that time. Very generally, the U.S. Holder will recognize currency gain or loss if the U.S. dollar value of the currency received on the settlement date differs from the amount realized with respect to the ordinary shares or warrants. Any currency gain or loss on the settlement date or on any subsequent disposition of the foreign currency generally will be U.S. source ordinary income or loss.

Passive Foreign Investment Company

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC for U.S. federal income tax purposes. In general, we would be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such U.S. Holder held our ordinary shares, either:

(i) at least 75% of our gross income for such taxable year consisted of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business), (the “income test”); or

(ii) at least 50% of the average value of our assets during such taxable year produced, or were held for the production of, passive income (the “assets” test”).

We believe that our Company is not currently a PFIC, and we do not anticipate it becoming a PFIC. This is, however, a factual determination made on an annual basis and is subject to change. If we were to be classified as a PFIC in any taxable year, (i) U.S. holders would generally be required to treat any gain on sales of our shares held by them as ordinary income and to pay an interest charge on the value of the deferral of their United States federal income tax attributable to such gain; and (ii) distributions paid by us to our United States holders could also be subject to an interest charge. In addition, we would not provide information to our United States holders that would enable them to make a “qualified electing fund” election under which, generally, in lieu of the foregoing treatment, our earnings would be currently included in their United States federal taxable income.

Certain Reporting Requirements

Certain U.S. Holders are required to file information returns with the IRS, including IRS Form 926, Return by U.S. Transferor of Property to a Foreign Corporation, reporting transfers of cash (in excess of $100,000) or other property to our company and information relating to the U.S. Holder and our company. Substantial penalties may be imposed upon a U.S. Holder that fails to comply.

Certain individual U.S. Holders (and, under applicable Treasury Regulations, certain entities) may be required to report to the IRS (on Form 8938) information with respect to their investments in our ordinary shares not held through an account with a U.S. financial institution. U.S. Holders who fail to report required information could become subject to substantial penalties.

U.S. Holders are encouraged to consult with their own tax advisors regarding foreign financial asset reporting requirements with respect to their investment in our ordinary shares.

Backup Withholding Tax and Information Reporting Requirements

Under certain circumstances, U.S. backup withholding tax and/or information reporting may apply to U.S. Holders with respect to dividend payments made on or the payment of proceeds from the sale, exchange or other disposition of the ordinary shares, unless an applicable exemption is satisfied. U.S. Holders that are corporations generally are excluded from these information reporting and backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder timely furnishes required information to the IRS.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF ORDINARY SHARES. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN THEIR OWN PARTICULAR CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, the majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Conyers Dill & Pearman, our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

Conyers Dill & Pearman has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the Foreign Courts against our company under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Our agent for service of process in the United States, Cogency Global Inc., is located at 122 East 42th Street, 18th Floor, New York, N.Y. 10168.

Thailand

GF Cash (CIT) and AI Thailand are incorporated under the laws of Thailand with limited liabilities.

Thailand has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, companies organized in Thailand may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside of the United States. In addition, the majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside of the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York. Our agent for service of process in the United States, Cogency Global Inc., is located at 122 East 42th Street, 18th Floor, New York, N.Y. 10168.

Watson Farley & Williams (Thailand) Limited, our outside counsel with respect to Thailand law, has advised us that there is uncertainty as to whether the courts of Thailand would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) entertain original actions brought in Thailand against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States.

UNDERWRITING

We are offering $[   ] of units through EF Hutton, division of Benchmark Investments, LLC, who is acting as the representative of the underwriters of this offering, or the representative. Each unit consists of one of our ordinary shares, par value $0.003 per share, and a warrant to purchase one-half of one ordinary share. The underwriting agreement that we intend to enter into with the representative, which we refer to as the underwriting agreement, will provide that the obligations of the underwriters are subject to representations, warranties and conditions contained therein. The underwriters will agree to buy, subject to the terms of the underwriting agreement, the number of units listed opposite their names below. Pursuant to the underwriting agreement, the underwriters will be committed to purchase and pay for all of the units if any are purchased, other than those units covered by the over-allotment option described below.

Underwriter	Number of Units
EF Hutton, division of Benchmark Investments, LLC
Total

The underwriters have advised us that they propose to offer the units to the public at a price of between $4 and $6 per unit. The underwriters propose to offer the units to certain dealers at the same price less a concession of not more than $[    ] per unit.

A copy of the form of underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is a part.

The units sold in this offering are expected to be ready for delivery on or about [   ], 2021, against payment in immediately available funds. The underwriters may reject all or part of any order.

Over-Allotment Option

Pursuant to the underwriting agreement, we will grant to the underwriters an option to purchase from us up to an additional [    ] ordinary shares, representing 15% of the ordinary shares sold in the offering and/or up to an additional [    ] warrants, representing 15% of the warrants sold in the offering, in any combination thereof, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period starting on the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares and/or warrants for which they exercise the option.

		Per Unit		Total with No Over-Allotment		Total with Over-Allotment
Initial public offering price	$		$		$
Underwriting discounts to be paid by us	$		$		$
Proceeds, before expenses to us	$		$		$

Underwriting Discount and Expense Allowance

We have agreed to pay the underwriters a cash fee equal to seven percent (7%) of the aggregate gross proceeds received by the Company from the securities sold in this offering. We have further agreed to pay a non-accountable expense allowance to the representative of the underwriters equal to (i) 0.5% of the gross proceeds received by the Company at the closing of the offering, or (ii) 1% of the gross proceeds received by the Company if this offering is consummated on or prior to September 30, 2021. Additionally, we have agreed to reimburse the representative for certain out-of-pocket expenses for “road show,” diligence, and reasonable legal fees, not to exceed $150,000 in the aggregate. We have provided an advance against out-of-pocket expenses to the representative in the amount of $25,000 upon the execution of our engagement agreement with the representative and have provided another advance of $25,000 upon the first filing of the registration statement of which this prospectus is a part. The advances shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advances shall be returned back to us to the extent not actually incurred.

Warrants

In addition, we have agreed to issue to the underwriters warrants to purchase a number of ordinary shares equal to 5.0% of the aggregate number of ordinary shares sold in the offering (including those securities sold upon exercise of the over-allotment option). The underwriters’ warrants will be exercisable at any time and from time to time, in whole or in part, during the four-and-½-year period commencing six months from the date of commencement of the sales of the units in connection with this offering, at a price per share equal to $[ ] which is 125% of the initial public offering price per ordinary share. Such underwriter’s warrants are exercisable on a cash or cashless basis. The warrants will provide for registration rights (including a one-time demand registration right and unlimited piggyback rights).

We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $[    ], which includes a maximum of $150,000 of out of pocket expenses for “road show,” diligence, and reasonable legal fees and disbursements for underwriters’ counsel, subject to a maximum of $50,000 in the event that this offering is not consummated. We have also agreed to reimburse the underwriters, subject to compliance with FINRA Rule 5110(g).

Indemnification

Pursuant to the underwriting agreement, we also intend to agree to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Offering Information

No action has been taken by us or the underwriters that would permit a public offering of the units in any jurisdiction where action for that purpose is required. None of the units included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the units being offered hereby be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of units and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy our units in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of twelve (12) months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, subject to certain exceptions (each being referred to as a subject transaction), during such twelve (12) month period, of the Company, or any successor to or subsidiary of the Company, on terms and conditions customary to the representative for such subject transactions.

Lock-Up – No Sales of Securities

We, all of our directors, executive officers, and all of our shareholders have agreed that we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (ii) file or caused to be filed any registration statement with the Commission relating to the offering of any shares of capital stock of the Company or any securities convertible into or exercisable or exchangeable for shares of capital stock of the Company; (iii) complete any offering of debt securities of the Company, other than entering into a line of credit with a traditional bank or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of capital stock of the Company, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of shares of capital stock of the Company or such other securities, in cash or otherwise, in each case without the prior written consent of the representative for a period of 180 days after the date of this prospectus, other than the ordinary shares to be sold hereunder and certain other exceptions.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our Securities during and after the offering. Specifically, the underwriters may over-allot or otherwise create a short position in our Securities for its own account by selling more Securities than we have sold to the underwriter. The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of our Securities by bidding for or purchasing shares or warrants in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker- dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our Securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our Securities to the extent that it discourages resales of our Securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the Nasdaq Capital Market or otherwise and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

Each underwriter and its respective affiliates are a full-service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriters may in the future receive customary fees and commissions for these transactions. We have not engaged the underwriters to perform any services for us in the previous 180 days, nor do we have any agreement to engage the underwriters to perform any services for us in the future, subject to the right to act as an advisor as described above.

In the ordinary course of its various business activities, each underwriter and its respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Each underwriter and its respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members. The underwriters may agree to allocate a number of securities to selling group members for sale to its online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us, and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the Securities offered by this prospectus in any jurisdiction where action for that purpose is required. The Securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such Securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any Securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the Securities under this prospectus is only made to persons to whom it is lawful to offer the Securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

Cayman Islands

This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Securities, whether by way of sale or subscription. The Securities have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

China

The information in this document does not constitute a public offer of the Securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The Securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

Hong Kong

The Securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Thailand

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The Securities may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that no offers of securities will be in member states (“Member State”) of the European Economic Area (the “EEA”) other than:

●	to legal entities that are qualified investors as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors within the meaning of the Prospectus Regulation) subject to obtaining the prior consent of our company or any underwriter for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of securities shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.

This prospectus has been prepared on the basis that any offer of securities in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of securities which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation, in each case, in relation to such offer. Neither the Company nor the representatives have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for the Company or the representatives to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of our Securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Regulation in that Member State, the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the United Kingdom

In relation to the United Kingdom, no offer of securities which are the subject of the offering has been, or will be made to the public in the United Kingdom, other than:

(a)	to any legal entity which is a qualified investor as defined in Article 2 of the UK Prospectus Regulation (as defined below);

(b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the UK Prospectus Regulation) in the United Kingdom subject to obtaining the prior consent of Representatives for any such offer; or

(c)	in any other circumstances falling within section 86 of the FSMA,

provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

In the United Kingdom, this prospectus is not a prospectus for the purposes of the UK Prospectus Regulation (as defined below). This prospectus has been prepared on the basis that any offer securities in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of securities. Accordingly any person making or intending to make an offer in the United Kingdom of securities which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the us or any of the underwriters to publish a prospectus pursuant to Article 3 of the UK Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation, in each case, in relation to such offer. Neither us nor the underwriters have authorized, nor do they authorize, the making of any offer of securities in circumstances in which an obligation arises for us or the underwriters to publish or supplement a prospectus for such offer.

For the purposes of this provision, the expression an “offer of our Securities to the public” in relation to any securities in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the same may be varied in United Kingdom by any measure implementing the UK Prospectus Regulation, the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

The communication of prospectus and any other document or materials relating to the issue of the Securities offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the securities may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the securities in, from or otherwise involving the United Kingdom.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers, or AMF. The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of Securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005, or the Prospectus Regulations. The Securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The Securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority, or the ISA, nor have such Securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with this offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the Securities being offered. Any resale in Israel, directly or indirectly, to the public of the Securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the Securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa), or CONSOB, pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy, other than:

●	to Italian qualified investors, or Qualified Investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999, or Regulation no. 1197l, as amended; and

●	in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No.58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The Securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended, or the FIEL, pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the Securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The Securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissăo do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The Securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the Securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the Securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority.

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the Securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the Securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the Securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

No offer or invitation to subscribe for Securities is valid or permitted in the Dubai International Financial Centre.

Canada

The Securities may be sold in Canada only to purchasers, purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario). Any resale of the Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws. Canadian purchasers should refer to any applicable provisions of the securities legislation of their province or territory for particulars of these rights or consult with a legal advisor.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts, which are expected to be incurred in connection with the offer and sale of the units by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$2,940.59
FINRA filing fee	3,087.50
Nasdaq listing fee	75,000.00
Accounting fees and expenses	38,000.00
Legal fees and expenses	175,000.00
Transfer agent fees and expenses	30,000.00
Printing fees and expenses	30,000.00
Miscellaneous	160,000.91
TOTAL	$514,029.00

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Hunter Taubman Fischer & Li LLC. The validity of the units, ordinary shares and warrants offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Conyers Dill & Pearman. Bevilacqua PLLC may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law. Certain legal matters as to the Kingdom of Thailand law in connection with this offering will be passed upon for us by Watson Farley & Williams (Thailand) Limited.

EXPERTS

Our consolidated financial statements as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been audited by Wei, Wei & Co., LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The offices of Wei, Wei & Co., LLP are located at 133-10 39th Avenue, Flushing, New York 11354.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the units to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the units.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we make these filings available, free of charge, on our website at https://www.guardforceai.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

GUARDFORCE AI CO., LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2020 and 2019

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Guardforce AI Co., Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated statements of financial position of Guardforce AI Co., Limited and subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of profit or loss, comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2020, in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Wei, Wei & Co., LLP

Flushing, New York
April 29, 2021

We have served as the Company’s auditor since 2019.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Financial Position

(Expressed in U.S. Dollars)

		December 31,
	Note	2020	2019
Assets
Current assets:
Cash and cash equivalents	3	$8,414,044	$6,078,691
Accounts receivable, net	5	5,468,911	5,564,630
Withholding taxes receivables	6	690,487	-
Other current assets	7	1,584,884	1,653,469
Inventory	4	495,081	-
Amount due from related parties	21	373,268	105,744
Total current assets		17,026,675	13,402,534

Restricted cash	3	1,715,866	1,609,030
Long-term loan to related party	21	-	315,173
Fixed assets, net	8	7,884,354	9,129,976
Right-of-use assets	9	4,190,351	6,173,590
Intangible assets, net	10	223,408	253,452
Withholding taxes receivable, net	6	3,534,552	6,865,971
Deferred tax assets, net	15	1,038,346	1,008,520
Other non-current assets	7	361,275	532,074
Total Assets		$35,974,827	$39,290,320

Liabilities and (Deficit) Equity
Current liabilities:
Trade and other payables	11	$1,540,411	$1,465,938
Short-term borrowings from financial institutions	12	494,994	1,969,666
Short-term borrowings from related parties	21	-	2,937,301
Short-term borrowings from third party	13	-	14,303,359
Current portion of operating lease liabilities	9	2,211,984	3,177,473
Current portion of finance lease liabilities, net	14	632,105	591,997
Other current liabilities	11	1,249,106	1,895,113
Income tax payables		284,627	-
Amount due to related parties	21	1,670,469	299,384
Total current liabilities		8,083,696	26,640,231

Long-term borrowings from financial institutions	12	993,869	199,447
Operating lease liabilities	9	2,106,429	3,025,844
Long-term borrowings from related parties	21	19,085,812	-
Finance lease liabilities, net	14	1,023,366	1,658,096
Provision for employee benefits	16	6,841,673	6,439,795
Total liabilities		38,134,845	37,963,413

Commitments and Contingencies	22

(Deficit) Equity
Ordinary share – par value $0.001 authorized 300,000,000 shares, issued and outstanding 52,068,959 shares at December 31, 2020; par value $0.001 authorized 50,000,000 shares, issued and outstanding 50,000,000 shares at December 31, 2019	17	52,069	50,000
Subscription receivable		(50,000)	(50,000)
Additional paid in capital		2,082,795	2,360,204
Legal reserve	20	223,500	223,500
Deficit		(4,722,294)	(1,596,270)
Accumulated other comprehensive income		204,249	273,579
Total (deficit) equity attributable to equity holders of the Company		(2,209,681)	1,261,013
Total equity attributable to non-controlling interests		49,663	65,894
Total (deficit) equity		(2,160,018)	1,326,907
Total Liabilities and (Deficit) Equity		$35,974,827	$39,290,320

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Profit or Loss

(Expressed in U.S. Dollars)

		For the years ended December 31,
	Note	2020	2019
Revenue		$37,648,782	$38,571,080
Cost of revenue		(31,374,098)	(33,928,496)
Gross margin		6,274,684	4,642,584

Provision for and write off of withholding taxes receivable	6	(1,722,762)	-
Administrative expenses	19	(6,674,472)	(4,753,566)
(Loss) from operations		(2,122,550)	(110,982)

Other income, net		52,956	160,168
Foreign exchange gains, net		68,924	985,829
Finance costs		(898,748)	(886,465)
(Loss) profit before provision for income taxes		(2,899,418)	148,550

Provision for income taxes	15	(242,837)	(88,473)
Net (loss) profit for the year		(3,142,255)	60,077
Less: net loss (profit) attributable to non-controlling interests		16,231	(6,042)
Net (loss) profit attributable to equity holders of the Company		$(3,126,024)	$54,035

(Loss) earnings per share
Basic and diluted (loss) profit for the year attributable to ordinary equity holders of the Company		$(0.06)	$0.00

Weighted average number of shares used in computation:
Basic and diluted		51,673,256	50,000,000

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Expressed in U.S. Dollars)

		For the years ended December 31,
	Note	2020	2019
Net (loss) profit for the year		$(3,142,255)	$60,077
Currency translation differences	2.6	(60,558)	226,031
Remeasurements of defined benefit plan		(8,772)	(131,713)
Total comprehensive income (loss) for the year		$(3,211,585)	$154,395

Attributable to:
Equity holders of the Company		$(3,181,717)	$152,954
Non-controlling interests		(29,868)	1,441
		$(3,211,585)	$154,395

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Changes in Equity (Deficit)

(Expressed in U.S. Dollars)

	Number of	Amount	Subscription	Addition Paid-in	Legal	Accumulated Other Comprehensive		Non-controlling
	Shares	($0.001 par)	Receivable	Capital	Reserve	Income	Deficit	Interests	Total
Balance as at December 31, 2018	50,000,000	$50,000	$(50,000)	$2,360,204	$223,500	$179,261	$(1,650,305)	$59,852	$1,172,512

Currency translation adjustments	-	-	-	-	-	226,031	-	-	226,031
Remeasurements of defined benefit plan	-	-	-	-	-	(131,713)	-	-	(131,713)
Net profit for the year	-	-	-	-	-	-	54,035	6,042	60,077

Balance as at December 31, 2019	50,000,000	50,000	(50,000)	2,360,204	223,500	273,579	(1,596,270)	65,894	1,326,907

Currency translation adjustments						(60,558)			(60,558)
Capital distribution				(376,276)					(376,276)
Stock-based compensation expenses	2,068,959	2,069		98,867					100,936
Remeasurements of defined benefit plan						(8,772)			(8,772)
Net loss for the year							(3,126,024)	(16,231)	(3,142,255)

Balance as at December 31, 2020	52,068,959	$52,069	$(50,000)	$2,082,795	$223,500	$204,249	$(4,722,294)	$49,663	$(2,160,018)

The accompanying notes are an integral part of these consolidated financial statements

Guardforce AI Co., Limited and Subsidiaries

Consolidated Statements of Cash Flows

(Expressed in U.S. Dollars)

	For the years ended December 31,
	2020	2019
Operating activities
Net (loss) profit	$(3,142,255)	$60,077
Adjustments to reconcile net (loss) profit to net cash provided by operating activities:
Depreciation	4,979,274	5,246,912
Amortization of intangible assets	54,745	43,129
Interest income	-	(8,728)
Stock-based compensation	100,936	-
Interest expense	650,492	515,846
Deferred tax	(30,135)	55,545
Recovery of doubtful accounts, net	(2,872)	(19,554)
Provision for withholding taxes receivable	1,012,543	-
Write off of withholding taxes receivable	710,219	-
Gain from fixed assets disposal	(431)	(27,504)
Changes in operating assets and liabilities:
Accounts and other receivables	389,320	858,205
Other current assets	123,764	122,371
Inventory	(484,745)	-
Amount due from related parties	(373,003)	(12,930)
Other non-current assets	162,998	(196,184)
Trade and other payables	(561,769)	(446,040)
Other current liabilities	(670,072)	(177,789)
Income tax payables	272,972	-
Amount due to related parties	529,489	(381,737)
Withholding taxes receivable	799,606	(960,497)
Provision for employee benefits	386,425	321,489
Net cash provided by operating activities	4,907,501	4,992,611

Investing activities
Purchase of property and equipment	(1,405,190)	(433,513)
Proceeds from disposal of property and equipment	-	29,164
Purchase of intangible assets	(26,316)	(47,163)
Net cash used in investing activities	(1,431,506)	(451,512)

Financing activities
Proceeds from borrowings	7,363,163	3,122,656
Repayment of borrowings	(5,371,766)	(1,072,216)
Interest paid	(248,047)	(260,179)
Lease payments	(2,876,314)	(3,519,282)
Net cash used in financing activities	(1,132,964)	(1,729,021)

Effect of exchange rate changes on cash	99,158	(585,922)

Net increase in cash and cash equivalents, and restricted cash	2,442,189	2,226,156
Cash and cash equivalents, and restricted cash at beginning of year	7,687,721	5,461,565
Cash and cash equivalents, and restricted cash at end of year	$10,129,910	$7,687,721

Non-cash investing and financing activities
Leasehold improvements through finance leases	$-	$62,295

The accompanying notes are an integral part of these consolidated financial statements.

Guardforce AI Co., Limited and Subsidiaries

Notes to the Consolidated Financial Statements

For the years ended December 31, 2020 and 2019

(Expressed in U.S. Dollars)

1.	NATURE OF OPERATIONS

Guardforce AI Co., Limited (“Guardforce”) is a company incorporated and domiciled in the Cayman Islands under the Companies Act on April 20, 2018. The address of its registered office is 96 Vibhavadi Rangsit Road, Talad Bangkhen, Laksi, Bangkok 10210, Thailand. Guardforce is controlled by Guardforce AI Technology Limited (“AI Technology”).

Guardforce AI Holding Limited (“AI Holdings”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on May 22, 2018. AI Holdings is a 100% owned subsidiary of Guardforce. AI Holdings’ registered office is located in British Virgin Islands.

Guardforce AI Robots Limited (“AI Robots”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on May 22, 2018. AI Robots is a 100% owned subsidiary of Guardforce.

Guardforce AI (Hong Kong) Co., Limited (“AI Hong Kong”) was incorporated in Hong Kong under the Hong Kong Companies’ Ordinance (Chapter 622), on May 30, 2018. AI Hong Kong is a 100% owned subsidiary of Guardforce. Beginning March 2020, AI Hong Kong commenced robotic AI solution business of selling robots.

Southern Ambition Limited (“Southern Ambition”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on August 3, 2018. Southern Ambition is a 100% owned subsidiary of AI Robots.

Horizon Dragon Limited (“Horizon Dragon”) was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on July 3, 2018. Horizon Dragon is a 100% owned subsidiary of AI Holdings.

Guardforce AI Group Co., Limited (“AI Thailand”) was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on September 21, 2018 and has 100,000 ordinary plus preferred shares outstanding. 48,999 of the shares in AI Thailand are owned by Southern Ambition Limited, with one share being held by Horizon Dragon Limited, for an aggregate of 49,000 ordinary shares, or 49%, and 51,000 cumulative preferred shares are owned by two individuals of Thailand. The 49,000 ordinary shares with a value of approximately $16,000 and the value of the cumulative preferred shares of approximately $17,000 has not been received as of December 31, 2018. The cumulative preferred shares are entitled to dividends of $0.03 per share when declared. The cumulative unpaid dividends of the preferred shares as of December 31, 2020 is approximately $1,700. Pursuant to article of associates of AI Thailand, the holder of an ordinary share may cast one vote per share at a general meeting of shareholders, the holder of preferred shares may cast one vote for every 20 preferred shares held at a general meeting of shareholders. Southern Ambition is entitled to cast more than 95% of the votes at a general meeting of shareholders. No dividends were declared during the years ended December 31, 2020, and 2019.

Guardforce Cash Solutions Security Thailand Co., Limited (“GF Cash (CIT)”) was incorporated in Thailand under the Civil and Commercial Code at the Registry of partnerships and Companies, Bangkok Metropolis, Thailand, on July 27, 1982 and has 3,857,144 outstanding shares. 3,799,544 ordinary shares and 21,599 preferred shares of the outstanding shares in GF Cash (CIT) (approximately 99.07% of the shares in GF Cash (CIT)) are owned by AI Thailand with one share being held by Southern Ambition and 33,600 ordinary shares and 2,400 preferred shares (approximately 0.933% of the shares in GF Cash (CIT)) being held by Bangkok Bank Public Company Limited. Pursuant to the articles of associates a shareholder may cast one vote per one share at a general meeting of shareholders. AI Thailand is entitled to cast 99.07% of the votes at a general meeting of shareholders. GF Cash (CIT)’s head office is located at No. 96 Vibhavadi-Rangsit Road, Talad Bang Khen Sub-District, Laksi District, Bangkok, Thailand. Beginning March 2020, GF Cash (CIT) commenced robotic AI solution business of selling and leasing of robots. No dividends were declared during the years ended December 31, 2020 and 2019.

97% of the shares of GF Cash (CIT) are owned by AI Thailand and Southern Ambition, which were previously held by Guardforce TH Group Co., Ltd and Guardforce 3 Limited, with the same majority shareholder.

The reorganization of Guardforce and its subsidiaries (collectively referred to as the “Company) was completed on December 31, 2018. Pursuant to the reorganization, Guardforce became the holding company of the companies, which were under the common control of the controlling shareholder before and after the reorganization. Accordingly, the Company’s financial statements have been prepared on a consolidated basis by applying the predecessor value method as if the reorganization had been completed at the beginning of the earliest reporting period. The Company engages principally in providing cash management and handling services located in Thailand.

The following diagram illustrates the Company’s legal entity ownership structure as of December 31, 2020:

Guardforce AI Co., Limited
(Listco) (Cayman)
100%
Holding
Holding
Holding
Guardforce AI Holdings Limited
(BVI)
Guardforce AI Robots Limited
(BVI)
Guardforce AI (Hong Kong) Co., Limited
(Hong Kong)
Holding
Holding
Horizon Dragon Limited
(BVI)
Southern Ambition Limited
(BVI)
1 share
Ms. Chanpreeya Ekthammasut
Mrs. Kruewan Pattanacharoen
51%
49% - 1 share
1 share
Guardforce AI Group Co., Limited
(Thailand)
Holding
99.07% - 1 share
Bangkok Bank
0.93%
Guardforce Cash Solutions Security (Thailand) Co., Limited
(Thailand)
Operational Entity

2.	SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies used in the preparation of these consolidated financial statements.

The financial statements were approved by the board of directors and authorized for issuance on April 29, 2021.

2.1	Basis of presentation

The consolidated financial statements of Guardforce and subsidiaries have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”). All amounts are presented in United States dollars (“USD”) and have been rounded to the nearest USD. Certain prior year balances have been reclassed to conform to current year’s presentation.

The accompanying financial statements are presented on the basis that the Company is a going concern. The going concern assumption contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

The Company incurred a net loss of approximately $3.1 million during the year ended December 31, 2020. As of December 31, 2020, the Company had a deficit of approximately $2.2 million and cash and cash equivalents and restricted cash of approximately $10.1 million. The Company’s ability to continue as a going concern is dependent upon the Company’s profit generating operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company expects to finance operations primarily through cash flow from operations and borrowings from financial institutions and related parties. In the event that the Company requires additional funding to finance the growth of the Company’s current and expected future operations as well as to achieve our strategic objectives, the related parties indicated the intent and ability to provide additional equity financing.

These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s continuation as a going concern is dependent on the Company’s ability to meet obligations as they become due and to obtain additional equity or alternative financing required to fund operations until sufficient sources of recurring revenues can be generated. While there can be no assurance that the Company will be successful in its plans described above or in attracting equity or alternative financing on acceptable terms, management of the Company believes that, based on consideration of its most recent projections for year 20201, the Company has the ability to meet its working capital requirements over the next 12 months.

2.2	Basis of consolidation

The consolidated statements of profit or loss and other comprehensive (loss) income, changes in equity (deficit) and cash flows of the Company for the relevant periods include the results and cash flows of all companies now comprising the Company from the earliest date presented or since the date when the subsidiaries and/or businesses first came under the common control of the controlling shareholders, wherever the period is shorter.

The consolidated statements of financial position of the Company as at December 31, 2020 and 2019 have been prepared to present the assets and liabilities of the subsidiaries using the existing book values from the controlling shareholders’ perspective.

Equity interests in subsidiaries held by parties other than the controlling shareholders are presented as non-controlling interests in equity.

All intra-group and inter-company transactions and balances have been eliminated on consolidation.

2.3	Business combinations under common control

IFRS 3 Business combinations does not include specific measurement guidance for transfers of businesses or subsidiaries between entities under common control. Accordingly, the Company has accounted for such transactions taking into consideration other guidance in the IFRS framework and pronouncements of other standard-setting bodies. The Company recorded assets and liabilities recognized as a result of transactions between entities under common control at the carrying value on the transferor’s financial statements, and to have the consolidated statements of financial position, profit or loss, comprehensive income, changes in equity and cash flows reflect the results of combining entities for all periods presented for which the entities were under the transferor’s common control, irrespective of when the combination takes place.

2.4	Non-controlling interest

The non-controlling interest represents the portion of the equity (net assets) in the subsidiary not directly or indirectly attributable to the Company. Non-controlling interests are presented as a separate component of equity on the consolidated statements of financial position, profit or loss, comprehensive income and changes in equity attributed to controlling and non-controlling interests.

2.5	Use of estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates. Significant estimates during the years ended December 31, 2020 and 2019 include the provision for sales returns, allowance for withholding tax receivables, allowance for doubtful accounts, useful life of fixed assets, and valuation of deferred tax assets. The estimated the amount for sales warranty on the sale of robots during December 31, 2020 was $nil.

2.6	Foreign currency translation

The reporting currency of the Company is the U.S. dollar (“USD”). The functional currency of Guardforce, AI Holdings, AI Robots, Horizon Dragon, Southern Ambition, is the USD. The functional currency of AI Hong Kong is the Hong Kong dollar. The functional currency of AI Thailand and GF Cash (CIT) to the Thai Baht (“Baht” or “THB”).

The currency exchange rates that impact our business are shown in the following table:

	Period End Rate		Average Rate
	As of December 31,		For the Year Ended
	2020	2019	2020	2019
Thai Baht	0.0333	0.0334	0.0320	0.0324
Hong Kong Dollar	0.1282	0.1280	0.1282	0.1280

2.7	Financial risk management

2.7.1	Financial risk factors

The Company’s activities expose it to a variety of financial risks: foreign exchange risk, interest rate risk and liquidity risk. The Company’s overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial performance.

(i)	Foreign exchange risk

The Company is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the THB, Hong Kong Dollar and the USD. Foreign exchange risk arises when future commercial transactions or recognized assets and liabilities are denominated in a currency that is not the respective reporting currency of the Company’s subsidiaries. The functional currency of the Company and majority of its overseas subsidiaries is the USD whereas the functional currency of the subsidiaries which operate in Thailand is the THB. The Company currently does not hedge transactions undertaken in foreign currencies but manages its foreign exchange risk by performing regular reviews of the Company’s net foreign exchange exposures.

If the THB had strengthened/weakened by 1.56% against the USD (the average monthly variance during the 2-year period ended December 31, 2020 with all other variables held constant, the post-tax profit would have been approximately $210,000 higher/lower and $193,000 higher/lower, for the years ended December 31, 2020 and 2019, respectively, as a result of net foreign exchange gains/losses on translation of net monetary assets denominated in the THB/USD which is not the functional currency of the respective Company’s entities.

(ii)	Interest rate risk

The Company’s exposure to changes in interest rates are mainly attributable to its borrowings and loans. At the reporting date, if interest rates on borrowings had been 100 basis points higher/lower with all other variables held constant, the Company’s post-tax results for the year would have been approximately $12,000 and $132,000 lower/higher for the years ended December 31, 2020 and 2019, respectively, mainly as a result of higher/lower interest expense on floating rate borrowings.

(iii)	Liquidity risk

Prudent liquidity management implies maintaining sufficient cash and cash equivalents and the availability of funding through an adequate amount of committed credit facilities.

The Company’s primary cash requirements are for operating expenses and purchases of fixed assets. The Company mainly finances its working capital requirements from cash generated from operation and proceeds from bank borrowings and finance leases.

The Company’s policy is to regularly monitor current and expected liquidity requirements to ensure it maintains sufficient cash and cash equivalents and an adequate amount of committed credit facilities to meet its liquidity requirements in the short and long term.

At the reporting date, the contractual undiscounted cash flows of the Company’s current financial liabilities approximate their respective carrying amounts due to their short maturities.

The table below analyses the Company’s non-derivative financial liabilities into relevant maturity groupings based on the remaining period at the reporting date to the contractual maturity date. The amounts disclosed in the table are the contractual undiscounted cash flows, including interest if applicable.

Year ended December 31, 2020	Due Within 1 year	1 to 5 years	>5 years	Total
Trade and other payables	$1,540,411	$-	$-	$1,540,411
Borrowings from financial institutions	494,994	993,869	-	1,488,863
Borrowings from related parties	-	19,085,812	-	19,085,812
Amount due to related parties	1,670,469	-		1,670,469
Other current liabilities	1,249,106	-	-	1,249,106
Income tax payables	284,627	-	-	284,627
Lease liabilities	2,211,984	2,106,429	-	4,318,413
Finance lease liabilities	701,796	1,074,047	-	1,775,843
Provision for employee benefits	479,261	1,478,194	36,040,019	37,997,474
	$8,632,648	$24,738,351	$36,040,019	$69,411,018

Year ended December 31, 2019	Due Within 1 year	1 to 5 years	>5 years	Total
Trade and other payables	$1,765,322	$-	$-	$1,765,322
Borrowings from financial institutions	1,969,666	199,447	-	2,169,113
Borrowings from third party	14,303,359	-	-	14,303,359
Borrowings from related party	1,499,998	1,437,303	-	2,937,301
Other current liabilities	1,895,113	-	-	1,895,113
Lease liabilities	3,354,144	3,058,601	76,007	6,488,752
Finance lease liabilities	617,178	1,885,872	-	2,473,050
Provision for employee benefits	463,787	1,239,353	41,217,320	42,920,460
	$25,868,567	$7,790,576	$41,293,327	$74,952,470

2.7.2	Capital risk management

The Company’s objectives on managing capital are to safeguard the Company’s ability to continue as a going concern and support the sustainable growth of the Company in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to enhance shareholders’ value in the long term.

In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return of capital to shareholders, issue new shares or sell assets to reduce debt.

In the opinion of the directors of the Company, the Company’s capital risk is low.

2.7.3	Impact of COVID-19

The Coronavirus Disease (COVID-19) outbreak and the measures taken to contain the spread of the pandemic have created a high level of uncertainty to global economic prospects and this has impacted the Company’s operations and its financial performance in year 2020. As COVID-19 continues to evolve with significant level of uncertainty, management of the Company is unable to reasonably estimate the full financial impact of COVID-19 on the Company’s financial results in year 2021. The Company is monitoring the situation closely and to mitigate the financial impact, it is conscientiously managing its cost by adopting an operating cost reduction strategy and conserving liquidity by working with major creditors to align repayment obligations with receivable collections. Based on the Company’s most recent projections for year 2021 and with over $8 million in cash and cash equivalents, management of the Company believes that the Company will be able to continue to operate as a going concern in the foreseeable future for at least the next 12 months.

2.8	Fair value measurements

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurement for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and it considers assumptions that market participants would use when pricing the asset or liability.

Accounting guidance establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level input that is significant to the fair value measurement. Accounting guidance establishes three levels of inputs that may be used to measure fair value:

Level 1—Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2—Include other inputs that are directly or indirectly observable in the marketplace.

Level 3—Unobservable inputs which are supported by little or no market activity.

Accounting guidance also describes three main approaches to measuring the fair value of assets and liabilities: the (1) market approach, (2) income approach and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial assets and liabilities of the Company mainly consist of cash and cash equivalents, restricted cash, trade and other receivables, amounts due from related parties, and other current assets, trade payables, amounts due to related parties, accruals and other liabilities. As of December 31, 2020 and 2019, the carrying values of cash and cash equivalents, restricted cash, trade receivables, amounts due from related parties, prepayments and other current assets, trade payables, amounts due to related parties, accruals and other liabilities approximate their fair values due to the short-term maturity of these instruments.

2.9	Cash and cash equivalents and restricted cash

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Restricted cash represents cash pledged with a local bank as collateral for bank guarantees issued by those banks in respect of project performance and for electricity usage. The restricted cash for projects that are expected to be completed within one year are classified as a current asset.

2.10	Accounts receivable, net and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for doubtful accounts as needed. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts and other receivables and accounts receivable from related parties. The Company determines the allowance for its accounts receivable from contracted customers based on aging data, historical collection experience, customer specific facts and economic conditions. The Company writes off accounts receivable when amounts are deemed uncollectible. The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts.

In determining the amount of the allowance for doubtful accounts, prior to January 1, 2020, the Company applied the following percentages: 5% to receivables from 61 to 90 days; 30% to receivables from 91 to 180 days and 60% to receivables from 181 to 365 days. Account balances older than one year were charged off against the allowance after all means of collection of been exhausted (both legally and commercially speaking) and the potential for recovery was considered remote. No allowance was established for the Company’s due from related parties and other receivables as the amounts were deemed fully collectible. During the year ended December 31, 2020, the Company revised its allowance methodology to a specific provision basis in that an allowance for doubtful accounts is established and recorded based on management’s assessment of the credit history of its customers and current relationships with them. This revision in the allowance methodology did not have any material effect on the Company’s net accounts receivable as of December 31, 2019.

The Company did not have any write offs during the years ended December 31, 2020 and 2019. The Company recognized a recovery of its bad debt expense of $2,872 and $19,554 during the years ended December 31, 2020 and 2019, respectively.

2.11	Inventory

Inventory solely consists of robots and are stated at the lower of cost, determined on a weighted average basis, or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. When inventory is sold, their carrying amount is charged to expense in the period in which the revenue is recognized. Write-downs for declines in net realizable value or for losses of inventories are recognized as an expense in the period the impairment or loss occurs. No allowance for slow moving or obsolete inventory was recorded for the year ended December 31, 2020.

During the year ended December 31, 2020, all inventory was purchased from a related party.

2.12	Withholding taxes receivable

Withholding tax is a deduction from payments made to suppliers who provide services. The withholding tax rates can vary depending on the type of income and the tax status of the recipient. Based on tax rules currently in effect, the withholding tax rate is 3% for commercial contracts and 1% for governmental contracts in Thailand, which amounts are refundable. The Company generally files its request for a withholding tax refund by the end of May of the following year for withholding tax deducted in the previous year. Once the request for withholding tax refund is submitted to the Thai Revenue Department, the request will be subject to audit and review. Since it is difficult to predict the time required by the Thai Revenue Department to complete its audit and approve the relevant refund, except for known amount to be collected within the next 12 months, the Company has reflected its withholding tax receivable as a non-current asset in its statements of financial position for amounts due from the Revenue Department.

Withholding tax receivable is recorded net of related provision for amount that could be challenged by the taxing authority. Such provision represents the Company’s best estimate based on recent collection history. Loans to related party

2.13	Loans to related party

The Company recognizes the contractual right to receive money on demand or on fixed or determinable dates as loans receivable. For those that the contractual maturity date is less than one year, the Company records as short-term loans receivable.

The Company recognizes interest income on an accrual basis using the straight-line method over the fixed or determinable dates.

2.14	Fixed assets

Fixed assets are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use. Maintenance, repairs and betterments, including replacement of minor items, are charged to expense; major additions to physical properties are capitalized.

Depreciation is calculated using the straight-line method over the following estimated useful lives:

Estimated
useful life
Leasehold improvements	Lesser of useful life or remaining lease term
Tools and equipment	5 years
Furniture, fixtures and office equipment	5 years
Vehicles	5,10 years
GDM machines	5 years
Robots	5 years

2.15	Assets under construction

Assets under construction are stated at cost less impairment losses, if any. Cost comprises direct costs of construction as well as interest expense and exchange differences capitalized during the periods of construction and installation. Capitalization of these costs ceases and the related assets under construction are transferred to property, plant and equipment when substantially all the activities necessary to prepare the assets for their intended use are completed. No depreciation is provided for assets under construction until they are completed and ready for intended use.

2.16	Intangible assets, net

Intangible assets represent computer software. The intangible assets are recorded at historic acquisition costs, and amortized on a straight-line basis over their estimated useful lives.

Costs associated with maintaining computer software programs are recognized as an expense as incurred. Development costs that are directly attributable to the design and testing of identifiable and unique software products controlled by the Company will be recognized as intangible assets when the criteria of intangible assets are met.

Intangible assets are not amortized where their useful lives are assessed to be indefinite. The useful life of an intangible asset that is not being amortized is reviewed annually to determine whether events and circumstances continue to support the indefinite useful life assessment for that asset. Otherwise, the change in useful life assessment from indefinite to finite is accounted for prospectively from the date of change and in accordance with the policy for amortization of intangible assets with finite lives as set out above.

2.17	Impairment of long-lived assets

At the end of each reporting period, the Company reviews the carrying amounts of its long-lived assets to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the Company estimates the recoverable amount of the cash-generating unit to which the asset belongs. The Company did not incur any impairment loss during the years ended December 31, 2020 and 2019.

2.18	Trade and other payables

Trade and other payables are recognized at fair value.

2.19	Interest-bearing borrowings

Interest-bearing borrowings are recognized initially at fair value less attributable transaction costs. Subsequent to initial recognition, interest-bearing borrowings are stated at amortized cost with any difference between the amount initially recognized and redemption value being recognized in profit or loss over the period of the borrowings, together with any interest and fees payable, using the effective interest method.

2.20	Revenue from contracts with customers

The Company generates its revenue primarily from rendering the following services: (i) Cash-In-Transit - Non Dedicated Vehicle (Non-DV); (ii) Cash-In-Transit - Dedicated Vehicle (DV); (iii) ATM management; (iv) Cash Processing (CPC); (v) Cash Center Operations (CCT); (vi) Cheque Center Service (CDC); (vii) Express Cash; (viii) Coin Processing Service; (ix) Cash Deposit Management Solutions and (x) Robotics AI Solutions.

The Company recognizes revenue when it has transferred to its customer control over the service rendered. Control refers to the ability of the customer to direct and obtain substantially all the transferred service’s benefits. Also, it implies that the customer has the ability to prevent a third-party from directing the use and obtaining substantially all the benefits of the transferred service. The Company’s management applies the following considerations to analyse the moment in which the control of the service is transferred to the customer.

●	Identify the contract or quotation with the agreed service price.

●	Evaluate the services engaged in the customer’s contract and identify the related performance obligations.

●	Consider the contract terms and commonly accepted practices in the business to determine the transaction price. The transaction price is the consideration that the Company expects to be entitled for delivering the services engaged with the customer. The consideration engaged in a customer’s contract is generally a fixed amount.

●	Allocate the transaction price, if necessary, to each performance obligation (to each good or service that is different) for an amount that represents the part of the benefit that the Company expects to receive in exchange for the right of delivering the services engaged with the customer.

●	Recognize revenue when the Company satisfied the performance obligation through the rendering of services engaged.

All of the conditions mentioned above are accomplished normally when the services are rendered to the customer and revenue is recognized when the Company satisfied the performance obligation over time or point in time depending on the service type as described in the following table. The reported revenue reflects services delivered at the contract or agreed-upon price.

Revenue is recognized when the related performance obligation is satisfied.

Fixed Fees
Service Type		Performance Obligations	Per delivery / order	Per month
Cash-In-Transit (CIT) – Non Dedicated Vehicles (Non-DV)	(a)	Delivery from point A to point B per customer request. Service obligation is generally completed within same day.	√
Cash-In-Transit (CIT) – Dedicated Vehicles to Banks (DV)	(a)	Delivery from point A to point B per customer request. Service obligation is generally completed within same day.	√
ATM Management	(a)	Includes replenishment of ATM machines and first level maintenance services. Service obligation is generally completed within the same day.	√
Cash Processing (CPC)	(b)	Cash counting, sorting and vaulting services for customers in the retail industry.		√
Cash Center Operations (CCT)	(b)	Cash counting, sorting and depositing for local commercial banks on behalf of Bank of Thailand (BOT).		√
Cheque Center Service (CDC)	(b)	Handles cheque consolidation and distribution on behalf of local commercial bank.		√
Express Cash		Armored trucks (with onboard GDM) and crew teams are assigned to collect cash on behalf of local commercial banks. Service obligation is generally completed within the same day.	√
Coin Processing Service		Armored vehicles and crew teams are assigned to collect/deliver coins to/from customer sites. Service obligation is generally completed within the same day.	√
Cash Deposit Management Solutions	(b)	Cash deposit machine (Guardforce Digital Machine – GDM) are installed at the customers’ sites for the collection of cash.		√
Robotics AI Solutions – sale of robots	(a)	Sale transaction deemed completed upon customer’s acknowledgment of receipt of robot	√
Robotics AI Solutions – rental of robots	(b)	Robots are placed at the customer’s site and they are leased out for a fixed term		√

The Company does not offer promotional payments, customer coupons, rebates or other cash redemption offers to its customers. Except for the sale of robots, customer’s billing is generally prepared on a monthly basis once service delivery reports have been received and the invoice amount has been confirmed with the customers. Standard payment is 45 days, but it may be 45 to 60 days depending on the individual customer contract.

(a)	Revenue is recognized net of sales taxes and upon transfer of significant risks and rewards of ownership to customers. Revenue is not recognized to the extent where there are significant uncertainties regarding recovery of the consideration due, associated costs or the possible return of goods.

(b)	Related service revenue or rental income is recognized on a straight-line basis at the end of each month over the term of the lease.

Disaggregation information of revenue by service type is as follows:

	For the year ended December 31,
	2020	Percentage of Total	2019	Percentage of Total
Service Type	(USD)	Revenue	(USD)	Revenue
Cash-In-Transit – Non-Dedicated Vehicles (CIT Non-DV)	$12,045,914	32.0%	$12,052,738	31.2%
Cash-In-Transit - Dedicated Vehicle to Banks (CIT DV)	4,822,354	12.8%	4,958,139	12.9%
ATM Management	12,542,613	33.3%	14,024,291	36.4%
Cash Processing (CPC)	2,842,209	7.5%	2,283,835	5.9%
Cash Center Operations (CCT)	3,256,423	8.6%	3,661,135	9.5%
Cheque Center Service (CDC)	61,197	0.2%	394,290	1.0%
Others **	399,977	1.1%	38,570	0.1%
Cash Deposit Management Solutions (GDM)	1,457,307	3.9%	1,158,082	3.0%
Robotics AI solutions	220,788	0.6%	-	-
Total	$37,648,782	100.0%	$38,571,080	100.0%

**	Others include primarily revenue from express cash and coin processing services.

During the year ended December 31, 2020, revenue amounting to $37,433,467 and $215,315 were generated from third parties and a related party, respectively.

2.21	Cost of revenue

Cost of revenue consists primarily of internal labor costs and related benefits, and other overhead costs that are directly attributable to services provided.

During the year ended December 31, 2020, cost of revenue amounting to $30,478,783 and $895,315 were generated from third parties and related parties, respectively.

2.22	Income taxes

Income tax expense represents the sum of the tax currently payable and deferred tax. Income taxes are charged to consolidated statements of profit or loss as they are incurred.

Current income taxes are recorded in the results of the year they are incurred.

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit or loss. Deferred tax liabilities are generally recognized for all taxable temporary differences. Deferred tax assets are generally recognized for all deductible temporary differences, including tax loss carry forwards and certain tax credits, to the extent that it is probable that future taxable profits, reversal of existing taxable temporary differences will be available against which those deductible temporary differences can be utilized after considering future tax planning strategies. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax carryforward losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit and reversal of existing taxable temporary differences will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized. The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits and reversal of existing taxable temporary differences will allow the deferred tax asset to be recovered.

Deferred tax liabilities are recognized for taxable temporary differences associated with investments in subsidiaries, associates, and interests in joint ventures, except where the Company is able to control the reversal of the temporary difference and it is probable that the temporary difference will not reverse in the foreseeable future. Deferred tax assets arising from deductible temporary differences associated with such investments and interests are only recognized to the extent that it is probable that there will be sufficient taxable profits against which to utilize the benefits of the temporary differences and they are expected to reverse in the foreseeable future.

Net deferred income taxes are classified as a non-current asset or liability, regardless of when the temporary differences are expected to reverse.

Deferred tax assets and deferred tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset is realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

2.23	Provisions

Provisions are recognized for liabilities of uncertain timing or amount when the Company has a legal or constructive obligation arising as a result of a past event, it is probable that an outflow of economic benefits will be required to settle the obligation and the amount can be estimated reliably. Where the time value of money is material, provisions are stated at the present value of the expenditures expected to settle the obligation.

Where it is probable that an outflow of economic benefits will be required, or the amount cannot be estimated reliably, the obligation is disclosed as a contingent liability, unless the probability of outflow of economic benefits is remote. Possible obligations, whose existence will only be confirmed by the occurrence or non-occurrence of one or more future events, are also disclosed as contingent liabilities unless the probability of outflow of economic benefits is remote.

2.24	Employee benefits

The Company provides for retirement benefits payable for employees of its subsidiaries in Thailand under the Thai Labor Law; and follows IFRS 19 in accounting for the related obligation. Depending upon the individual employee’s salary and years of service, the related obligation is calculated by an independent actuary using the projected unit credit method. The present value of the obligation is determined by discounting with the interest rates of government bonds that are denominated in the currency in which the benefits will be paid, and that have terms to maturity approximating the terms of the related liabilities. The sensitivity analysis is determined by i) discount rate; ii) salary increase rate; iii) turnover rate; and iv) life expectancy.

All re-measurements effects of the Company’s retirement benefit obligation such as actuarial gains and losses arising from experience adjustments and changes in actuarial assumptions are recognized directly in other comprehensive income.

As of December 31, 2020 and 2019, actuarial loss of $8,772 and $131,713, net of tax had been recognized in other comprehensive income, respectively.

2.25	Leases

From 1 January 2019, in accordance with IFRS 16, leases with terms greater than 12 months are recognized as a right-of-use asset (“ROU”) and a corresponding lease liability at the date in which the leased asset is available for use by the Company. Contracts may contain both lease and non-lease components. The Company allocates the consideration in the contract to the lease and non-lease components based on their relative stand-alone prices. Assets and liabilities arising from a lease are initially measured on a present value basis. Lease liabilities include the net present value of fixed payments.

Lease payments to be made under reasonably certain extension options are also included in the measurement of the liability.

The lease payments are discounted using the interest rate implicit in the lease. If that rate cannot be readily determined, which is generally the case for leases of the Company, the lessee’s incremental borrowing rate is used, being the rate that the individual lessee would have to pay to borrow the funds necessary to obtain an asset of similar value to the right-of-use asset in a similar economic environment with similar terms, security and conditions. To determine the incremental borrowing rate, the Company uses recent third-party financing received by the individual lessee as a starting point, adjusted to reflect changes in financing conditions.

Lease payments are allocated between principal and finance cost. The finance cost is charged to profit and loss over the lease period so as to produce a constant periodic rate of interest on the remaining balance of the liability for each period.

Right-of-use assets are measured at cost comprising the following:

●	The amount of the initial measurement of the lease liability

●	any lease payments made at or before the commencement date less any lease incentives received

Right-of-use assets are depreciated over the shorter of the asset’s useful life or the lease term on a straight-line basis. The lease terms of building’s and others are generally less than ten years and less than five years, respectively.

Payments associated with leases with a lease term of 12 months or less on the Company’s equipment and vehicles and all leases of low-value assets are recognized on a straight-line basis as an expense in profit or loss.

2.26	Related parties

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or significant influence, such as a family member or relative, shareholder, or a related corporation.

2.27	Earnings (Loss) per share (“EPS”)

Basic EPS is calculated by dividing the net profit (loss) available to ordinary equity holders by the weighted average number of ordinary shares outstanding during the year. Diluted EPS is calculated by using the weighted average number of ordinary shares outstanding adjusted to include the potentially dilutive effect of outstanding share-based awards and convertible debt instruments, unless their inclusion in the calculation is anti-dilutive.

2.28	Recent Accounting Pronouncements

All new standards and amendments that are effective for annual reporting period commencing January 1, 2020 have been applied by the Company for the year ended December 31, 2020. The adoption of these new and amended standards did not have material impact on the consolidated financial statements of the Company. A number of new standards and amendments to standards have not come into effect for the year beginning January 1, 2020, and they have not been early adopted by the Company in preparing these consolidated financial statements. None of these new standards and amendments to standards is expected to have a significant effect on the consolidated financial statements of the Company.

3.	CASH, CASH EQUIVALENTS AND RESTRICTED CASH

	As of December 31,
	2020	2019
Cash on hand	$392,803	$403,017
Cash in bank	8,021,241	5,675,674
Subtotal	8,414,044	6,078,691
Restricted cash	1,715,866	1,609,030
Cash, cash equivalents, and restricted cash	$10,129,910	$7,687,721

4.	INVENTORY

	As of December 31,
	2020	2019
Robots at warehouse	$252,411	$-
Robots in transit	242,670	-
Inventory	$495,081	$-

No allowance for slow moving or obsolete inventory was recorded for the year ended December 31, 2020.

5.	ACCOUNTS RECEIVABLE, NET

	As of December 31,
	2020	2019
Accounts receivable	$5,468,911	$5,567,629
Allowance for doubtful accounts	-	(2,999)
Accounts receivable, net	$5,468,911	$5,564,630

The following tables details the Company’s net accounts receivables as of:

December 31, 2020

	Current	<30	31-60	61-90	91 and over	Total
Gross carrying amount	$5,073,178	$250,408	$103,581	$14,891	$26,853	$5,468,911
Allowance	-	-	-	-	-	-
Net	$5,073,178	$250,408	$103,581	$14,891	$26,853	$5,468,911

December 31, 2019

	Current	<30	31-60	61-90	91 and over	Total
Gross carrying amount	$5,235,436	$247,109	$74,014	$3,690	$7,380	$5,567,629
Allowance	-	-	-	(184)	(2,815)	(2,999)
Net	$5,235,436	$247,109	$74,014	$3,506	$4,565	$5,564,630

Below is a rollforward of the allowance for doubtful accounts:

Balance at December 31, 2018	$(21,316)
Recovery of bad debts	19,554
Write off	-
Exchange difference	(1,237)
Balance at December 31, 2019	(2,999)
Recovery of bad debts	2,872
Write off	-
Exchange difference	127
Balance at December 31, 2020	$-

6.	WITHHOLDING TAX RECEIVABLES, NET

	2020	2019
Balance at January 1	$6,865,971	$5,405,006
Addition	728,165	960,497
Collection	(1,527,771)	-
Write off	(710,219)	-
Allowance for uncollectible	(1,055,775)	-
Exchange difference	(75,332)	500,468
Balance at December 31	$4,225,039	$6,865,971

	As of December 31,
	2020	2019
Current portion	$690,487	$-
Non-current portion	3,534,552	6,865,971
Withholding tax receivables, net	$4,225,039	$6,865,971

During 2020, the Company received a withholding taxes refund for THB 47,812,370 (approximately $1.5 million) in connection with the Company’s 2013 to 2015 withholding taxes refund applications (totaled THB 89,268,913 or approximately $2.9 million): the balance of the refund amounted to THB 20,724,273 (approximately $0.7 million) was received in January 2021. The Company wrote off approximately $0.7 million, representing the difference between the receivable recorded and amount of known refund from the Thai Revenue Department. The Company did not have any write offs during the year ended December 31, 2019.

Out of prudence, based on amount written off for the receivable related to year 2013 to 2015, the Company recorded an allowance of approximately $1.1 million against its withholding taxes receivable for year 2016 through 2020.

7.	OTHER CURRENT AND OTHER NON-CURRENT ASSETS

	As of December 31,
	2020	2019
Input VAT receivable	$134,746	$268,680
Prepayments - office rental	952,616	958,853
Prepayments - insurance	292,095	94,849
Prepayments - others	51,920	144,151
Uniforms	17,954	28,887
Tools and supplies	135,553	158,049
Other current assets	$1,584,884	$1,653,469
Deposits	$361,275	$532,074
Other non-current assets	$361,275	$532,074

8.	FIXED ASSETS, NET

	Leasehold improvements	Machinery and equipment	Office decoration and equipment	Vehicles	Assets under construction	GDM machines	Robots	Total
Cost
At December 31, 2018	$2,888,288	$6,467,812	$6,081,943	$17,614,629	$950,095	$-	$-	$34,002,767
Additions	-	122,942	53,015	85,919	521,817	-	-	783,693
Disposals	(1,608)	(217,140)	(117,215)	(1,349,460)	-	-	-	(1,685,423)
Transfers in (out)	464,241	188,902	501,710	59,604	(1,214,457)	-	-	-
Exchange differences	265,841	565,630	542,869	1,494,372	70,482	-	-	2,939,194
At December 31, 2019	3,616,762	7,128,146	7,062,322	17,905,064	327,937	-	-	36,040,231
Additions	38,876	62,626	136,497	25,237	-	285,510	860,026	1,408,772
Disposals	(2,365)	(1,363,245)	(26,512)	(16,570)	(2,774)	-	-	(1,411,466)
Transfers in (out)	-	(44,953)	(1,164,305)	-	(311,237)	1,520,495	-	-
Exchange differences	(4,166)	(68,734)	(56,194)	(27,969)	(13,926)	77,111	24,924	(68,954)
At December 31, 2020	3,649,107	5,713,840	5,951,808	17,885,762	-	1,883,116	884,950	35,968,583

Accumulated Depreciation
At December 31, 2018	2,353,333	5,503,362	4,527,915	11,442,195	-	-	-	23,826,805
Depreciation charged for the year	173,026	608,396	421,050	1,461,122	-	-	-	2,663,594
Disposal	(857)	(216,853)	(118,117)	(1,347,936)	-	-	-	(1,683,763)
Exchange differences	210,147	491,089	403,440	998,943	-	-	-	2,103,619
As December 31, 2019	2,735,649	6,385,994	5,234,288	12,554,324	-	-	-	26,910,255
Depreciation charged for the year	186,209	430,228	219,724	1,426,001	-	288,495	24,646	2,575,303
Disposal	(2,365)	(1,363,070)	(26,152)	(16,568)	-		-	(1,408,155)
Transfers in (out)	-	(11,747)	(290,802)	-	-	302,549	-	-
Exchange differences	3,520	(50,439)	(12,436)	40,307	-	25,236	638	6,826
As December 31, 2020	2,923,013	5,390,966	5,124,622	14,004,064	-	616,280	25,284	28,084,229

Net book value
At December 31, 2020	$726,094	$322,874	$827,186	$3,881,698	$-	$1,266,836	$859,666	$7,884,354
At December 31, 2019	$881,113	$742,152	$1,828,034	$5,350,740	$327,937	$-	$-	$9,129,976

There was no impairment of fixed assets recorded for the years ended December 31, 2020 and 2019. No fixed assets were pledged as security for bank borrowings.

9.	RIGHT-OF-USE ASSETS AND OPERATING LEASE LIABILITIES

The carrying amounts of right-of-use assets are as below:

	2020	2019
As at January 1	$6,173,590	$5,927,711
New leases	532,978	2,321,780
Depreciation expense	(2,506,446)	(2,583,318)
Exchange difference	(9,771)	507,417
Net book amount at December 31	$4,190,351	$6,173,590

Lease liabilities were measured at the present value of the remaining lease payments, discounted using the lessee’s incremental borrowing rate. The weighted average incremental borrowing rate applied to new leases during year 2020 and 2019 was 3.25% and 4.08%, respectively.

During the year ended December 31, 2020, interest expense of $146,723 arising from lease liabilities was included in finance costs. Depreciation expense related to right-of-use assets was $2,506,446 during the year ended December 31, 2020.

10.	INTANGIBLE ASSETS, NET

Computer
software
Cost
At December 31, 2018	$846,958
Additions	47,163
Exchange difference	75,165
At December 31, 2019	969,286
Additions	26,316
Disposals	(141)
Exchange difference	(416)
At December 31, 2020	995,045

Accumulated amortization
At December 31, 2018	617,618
Amortization charged for the year	43,129
Exchange difference	55,087
As December 31, 2019	715,834
Amortization charged for the year	54,745
Disposals	(141)
Exchange difference	1,199
As December 31, 2020	771,637

Net book value
At December 31, 2020	$223,408
At December 31, 2019	$253,452

11.	TRADE AND OTHER PAYABLES AND OTHER CURRENT LIABILITIES

	As of December 31,
	2020	2019
Trade accounts payable – third parties	$1,366,482	$1,400,504
Accrued salaries and bonus	140,321	29,386
Accrued customer claims, cash loss and shortage**	33,608	36,048
Trade and other payables	$1,540,411	$1,465,938

Output VAT	$114,877	$100,710
Accrued Expenses	375,815	931,457
Payroll Payable	560,051	624,453
Other Payables	198,363	238,493
Other current liabilities	$1,249,106	$1,895,113

**	Includes a provision for penalty for failure to meet certain performance indicators as stipulated in certain customer contracts for approximately $14,600 and $10,000 respectively.

12.	BORROWINGS FROM FINANCIAL INSTITUTIONS

	As of December 31,
	2020	2019
Current portion of long-term borrowings	$494,994	$1,969,666
Long-term borrowings	993,869	199,447
Borrowings from financial institutions	$1,488,863	$2,169,113

The Company maintains borrowings with one financial institution. The borrowings are used for working capital purposes to support its business operations in Thailand. For the year ended December 31, 2020, the Company borrowed five bank loans carrying interest at the rates of MLR minus 1%, MLR minus 1%, MLR minus 1%, 2%, 2%. For the year ended December 31, 2019, the Company maintained borrowings from two separate financial institutions. The borrowings carried interests at the rates of MLR (6.25%) minus 1% and BIBOR (6M) plus 3%, respectively. Borrowings are due to mature and repayable on Aug 31, 2021, November 31, 2021, June 30, 2023, May 31, 2022 and April 7, 2025. For the years ended December 31, 2020 and 2019, interest expense was $82,779 and $81,191, respectively.

As of December 31, 2020, the Company has unused bank overdraft availability of approximately $330,000 and unused trust receipts availability of approximately $1,700,000.

13.	SHORT-TERM BORROWINGS FROM THIRD PARTY

On April 29, 2018, Guardforce TH Group Company Limited entered into an agreement with Profit Raider Investment Limited (“Profit Raider”) to transfer the loan between Guardforce TH and the Company to Profit Raider. As a result, the Company recorded a short-term borrowing from a third party in the amount of $13.42 million bearing interest at 4% from April 30, 2019 to December 31, 2019 and 3.22% prior to April 30, 2019. The Company assumed an additional liability of approximately $576,000 which has been treated as an additional expense paid to the related party in 2018. The holding companies have guaranteed the short-term borrowings from Profit Raider which amount is due on December 31, 2020. Profit Raider became a 10% shareholder of the Company as a result of a share transfer transaction in March 2020 and therefore this borrowing is presented as a related party loan and the loan was extended to December 31, 2022 bearing interest at 4% (see Note 21).

For the years ended December 31, 2020 and 2019, interest expense was $579,039 (Note 21) and $293,827, respectively.

14.	FINANCE LEASE LIABILITIES

	As of December 31,
	2020	2019
Current portion	$632,105	$591,997
Non-current portion	1,023,366	1,658,096
Finance lease liabilities	$1,655,471	$2,250,093

For the years ended December 31, 2020 and 2019, interest expense was $98,405 and $135,708, respectively.

The minimum lease payments under finance lease agreements are as follows:

	As of December 31,
	2020	2019
Within 1 year	$701,796	$617,178
After 1 year but within 5 years	1,074,047	1,855,872
Less: Finance charges	(120,372)	(222,957)
Present value of finance lease liabilities, net	$1,655,471	$2,250,093

Finance leased assets comprise primarily vehicles and office equipment as follow:

	As of December 31,
	2020	2019
Cost	$3,172,647	$8,459,215
Less: Accumulated depreciation	(937,442)	(4,226,875)
Net book value	$2,235,205	$4,232,340

15.	TAXATION

Value added tax (“VAT”)

The Company is subject to a statutory VAT of 7% for services in Thailand. The output VAT is charged to customers who receive services from the Company and the input VAT is paid when the Company purchases goods and services from its vendors. The input VAT can be offset against the output VAT. The VAT payable is presented on the statements of financial position when input VAT is less than the output VAT. A recoverable balance is presented on the statements of financial position when input VAT is larger than the output VAT.

Income taxes

Cayman Islands

The Company is incorporated in the Cayman Islands. Under the current laws of the Cayman Islands, the Company is not subject to income or capital gains taxes. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands

The Company’s subsidiary incorporated in the BVI is not subject to taxation.

Hong Kong

The Company’s subsidiary incorporated in Hong Kong is subject to a corporate income tax rate of 16.5% on Hong Kong service income.

Thailand

The Company’s subsidiary incorporated in Thailand is subject to a corporate income tax rate of 20%.

Pre-tax loss, by jurisdiction, for the years ended December 31, 2020 and 2019 is as follows:

	For the years ended December 31,
	2020	2019
Cayman Islands	$(1,711,094)	$(714,196)
BVI	(12,345)	(6,945)
Hong Kong	(63,483)	(39,828)
Thailand	(1,112,496)	909,519
	$(2,899,418)	$148,550

The components of the income tax provision are:

	For the years ended December 31,
	2020	2019
Current income tax expense	$261,586	$-
Deferred income tax (benefit) expense	(18,749)	88,473
Total income tax expense	$242,837	$88,473

Reconciliation between the statutory tax rate to income before income taxes and the actual provision for income taxes is as follows:

	For the years ended December 31,
	2020	2019
Profit before income tax expense*	$864,207	$909,519
Thailand income tax statutory rate	20%	20%
Income tax at statutory tax rate	172,841	181,904
Permanent differences	69,996	(93,431)
Income tax expense	$242,837	$88,473

*	This amount represents assessable profit before income tax after adjustments for non-deductible and non-taxable expense items from the Thailand operating entity.

Deferred tax assets and liabilities are comprised of the following:

	As of December 31,
	2020	2019
Provision for employee benefits	$1,368,335	$1,287,959
Net operating loss carried forwards	1,105	134,869
Deferred tax assets	1,369,440	1,422,828

Less:
Deferred tax liabilities - finance leases	331,094	414,308
Deferred tax assets, net	$1,038,346	$1,008,520

16.	PROVISION FOR EMPLOYEE BENEFITS

The Company has a defined benefit plan based on the requirement of the Thailand Labor Protection Act B.E.2541 (1988) to provide retirement benefits to employees based on pensionable remuneration and length of service which are considered as unfunded. There were no plan assets set up and the Company will pay benefits when needed.

According to IAS 19 (Revised 2017), the use of Projected Unit Credit (PUC) Cost Method is required in order to determine the actuarial liability based on past service and expected future salary. Thus, the actuarially acceptable assumptions on salary scale are needed. Actuarial assumptions on other components of the benefit formulas are also required to measure the obligation such as demographic assumptions and financial assumptions. All of these assumptions are important because they are directly related to a possibility of actuarial gains and losses. Moreover, the obligations are measured on a discounted basis because they may be settled many years after the employees render the related service.

The following assumptions have been adopted for this actuarial valuation:

Demographic Assumptions:

1.	Mortality Table (Annual Death Rate): Male and Female Thai Mortality Ordinary Tables of 2017 (TMO 2017) which is the latest mortality table from the Office of Insurance Commission in Thailand.

2.	Annual Disability Rate: 5% of the Male and Female TMO 2017.

3.	Annual Voluntary Resignation: Age related rates as follows.

Age Group (Years)	Annual Voluntarily Resignation Rate of Direct Cost Staff	Annual Voluntarily Resignation Rate of Indirect Cost Staff
Below 31	18%	33%
31-40	8%	19%
41-50	6%	15%
Above 50	0%	0%

4.	Annual Forced Resignation: Age related rates as follows.

Age Group (Years)	Annual Forced Resignation Rate
Below 31	0%
31-40	0%
41-50	0%
Above 50	0%

Financial Assumptions:

1.	Discount Rate: Single weighted average discount rate is 1.26% per year based on the zero coupon yield rate of government bonds in Thailand from the Thai Bond Market Association (Thai BMA) as of December 31, 2020. Duration (or single weighted average remaining time to retire) is 12 years.

2.	Salary Increase Rate: 3.00% per year. The projected salary is calculated at the time of retirement or forced resignation.

3.	Taxes payable by the plan: The contributions are not a tax-deductible expense according to the Revenue Department in Thailand so there are no taxes payable by the plan

Movement in the present value of the defined benefit obligation:

	As of December 31,
	2020	2019
Defined benefit obligations at January 1,	$6,439,795	$5,619,337
Benefits paid during the year	(517,531)	(611,610)
Current service costs	770,934	691,767
Interest	96,019	145,589
Past service cost and gain (loss) on settlement	36,939	(68,898)
Actuarial loss	8,772	164,641
Exchange differences	6,745	498,969
Defined benefit obligations at December 31,	$6,841,673	$6,439,795

The following table presents the sensitivity analysis for each significant actuarial assumption with a variation of 1.0% in the assumptions as of the end of the reporting period:

December 31, 2020

Assumption	% Change (+) in Assumption	Liability	Amount Change in Liability	% Change in Liability	% Change (-) in Assumption	Liability	Amount Change in Liability	% Change in Liability
Discount Rate	1	$6,246,875	$(594,798)	-8.69	-1	$7,540,239	$698,566	10.21
Salary Increase Rate	1	7,303,544	461,871	6.75	-1	6,442,685	(398,988)	-5.83
Turnover Rate	1	6,515,632	(326,041)	-4.77	-1	6,990,881	149,208	2,18
Life Expectancy	+1 Year	6,860,711	19,038	0.28	-1 Year	6,822,778	(18,895)	-0.28

December 31, 2019

Assumption	% Change (+) in Assumption	Liability	Amount Change in Liability	% Change in Liability	% Change (-) in Assumption	Liability	Amount Change in Liability	% Change in Liability
Discount Rate	1	$5,877,653	$(562,142)	-8.73	-1	$7,098,037	$658,242	10.22
Salary Increase Rate	1	6,832,393	392,599	6.10	-1	6,098,352	(341,443)	-5.3
Turnover Rate	1	6,131,013	(308,782)	-4.79	-1	6,576,958	137,163	2.13
Life Expectancy	+1 Year	6,458,065	18,207	0.28	-1 Year	6,421,657	(18,137)	-0.28

Maturity profile of the defined benefit obligation as of December 31, are as follow:

Year	Defined Benefit Obligation
2021	$479,261
2022	$382,777
2023	$307,729
2024	$296,453
2025	$491,235
2026	$407,832
2027	$665,504
2028	$391,612
2029	$371,439
2030	$530,725
2031-2045	$16,658,962
>2045	$17,013,945

17.	SHAREHOLDERS’ EQUITY

As of December 31, 2019, 50,000,000 ordinary shares were issued at par value of $0.001, equivalent to share capital of $50,000. On February 5, 2020, the shareholders of the Company authorized an increase in the authorized share capital of the Company from 50,000,000 ordinary shares to 300,000,000 ordinary shares, by the creation of an additional 250,000,000 ordinary shares with a par value of $0.001. In March 2020, the Company issued 2,068,959 ordinary shares (see Note 18) at par value. Total ordinary shares issued as of December 31, 2020 was 52,068,959, equivalent to share capital of approximately $52,069. As of December 31, 2020 and 2019, subscription receivable for these shares was $50,000. During 2020, the Company recorded a capital distribution by the controlling shareholder for approximately $380,000, representing the amount of related party receivable / loan written off.

18.	STOCK-BASED COMPENSATION

On December 16, 2019, the Company entered into an agreement and plan of merger (the “Merger Agreement”) with VCAB Eight Corporation, a Texas corporation (“VCAB”), pursuant to which, subject to certain preconditions being satisfied, it was agreed that VCAB would merge with and into the Company. The main objective of the Merger was to increase the Company’s shareholder base to, among other things, assist the Company in satisfying the listing standards of a national security exchange in the United States. The Merger was completed effective on March 10, 2020, and the separate existence of VCAB ceased on that date. As consideration for the Merger, the Company agreed to issue an aggregate of 2,631,579 shares of capital stock (“Plan Shares’) to VCAB’s claim holders. As of the date of this report, the Company has issued, 2,068,959 of the Plan Shares to approximately 670 designated and Bankruptcy Court approved claim holders. In April 2021, the Company issued the remaining 562,620 Plan Shares to additional claim holders upon their approval by the Bankruptcy Court. Following the completion of this process, the Company has approximately 1,300 holders of its outstanding ordinary shares. The Company recorded the fair value of the shares in connection to the 2,631,579 shares issued in the merger transaction of $18,826 as stock-based compensation expense.

On January 8, 2020, Guardforce AI Service Ltd. entered into agreements with and transferred 2,500,000 shares each, totaling 5,000,000 of the Company’s ordinary shares, to, Mr. Terence Wing Khai Yap, the Company’s Chairman and Ms. Lei Wang, the Company’s Chief Executive officer. The shares, deemed as issuances by the Company, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as the Company’s Chairman and Chief Executive Officer, respectively. The Company accounted for these transfers as stock-based compensation expenses; the aggregate charge was $46,341, representing the fair value of the shared being transferred.

On March 13, 2020, the Company’s Board of Directors approved the transfer of 5,000,000 ordinary shares of Guardforce AI Co. Limited from Guardforce AI Technology to Profit Raider Investments Limited (“Profit Raider”) to fulfil a short-term borrowing transaction (Note 13). This transfer is deemed an issuance by the Company and the Company recorded a charge of stock-based compensation expense of $35,769.

19.	ADMINISTRATIVE EXPENSES

	For the years ended December 31,
	2020	2019
Staff expense	$2,759,505	$2,201,515
Rental expense	702,664	547,513
Depreciation and amortization expense	167,380	153,316
Utilities expense	120,236	131,810
Travelling and entertainment expense	138,707	108,021
Professional fees	932,891	391,273
Repairs and maintenance	70,443	104,813
Employee benefits	548,628	358,287
Other service fees	273,333	282,322
Other expenses**	960,685	474,696
	$6,674,472	$4,753,566

**	Other expenses mainly comprised of stock-based compensation, office expenses, stamp duties, training costs, etc.

20.	LEGAL RESERVE

Under the provisions of the Civil and Commercial Code, GF Cash (CIT) is required to set aside as a legal reserve at least 5% of the profits arising from the business of the Company at each dividend distribution until the reserve is at least 10% of the registered share capital. The legal reserve is non-distributable. The Company reserve has met the legal reserve requirement of $223,500 as of December 31, 2020 and 2019.

21.	RELATED PARTY TRANSACTIONS

The table below sets forth the major related parties and their relationships with the Company as of December 31, 2020:

Name of related parties	Relationship with the Company
Tu Jingyi (“Mr. Tu”)	Controlling shareholder
Long Top Limited	Mr. Tu’s father is the majority shareholder
Guardforce TH Group Company Limited	Mr. Tu’s father is the majority shareholder
Guardforce Security (Thailand) Company Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Bangkok Bank Public Company Limited	Minority shareholder
Shenzhen Junwei Investment Development Company Limited	Minority shareholder
Guardforce Aviation Security Company Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Guardforce 3 Limited	Mr. Tu’s father is the majority shareholder
Guardforce Group Limited	Controlled by Mr. Tu’s father
Guardforce AI Technology Limited	Holding Company
Guardforce AI Service Limited	Holding Company
Profit Raider Investment Limited	10% shareholder effective March 2020
Shenzhen Douguaer Investment Partnership	Ultimately controlled by Mr. Tu
Guardforce Holdings (HK) Limited	Controlled by Mr. Tu’s father
Guardforce Limited	Mr. Tu’s father is the majority shareholder of its ultimate holding company
Shenzhen Intelligent Guardforce Robot Technology Co., Limited	Controlled by Mr. Tu
Perfekt Technology & System Co., Ltd.	Mr. Tu’s father is the majority shareholder of its ultimate holding company

The principal related party balances and transactions as of and for the years ended December 31, 2020 and 2019 are as follows:

Amounts due from related parties:

		As of December 31,
		2020	2019
Guardforce Group Limited	(a)	$-	$11,966
Guardforce TH Group Company Limited	(a)	6,026	92,078
Guardforce AI Technology Limited	(a)	-	850
Guardforce AI Service Limited	(a)	-	850
Bangkok Bank Public Company Limited	(b)	443	-
Guardforce Limited	(c)	20,647	-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited	(d)	346,152	-
		$373,268	$105,744

(a)	Amounts due from Guardforce Group Limited, Guardforce TH Group Company Limited, Guardforce AI Technology Limited and Guardforce AI Service Limited were business advances for operational purposes. In May 2020, the company wrote off approximately $80,000 of amount due from Guardforce TH Group Company Limited. The write off is recorded as a capital distribution.

(b)	Amounts due from Bangkok Bank Public Company Limited represents trade receivables for service provided by the Company.

(c)	Amounts due from Guardforce Limited represents primarily trade receivables for the sale of robots. The balance was fully settled in January 2021.

(d)	Amounts due from Shenzhen Intelligent Guardforce Robot Technology Co., Limited comprised of $187,665 advance to suppliers for the purchase of robots and $158,487 commission receivable.

Long-term loan to related party:

	As of December 31,
	2020	2019
Long Top Limited	$-	$315,173

On April 27, 2018, the Company made a long term loan to Long Top Limited with an interest of 3%. The loan was due on December 31, 2019 and it was further extended to December 31, 2021. All interest and principal are due on the same date. On January 1, 2020, the Company wrote off the outstanding loan to Long Top Limited of approximately $300,000. The write off is recorded as a capital distribution.

Amounts due to related parties:

		As of December 31,
		2020	2019
Tu Jingyi	(b)	$88,047	$67,139
Shenzhen Junwei Investment Development Company Limited	(a)	225,085	224,766
Guardforce 3 Limited	(a)	-	5,751
Shenzhen Douguaer Investment Partnership	(a)	-	1,728
Guardforce Holdings (HK) Limited	(c)	156,782	-
Profit Raider Investment Limited	(b)	1,136,664	-
Guardforce Aviation Security Company Limited	(d)	1,224	-
Guardforce Security (Thailand) Company Limited	(d)	62,667	-
		$1,670,469	$299,384

(a)	Amounts due to Shenzhen Junwei Investment Development Company Limited, Guardforce 3 Limited and Shenzhen Douguaer Investment Partnership represent non-interest bearing advances from related parties. In May 2020, the amount due to Guardforce 3 Limited was forgiven.

(b)	Amounts due to Tu Jingyi and Profit Raider Investment Limited represented interest accrued on the respective loans.

(c)	Amounts due to Guardforce Holdings (HK) Limited comprised of $99,998 advances made and $56,784 accrued interests on the loans.

(d)	Amounts due to Guardforce Aviation Security Company Limited and Guardforce Security (Thailand) Company Limited represent accounts payable for services provided by related parties.

Short-term borrowings from related parties:

		As of December 31,
		2020	2019
Guardforce Holdings (HK) Limited	(a)	$-	$1,499,998
Tu Jingyi	(b)	-	1,437,303
		$-	$2,937,301

Long-term borrowings from related parties:

		As of December 31,
		2020	2019
Guardforce Holdings (HK) Limited	(a)	$4,140,500	$-
Tu Jingyi	(b)	1,437,303	-
Profit Raider Investment Limited	(c)	13,508,009	-
		$19,085,812	$-

(a)	On December 31, 2019, the Company entered into an agreement with Guardforce Holdings (HK) Limited whereby Guardforce Holdings (HK) Limited loaned $1,499,998 to the Company. The loan is unsecured and it bears an interest rate of 3%. The loan was initially due on December 31, 2020. During the year ended December 31, 2020, the Company repaid $507,998 to partially settle the principal. The loan was extended to December 22, 2022 bearing interest rate at 2%. For the years ended December 31, 2020 and 2019, interest expense on this loan was $19,840 and $123, respectively.

On April 17, 2020, the Company borrowed $2,735,000. The loan is unsecured and bears an interest rate at 2%. The loan is due on April 16, 2023. For the year ended December 31, 2020, interest expense on this loan was $34,187.

On September 9, 2020, the Company borrowed $413,500. The loan is unsecured and it bears interest at 2%. The loan is due on September 8, 2023. For the year ended December 31, 2020, interest expense on this loan was $2,757.

(b)	On September 1, 2018, the Company entered into an agreement with Mr. Tu Jingyi whereby he lent $1,437,303 (RMB10 million) to the Company. The loan is unsecured with an interest at 3%. The loan was expired on August 31, 2019, which was extended to August 31, 2020. On September 1, 2020, the Company further extended the loan to August 31, 2022 with an interest rate at 1.5%. For the years ended December 31, 2020 and 2019, interest expense on this loan was $35,933 and approximately $38,000, respectively.

(c)	As of December 31, 2019, the loan from Profit Raider Investment Limited (“Profit Raider”) was presented as short-term borrowings from a third party (Note 13). On March 11, 2020, the Company entered into a second supplemental agreement to the loan agreement with Profit Raider Investment Limited, to extend the due date of the loan to December 31, 2020. The outstanding principal amount due was $13,508,009 and the amount of interest accrued on the loan, calculated up to December 31, 2020 was $1,136,664.

On March 13, 2020, the Company’s Board of Directors approved the transfer of 5,000,000 ordinary shares of Guardforce AI Co. Limited from Guardforce AI Technology to Profit Raider Investments Limited (“Profit Raider”). As a result of this share transfer, Profit Raider is deemed an affiliate of the Company.

On December 31, 2020, the loan with Profit Raider was extended to December 31, 2022 with the same terms and conditions. For the year ended December 31, 2020 and 2019, interest expense was $579,039 and $293,827 (Note 13), respectively.

Related party transactions:

		For the years ended December 31,
	Nature	2020	2019
Service/ Products received from related parties:
Guardforce Security (Thailand) Company Limited	(a)	$714,625	$415,604
Guardforce Aviation Security Company Limited	(b)	13,190	4,219
Perfekt Technology & System Co., Ltd.	(c)	35,842	-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited – Purchases	(d)	1,584,873	-
Profit Raider Investment Limited	(e)	150,000	-
		$2,498,530	$419,823

Service/ Products delivered to related parties:
Bangkok Bank Public Company Limited	(f)	$9,726	$-
Shenzhen Intelligent Guardforce Robot Technology Co., Limited – Commission	(g)	158,487	-
Guardforce Limited – Sales	(h)	205,589	-
		$373,802	$-

Nature of transactions:

(a)	Guardforce Security (Thailand) Co.,Ltd. provided security guard services to the Company;

(b)	Guardforce Aviation Security Co.,Ltd. provided escort services to the Company;

(c)	Perfekt Technology & System Co., Ltd. provided security equipment to the Company;

(d)	The Company purchased robots from Shenzhen Intelligent Guardforce Robot Technology Co., Limited;

(e)	The Company paid $150,000 outstanding accrued interest to Profit Raider Investment Limited;

(f)	The Company provided CIT service to Bangkok Bank Public Company Limited;

(g)	Shenzhen Intelligent Guardforce Robot Technology Co., Limited shall pay commission to the Company for the robots purchased.

(h)	The Company sold robots to Guardforce Limited.

22.	COMMITMENTS AND CONTINGENCIES

Executives/directors agreements

The Company has several employment agreements with executives and directors with the latest expiring in 2024. All agreements provide for automatic renewal options with varying terms of one year or three years unless terminated by either party. Future payments for employment agreements as of December 31, are as follows:

Years ending December 31:	Amount
2021	$510,463
2022	358,951
2023	285,000
2024	1,538
Total minimum payment required	$1,155,952

Contracted expenditure commitments

The Company’s contracted expenditures commitments as of December 31, 2020 but not provided in the consolidated financial statements are as follows:

		Payments Due by Period
			Less than			More than
Contractual Obligations	Nature	Total	1 year	1-3 years	4-5 years	5 years
Service fee commitments	(a)	$1,039,515	$373,159	$666,356	$-	$-
Operating lease commitments	(b)	342,151	285,304	56,847	-	-
		$1,381,666	$658,463	$723,203	$-	$-

(a)	The Company has commitments to pay certain service fees to Stander Information Company Limited, as its service provider to provide technical services for operating systems, that comprise a monthly fixed amount and certain other fees as specified in the agreement.

(b)	The Company has leased various low value items with various lease terms.

Bank guarantees

As of December 31, 2020, the Company had commitments with banks for bank guarantees in favor of government agencies and others of approximately $3,164,000.

Litigation

As of the date of filing, the Company is a defendant in various labor related lawsuits totaling approximately $773,858 Management believes these cases are without merit and is confident that the Appeals Court will make the decision according to the consideration of the Court of First Instance and order the dismissal of such lawsuits. Therefore, no provision has been made for these liabilities in the financial statements.

23.	CONCENTRATIONS

The following table sets forth information as to each customer that accounted for 10% or more of the Company’s revenue for the years ended December 31, 2020 and 2019.

	For the years ended December 31,
	2020	% of revenue	2019	% of revenue
Company A	$10,237,481	27.2%	$10,314,869	26.7%
Company B	7,284,968	19.3%	7,032,721	18.2%
Company C	3,296,691	8.8%	4,143,091	10.7%
Company D	4,007,021	10.6%	2,831,833	7.3%
	$24,826,161	65.9%	$24,322,514	62.9%

Details of the customers which accounted for 10% or more of accounts receivable are as follows:

	As of December 31,
	2020	% account receivable	2019	% account receivable
Company A	$803,031	14.7%	$769,734	13.8%
Company B	708,165	12.9%	653,256	11.7%
Company C	584,928	10.7%	685,419	12.3%
Company D	1,215,095	22.2%	1,155,864	20.8%
	$3,311,219	60.5%	$3,264,273	58.6%

24.	SUBSEQUENT EVENTS

Subsequent events have been reviewed through the date the consolidated financial statements were issued and required no adjustments or disclosures other than the following:

On the February 4, 2021, the company announced the acquisition of a majority stake in information security consultants Handshake Networking Ltd (“Handshake”), a Hong Kong-based company specializing in penetration testing. A total of 131,105 shares were issued and valued at $2.50 per share in consideration for 51% of Handshake.

25.	CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The Company performed a test of its restricted net assets of the consolidated subsidiaries in accordance with the Securities and Exchange Commission’s Regulation S-X Rule 4-08 (e) (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial information of the parent company.

The subsidiaries did not pay any dividends to the Company for the periods presented. For the purpose of presenting parent-only financial information, the Company records its investment in its subsidiaries under the equity method of accounting. Such investment is presented on the separate condensed statement of financial position of the Company as “Investment in subsidiaries”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with IFRS have been condensed or omitted.

The parent Company did not have significant capital and other commitments, long-term obligations, or guarantees as of December 31, 2020 and 2019.

STATEMENTS OF FINANCIAL POSITION - PARENT COMPANY ONLY

	As of December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,030,340	$1,508,244
Other receivables	-	57,400
Investment in subsidiaries	1,823,463	2,147,265
Total assets	$2,853,803	$3,712,909

Liabilities and equity
Trade and other payables	$116,084	$1,014,593
Long-term borrowings from related company	4,947,400	1,437,303
Total liabilities	5,063,484	2,451,896

Equity
Ordinary Shares –Authorized 300,000,000 shares, par value $0.001 (2019: Authorized 50,000,000 shares)	52,069	50,000
Subscription receivable	(50,000)	(50,000)
Additional paid in capital	2,082,795	2,360,204
Legal reserve	223,500	223,500
Deficit	(4,722,294)	(1,596,270)
Accumulated other comprehensive income	204,249	273,579
Total equity	(2,209,681)	1,261,013
Total liabilities and equity	$2,853,803	$3,712,909

STATEMENTS OF PROFIT AND LOSS AND COMPREHENSIVE LOSS - PARENT COMPANY ONLY

	For the years ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Revenue	$-	$-
Cost of revenue	-	-
Gross margin	-	-

Administrative expenses	(1,519,150)	(656,176)
Loss from operations	(1,519,150)	(656,176)

Other income, net	9	-
Finance cost	(92,717)	(53,214)
Equity (loss) income from equity investments	(1,514,166)	763,425
Net (loss) profit for the year	(3,126,024)	54,035
Total comprehensive (loss) income for the year	$(3,126,024)	$54,035

STATEMENTS OF CASH FLOWS – PARENT COMPANY ONLY

	For the years ended December 31,
	2020	2019
	(Unaudited)	(Unaudited)
Operating activities
Net (loss) profit	$(3,126,024)	$54,035
Adjustments to reconcile net income to net cash provided by operating activities
Stock-based compensation	100,936	-
Equity (loss) income from equity investments	1,514,166	(763,425)
Changes in operating assets and liabilities:
Other receivables, net	57,400	332,599
Other payables	975,618	1,422,550
Net cash provided by operating activities	(477,904)	1,045,759

Net (decrease) increase in cash and cash equivalents, and restricted cash	(477,904)	1,045,759
Cash and cash equivalents at beginning of year	1,508,244	462,485
Cash and cash equivalents at end of year	$1,030,340	$1,508,244

$15,000,000 Units

GUARDFORCE AI CO., LIMITED

PROSPECTUS

EF HUTTON

division of Benchmark Investments, LLC

[    ], 2021

Through and including [    ], 2021 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Memorandum and Articles of Association permit indemnification in the absence of fraud or willful default of officers and directors for expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection therewith.

Our Articles of Association allow us to indemnify each of our current or former directors or officers and each individual who acts or acted at our request as a director or officer of another entity which the Company is or was a shareholder or creditor of, as well as their respective heirs and successors, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer, except as may be prohibited by Cayman Islands law.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

Upon our organization, on April 20, 2018, we issued 16,666,667 (post-consolidation) ordinary shares, this will be reduced from the 50,000,000 (pre-consolidation) ordinary shares to our founders and initial officers and directors, for a total purchase price of $50,000.

On December 16, 2019, we entered into the Merger Agreement with VCAB. Upon the closing of the Merger which became effective March 10, 2020, VCAB merged with and into the Company and the separate existence of VCAB ceased. Pursuant to the terms of the Merger Agreement, on or about March 10, 2020, we issued 689,653 (post-consolidation), this will be reduced from 2,068,959 (pre-consolidation) of the Plan Shares to approximately 670 designated and Bankruptcy Court approved Claim Holders. On March 19, 2021, we issued the remaining 187,524 (post-consolidation and subject to rounding of fractional shares), this will be reduced from 562,573 (pre-consolidation) Plan Shares to the Claim Holders. The 562,620 (pre-consolidation) ordinary shares indicated in our financial statements was reduced to 562,573 (pre-consolidation) due to rounding of fractional shares. In the aggregate, we have issued an aggregate of 877,177 (post-consolidation and subject to rounding of fractional shares) Plan Shares to VCAB’s holders of Class 5 Claims. We issued the Plan Shares in reliance on the exemption provided by Section 1145 of the United States Bankruptcy Code.

On January 8, 2020, Guardforce AI Service Ltd. entered into two agreements with, and transferred 833,334 (post-consolidation) ordinary shares each, this will be reduced from the 2,500,000 (pre-consolidation) ordinary shares, totaling 1,666,668 (post-consolidation) ordinary shares, this will be reduced from the 5,000,000 (pre-consolidation) ordinary shares, to, Mr. Terence Wing Khai Yap, our Chairman and Ms. Lei Wang, our Chief Executive officer. The shares, deemed as issuances by us, were transferred to Mr. Yap and Ms. Wang as compensation for serving in their roles as our Chairman and Chief Executive Officer, respectively.

On February 4, 2021, we entered into a purchase and sale agreement to acquire a 51% interest in Handshake in exchange for 43,702 (post-consolidation and subject to rounding of fractional shares) ordinary shares, this will be reduced from 131,105 (pre-consolidation) ordinary shares, valued at HK$2,550,000 ($327,763). This acquisition was completed on March 25, 2021. The restricted ordinary shares that we issued to the seller of his Handshake interest are subject to a two-year lockup and certain share claw back provisions as follows: (i) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 revenue target of HK$5,000,000 ($642,674); (ii) 25% of the issued shares must be returned to us if Handshake does not meet a 2021 net profit target of HK$200,000 ($25,707); (iii) 25% of the issued shares must be returned to us if Handshake does not meet a 2022 revenue target of HK$7,500,000 ($964,010); and (iv) the remaining 25% of the issued shares must be returned to us if Handshake does not meet a 2022 net profit target of HK$750,000 ($96,401).

No underwriters were involved in these issuances. We believe that, unless otherwise indicated, each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Memorandum of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registration Statement on Form 20-F filed on May 18, 2020)
3.2	Articles of Association of the Registrant (incorporated by reference to Exhibit 1.2 to the Registration Statement on Form 20-F filed on May 18, 2020)
3.3	Articles of Association of Guardforce AI Group Company Limited (incorporated by reference to Exhibit 1.3 to the Registration Statement on Form 20-F filed on May 18, 2020)
4.1*	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2*	Form of Warrant Agent Agreement between Guardforce AI Co., Limited and Vstock Transfer, LLC
4.3*	Form of Warrant
5.1*	Opinion of Conyers Dill & Pearman regarding the legality of the ordinary shares and the Representative’s Warrants
5.2*	Opinion of Bevilacqua PLLC regarding the enforceability of the underwriter warrants
5.3*	Opinion of Watson Farley & Williams (Thailand) Limited regarding certain Thai law matters
8.1*	Opinion of Conyers Dill & Pearman regarding certain Cayman Islands tax matters
8.2*	Opinion of Watson Farley & Williams (Thailand) Limited regarding certain Thai tax matters (included in Exhibit 5.3)
10.1	Loan Agreement, dated August 25, 2018, by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited (incorporated by reference to Exhibit 2(b).1 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.2	Supplemental Agreement, dated April 29, 2019, to Loan Agreement by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited dated August 25, 2018 (incorporated by reference to Exhibit 2(b).2 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.3	Second Supplemental Agreement, dated March 11, 2020, to Loan Agreement by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited dated August 25, 2018 (incorporated by reference to Exhibit 2(b).3 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.4	Memorandum of Understanding, dated March 2, 2020, between Guardforce Security (Thailand) Co. Ltd. and Guardforce Cash Solutions Security (Thailand) Company Limited (incorporated by reference to Exhibit 4.3 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.5	Lease Agreement, dated May 27, 2019, between Varin World Company Limited and Guardforce Cash Solutions Security (Thailand) Company Limited (incorporated by reference to Exhibit 4.4 to the Registration Statement on Form 20-F filed on May 18, 2020)
10.6	Third Supplemental Agreement, dated December 31, 2020, to Amended and Restated Loan Agreement by and between Guardforce Cash Solutions Security (Thailand) Company Limited and Profit Raider Investments Limited dated March 15, 2019, as supplemented (incorporated by reference to Exhibit 4.3 to the Annual Report on Form 20-F filed on April 29, 2021)
10.7	Sale and Purchase Agreement, dated February 4, 2021, between Quantum Infosec Inc. and the Registrant (incorporated by reference to Exhibit 4.4 to the Annual Report on Form 20-F filed on April 29, 2021)
10.8	Supplemental Agreement, dated February 4, 2021, between Quantum Infosec Inc. and the Registrant (incorporated by reference to Exhibit 4.5 to the Annual Report on Form 20-F filed on April 29, 2021)
10.9*	Form of Independent Director Agreement
10.10*	Form of Indemnification Agreement
14.1*	Code of Ethics and Business Conduct
21.1	List of Subsidiaries (incorporated by reference to Exhibit 8.1 to the Annual Report on Form 20-F filed on April 29, 2021)
23.1	Consent of Wei, Wei & Co., LLP
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23.3*	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
23.4*	Consent of Watson Farley & Williams (Thailand) Limited (included in Exhibits 5.3 and 8.2)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1*	Audit Committee Charter
99.2*	Compensation Committee Charter
99.3*	Nominating and Corporate Governance Committee Charter
99.4	Consent of Donald Duane Pangburn, dated July 19, 2021

*	To be filed by amendment.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bangkok, Thailand on the 20th day of July, 2021.

GUARDFORCE AI CO., LIMITED.

By:	/s/ Lei Wang
Name:	Lei Wang
Title:	Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Lei Wang and Terence Wing Kai Yap, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Lei Wang	Chief Executive Officer and Director	July 20, 2021
Lei Wang	(Principal Executive Officer)

/s/ Chung Chi Ng	Chief Financial Officer	July 20, 2021
Chung Chi Ng	(Principal Financial and Accounting Officer)

/s/ Terence Wing Kai Yap	Chairman of the Board	July 20, 2021
Terence Wing Kai Yap

/s/ Feng Dai	Director	July 20, 2021
Feng Dai

/s/ Jingyi Tu	Director	July 20, 2021
Jingyi Tu

/s/ Konki Lo	Director	July 20, 2021
Konki Lo

/s/ John Fletcher	Director	July 20, 2021
John Fletcher

/s/ David Ian Viccars	Director	July 20, 2021
David Ian Viccars

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Guardforce AI Co., Limited has signed this registration statement or amendment thereto in New York on July 20, 2021.

Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Ms. Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.